   As filed with the Securities and Exchange Commission on November 1, 1999.

                                                             File No. 333-83057

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549

                         PRE-EFFECTIVE AMENDMENT NO. 3
                                  TO FORM S-6

              FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933 OF
               SECURITIES OF UNIT INVESTMENT TRUSTS REGISTERED ON
                                  FORM N-8B-2

A.       Exact name of trust:  Separate Account VL I

B.       Name of depositor:  Hartford Life and Annuity Insurance Company

C.       Complete address of depositor's principal executive offices:

         P. O. Box 2999
         Hartford, CT  06104-2999

D.       Name and complete address of agent for service:

         Marianne O'Doherty, Esq.
         Hartford Life and Annuity Insurance Company
         P. O. Box 2999
         Hartford, CT  06104-2999

         It is proposed that this filing will become effective:

         ____ immediately upon filing pursuant to paragraph (b) of Rule 485 _X__ on November 1, 1999 pursuant to paragraph (b) of Rule 485
         ____ 60 days after filing pursuant to paragraph (a)(1) of Rule 485
         ____ on __________, 1999 pursuant to paragraph (a)(1) of Rule 485
         ____ this post-effective amendment designates a new effective date for a previously filed post-effective amendment.

E. Title and amount of securities being registered: Pursuant to Rule 24f-2 under the Investment Company Act of 1940, the Registrant has registered an indefinite amount of securities.

F. Proposed maximum aggregate offering price to the public of the securities being registered: Not yet determined.

G.       Amount of filing fee: Not applicable.

H. Approximate date of proposed public offering: As soon as practicable after the effective date of this registration statement.

                         RECONCILIATION AND TIE BETWEEN
                           FORM N-8B-2 AND PROSPECTUS

Item No. of Form N-8B-2                             Caption In Prospectus
-----------------------                             ---------------------
         1.                                 Cover Page
         2.                                 Cover Page
         3.                                 Not Applicable
         4.                                 Statement of Additional Information - Distribution of
                                            the Policies
         5.                                 About Us - Separate Account VL I
         6.                                 About Us - Separate Account VL I
         7.                                 Not required by Form S-6
         8.                                 Not required by Form S-6
         9.                                 Legal Proceedings
         10.                                About Us - Separate Account VL I; The Funds
         11.                                About Us - Separate Account VL I; The Funds
         12.                                About Us - The Funds
         13.                                Fee Table;  Charges and Deductions
         14.                                Premiums
         15.                                Premiums
         16.                                Premiums
         17.                                Making Withdrawals From Your Policy
         18.                                About Us - The Funds; Charges and Deductions
         19.                                Your Policy - Contract Rights
         20.                                Not Applicable
         21.                                Loans
         22.                                Not Applicable
         23.                                Not Applicable
         24.                                Not Applicable
         25.                                About Us - Hartford Life and Annuity Insurance Company
         26.                                Not Applicable
         27.                                About Us - Hartford Life and Annuity Insurance Company
         28.                                Statement of Additional Information - General
                                            Information and History
         29.                                About Us - Hartford Life and Annuity Insurance Company
         30.                                Not Applicable
         31.                                Not Applicable
         32.                                Not Applicable
         33.                                Not Applicable
         34.                                Not Applicable
         35.                                Statement of Additional Information - Distribution of
                                            the Policies
         36.                                Not required by Form S-6
         37.                                Not Applicable
         38.                                Statement of Additional Information - Distribution of
                                            the Policies
         39.                                Statement of Additional Information - Distribution of
                                            the Policies
         40.                                Not Applicable
         41.                                Statement of Additional Information - Distribution of
                                            the Policies
         42.                                Not Applicable

Item No. of Form N-8B-2                             Caption In Prospectus
-----------------------                             ---------------------
         43.                                Not Applicable
         44.                                Premiums
         45.                                Not Applicable
         46.                                Premiums; Making Withdrawals From Your Policy
         47.                                About Us - The Funds
         48.                                Cover Page; About Us - Hartford Life and Annuity
                                            Insurance Company
         49.                                Not Applicable
         50.                                About Us - Separate Account VL I
         51.                                Not Applicable
         52.                                About Us - The Funds
         53.                                Taxes
         54.                                Not Applicable
         55.                                Not Applicable
         56.                                Not Required by Form S-6
         57.                                Not Required by Form S-6
         58.                                Not Required by Form S-6
         59.                                Not Required by Form S-6

                                  PART A

STAG PROTECTOR VARIABLE UNIVERSAL LIFE
SEPARATE ACCOUNT VL I
HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
P.O. BOX 2999
HARTFORD, CT 06104-2999
TELEPHONE: (800) 231-5453                                     [LOGO]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

This prospectus describes information you should know before you purchase the Stag Protector Variable Universal Life insurance policy. Please read it carefully.

Stag Protector Variable Universal Life is a contract between you and Hartford Life and Annuity Insurance Company. You agree to make sufficient premium payments to us, and we agree to pay a death benefit to your beneficiary. The policy is a flexible premium variable universal life insurance policy. It is:

x Flexible premium, because you may add payments to your policy after the first payment.

x Variable, because the value of your life insurance policy will fluctuate with the performance of the investment options you select and the Fixed Account.
--------------------------------------------------------------------------------

The following Sub-Accounts are available under the policy:


                         Sub-Account                                         Purchases shares of:

  Hartford Advisers Fund Sub-Account                          Class IA of Hartford Advisers HLS Fund, Inc.
  Hartford Bond Fund Sub-Account                              Class IA of Hartford Bond HLS Fund, Inc.
  Hartford Capital Appreciation Fund Sub-Account              Class IA of Hartford Capital Appreciation HLS
                                                              Fund, Inc.
  Hartford Dividend and Growth Fund Sub-Account               Class IA of Hartford Dividend and Growth HLS
                                                              Fund, Inc.
  Hartford Growth and Income Fund Sub-Account                 Class IA of Hartford Growth and Income HLS Fund of
                                                              Hartford Series Fund, Inc.
  Hartford Index Fund Sub-Account                             Class IA of Hartford Index HLS Fund, Inc.
  Hartford International Advisers Fund Sub-Account            Class IA of Hartford International Advisers HLS
                                                              Fund, Inc.
  Hartford International Opportunities Fund Sub-Account       Class IA of Hartford International Opportunities
                                                              HLS Fund, Inc.
  Hartford MidCap Fund Sub-Account                            Class IA of Hartford MidCap HLS Fund, Inc.
  Hartford Mortgage Securities Fund Sub-Account               Class IA of Hartford Mortgage Securities HLS
                                                              Fund, Inc.
  Hartford Money Market Fund Sub-Account                      Class IA of Hartford Money Market HLS Fund, Inc.
  Hartford Small Company Fund Sub-Account                     Class IA of Hartford Small Company HLS Fund, Inc.
  Hartford Stock Fund Sub-Account                             Class IA of Hartford Stock HLS Fund, Inc.
  Putnam VT Asia Pacific Growth Fund Sub-Account              Class IA of Putnam VT Asia Pacific Growth Fund of
                                                              the Putnam Variable Trust
  Putnam VT Diversified Income Fund Sub-Account               Class IA of Putnam VT Diversified Income Fund of
                                                              Putnam Variable Trust
  Putnam VT Global Asset Allocation Fund Sub-Account          Class IA of Putnam VT Global Asset Allocation Fund
                                                              of Putnam Variable Trust
  Putnam VT Global Growth Fund Sub-Account                    Class IA of Putnam VT Global Growth Fund of Putnam
                                                              Variable Trust
  Putnam VT Growth and Income Fund Sub-Account                Class IA of Putnam VT Growth and Income Fund of
                                                              Putnam Variable Trust


                         Sub-Account                                         Purchases shares of:
  Putnam VT Health Sciences Fund Sub-Account                  Class IA of Putnam VT Health Sciences Fund of Putnam
                                                              Variable Trust
  Putnam VT High Yield Fund Sub-Account                       Class IA of Putnam VT High Yield Fund of Putnam
                                                              Variable Trust
  Putnam VT Income Fund Sub-Account                           Class IA of Putnam VT Income Fund of Putnam Variable
                                                              Trust
  Putnam VT International Growth Fund Sub-Account             Class IA of Putnam VT International Growth Fund of
                                                              Putnam Variable Trust
  Putnam VT International Growth and Income Fund Sub-Account  Class IA of Putnam VT International Growth and Income
                                                              Fund of Putnam Variable Trust
  Putnam VT International New Opportunities Fund Sub-Account  Class IA of Putnam VT International New Opportunities
                                                              Fund of Putnam Variable Trust
  Putnam VT Investors Fund Sub-Account                        Class IA of Putnam VT Investors Fund of Putnam
                                                              Variable Trust
  Putnam VT Money Market Fund Sub-Account                     Class IA of Putnam VT Money Market Fund of Putnam
                                                              Variable Trust
  Putnam VT New Opportunities Fund Sub-Account                Class IA of Putnam VT New Opportunities Fund of
                                                              Putnam Variable Trust
  Putnam VT New Value Fund Sub-Account                        Class IA of Putnam VT New Value Fund of Putnam
                                                              Variable Trust
  Putnam VT OTC & Emerging Growth Fund Sub-Account            Class IA of Putnam VT OTC & Emerging Growth Fund of
                                                              Putnam Variable Trust
  Putnam VT The George Putnam Fund of Boston Sub-Account      Class IA of Putnam VT The George Putnam Fund of
                                                              Boston of Putnam Variable Trust
  Putnam VT Utilities Growth and Income Fund Sub-Account      Class IA of Putnam VT Utilities Growth and Income
                                                              Fund of Putnam Variable Trust
  Putnam VT Vista Fund Sub-Account                            Class IA of Putnam VT Vista Fund of Putnam Variable
                                                              Trust
  Putnam VT Voyager Fund Sub-Account                          Class IA of Putnam VT Voyager Fund of Putnam Variable
                                                              Trust
  Fidelity VIP Equity-Income Portfolio Sub-Account            Fidelity VIP Equity-Income Portfolio of Variable
                                                              Insurance Products Fund
  Fidelity VIP Overseas Portfolio Sub-Account                 Fidelity VIP Overseas Portfolio of Variable Insurance
                                                              Products Fund
  Fidelity VIP II Asset Manager Portfolio Sub-Account         Fidelity VIP II Asset Manager Portfolio of Variable
                                                              Insurance Products Fund II

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The policy may not be available for sale in all states.

This Prospectus can also be obtained from the Securities and Exchange Commission's website (HTTP://WWW.SEC.GOV).

This life insurance policy IS NOT:

 -  a bank deposit or obligation

 -  federally insured

 -  endorsed by any bank or governmental agency
--------------------------------------------------------------------------------
PROSPECTUS DATED: NOVEMBER 1, 1999

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                    3
--------------------------------------------------------------------------------

Table of Contents

                                                                Page
----------------------------------------------------------------------
Summary of Benefits and Risks                                     5
----------------------------------------------------------------------
Fee Tables                                                        6
----------------------------------------------------------------------
About Us                                                          8
----------------------------------------------------------------------
  Hartford Life and Annuity Insurance Company                     8
----------------------------------------------------------------------
  Separate Account VL I                                           8
----------------------------------------------------------------------
  The Funds                                                       8
----------------------------------------------------------------------
  The Fixed Account                                              11
----------------------------------------------------------------------
Charges and Deductions                                           11
----------------------------------------------------------------------
  Deductions from Premium                                        11
----------------------------------------------------------------------
  Deductions from Account Value                                  11
----------------------------------------------------------------------
  Charges For the Funds                                          12
----------------------------------------------------------------------
Your Policy                                                      12
----------------------------------------------------------------------
  Contract Rights                                                12
----------------------------------------------------------------------
  Contract Limitations                                           13
----------------------------------------------------------------------
  Changes to Contract or Separate Account                        13
----------------------------------------------------------------------
  Other Benefits                                                 13
----------------------------------------------------------------------
  Class of Purchasers                                            14
----------------------------------------------------------------------
Premiums                                                         15
----------------------------------------------------------------------
Death Benefits and Policy Values                                 16
----------------------------------------------------------------------
Making Withdrawals From Your Policy                              17
----------------------------------------------------------------------
Loans                                                            17
----------------------------------------------------------------------
Lapse and Reinstatement                                          18
----------------------------------------------------------------------
Taxes                                                            19
----------------------------------------------------------------------
  General                                                        19
----------------------------------------------------------------------
  Taxation of Hartford and the Separate Account                  19
----------------------------------------------------------------------
  Income Taxation of Policy Benefits -- Generally                19
----------------------------------------------------------------------
  Modified Endowment Contracts                                   20
----------------------------------------------------------------------
  Estate and Generation Skipping Taxes                           20
----------------------------------------------------------------------
  Diversification Requirements                                   21
----------------------------------------------------------------------
  Ownership of the Assets in the Separate Account                21
----------------------------------------------------------------------
  Tax Deferral During Accumulation Period                        21
----------------------------------------------------------------------
  Life Insurance Purchased for Use in Split Dollar
   Arrangements                                                  22
----------------------------------------------------------------------
  Federal Income Tax Withholding                                 22
----------------------------------------------------------------------
  Non-Individual Ownership of Policies                           22
----------------------------------------------------------------------
  Other                                                          22
----------------------------------------------------------------------
  Life Insurance Purchases by Nonresident Aliens and Foreign
   Corporations                                                  22
----------------------------------------------------------------------

4                                    HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
--------------------------------------------------------------------------------

                                                                Page
----------------------------------------------------------------------
Legal Proceedings                                                22
----------------------------------------------------------------------
Other Matters                                                    22
----------------------------------------------------------------------
  Year 2000                                                      22
----------------------------------------------------------------------
Glossary of Special Terms                                        24
----------------------------------------------------------------------
Where You Can Find More Information                              25
----------------------------------------------------------------------
Statement of Additional Information
----------------------------------------------------------------------

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                    5
--------------------------------------------------------------------------------

Summary of Benefits and Risks

Benefits of Your Policy

Flexibility -- The policy is designed to be flexible to meet your specific life insurance needs. You have the flexibility to choose death benefit options, investment options, and premiums you pay.

Death Benefit -- While the policy is inforce and when the insured dies, we pay a death benefit to your beneficiary. You select one of three death benefit options:

 -  Level Option: The death benefit equals the current Face Amount.

 - Return of Account Value Option: The death benefit is the current Face Amount plus the Account Value of your policy.

 - Return of Premium Option: The death benefit is the current Face Amount plus the sum of premiums paid. However, it will be no more than the current Face Amount plus the Option C limit, which is currently $2.5 million.

The death benefit is reduced by any money you owe us, such as outstanding loans, loan interest, or unpaid charges. You may change your death benefit option under certain circumstances. You may increase or decrease the Face Amount on your policy under certain circumstances.

Investment Choices -- You may invest in up to 9 different investment choices within your policy, from a choice of 36 investment options and a Fixed Account. You may transfer money among your investment choices, subject to restrictions.

Premium Payments -- You have the flexibility to choose how you pay premiums. You can choose a planned premium when you purchase the policy. You may change your planned premium, subject to certain limitations.

Right to Examine Your Policy -- You have a limited right to return the policy for cancellation after purchase. See "Your Policy -- Contract Rights -- Right to Examine a Policy."

Surrender -- You may surrender your policy at any time prior to the maturity date for its Cash Surrender Value. (See "Risks of Your Policy," below).

Loans -- You may take a loan on the policy. The policy secures the loan.

Settlement Options -- You or your beneficiary may choose to receive the proceeds of the policy over a period of time by using one of several settlement options.

Optional Coverage -- You may add other coverages to your policy. See "Your Policy-Other Benefits."

What Does Your Premium Pay For?

Your premium pays for three things. It pays for insurance coverage, it acts as an investment in the Sub-Accounts, and it pays for sales loads and other charges.

Risks of Your Policy

Investment Performance -- The value of your policy will fluctuate with the performance of the investment options you choose. Your investment options may decline in value, or they may not perform to your expectations. Your policy values in the Sub-Accounts are not guaranteed.

Unsuitable for Short-Term Savings -- The policy is designed for long term financial planning. You should not purchase the policy if you will need the premium payment in a short time period.

Risk of Lapse -- Your policy could terminate if the value of the policy becomes too low to support the policy's monthly charges. If this occurs, we will notify you in writing. You will then have a 61-day grace period to pay additional amounts to prevent the policy from terminating.

Withdrawal Limitations -- One partial withdrawal is allowed each month. The minimum allowed is $500, and the maximum allowed is the Cash Surrender Value minus $1,000. Withdrawals will reduce your policy's death benefit, and may be subject to a surrender charge.

Transfer Limitations -- We reserve the right to limit the size of transfers and remaining balances, and to limit the number and frequency of transfers among your investment options and the Fixed Account.

Loans -- Taking a loan from your policy may increase the risk that your policy will lapse, will have a permanent effect on the policy's Account Value, and will reduce the death proceeds.

Adverse Tax Consequences -- You may be subject to income tax if you receive any loans, withdrawals or other amounts from the policy, and you may be subject to a 10% penalty tax. See "Taxes."

6                                    HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
--------------------------------------------------------------------------------

Fee Tables

The following tables describe the maximum fees and expenses that you will pay when buying, owning, and surrendering the policy. The first table describes the maximum fees and expenses that you will pay at the time that you buy the policy, surrender the policy, or transfer cash value between investment options. Your specific fees and charges are described on the specification page of your policy.

Transaction Fees

        Charge                When Charge is Deducted                  Amount Deducted
------------------------------------------------------------------------------------------------
Front-end sales load    When you pay premium.                Policy Years           Amount
                                                                Years 1 -20             8%*
                                                                Policy Years 20 +        6%*
------------------------------------------------------------------------------------------------
Tax Charge on Premium   When you pay premium.                A percent of premium which varies
Payments                                                     by your state and municipality of
                                                             residence. The range of tax charge
                                                             is generally between 0% and 4%.
                                                             This rate will change if your state
                                                             or municipality changes its tax
                                                             charges. It may change if you
                                                             change your state or municipality
                                                             of residence.
------------------------------------------------------------------------------------------------
Surrender Charge        When you surrender your policy.      The Surrender Charge varies based
                        When you make certain Face Amount    on the Insured's age, sex, and
                        decreases.                           insurance class on the date of
                        When you take certain withdrawals.   issue.
                                                             The initial charge will be at least
                                                             $2.09 per 1,000 of initial face
                                                             amount but will not exceed $50.60
                                                             per 1,000 of initial face amount.
------------------------------------------------------------------------------------------------
Face Amount Increase    Each month for 12 months beginning   The rate is a per $1,000 amount
Fee                     on the effective date of any         that varies by attained age of the
                        unscheduled increase in Face Amount  Insured.
                        you request.                         The monthly fee will be at least
                                                             $.17 per 1,000 of increase but will
                                                             not exceed $.50 per 1,000 of
                                                             increase.
------------------------------------------------------------------------------------------------
Transfer Fees           When you make a transfer after the   $25 per transfer.
                        first transfer in any month.
------------------------------------------------------------------------------------------------
Withdrawal Charge       When you take a withdrawal.          $10 per withdrawal.

                            Policies from Which Charge is
        Charge                        Deducted
----------------------
Front-end sales load                     All
----------------------
Tax Charge on Premium                    All
Payments
----------------------
Surrender Charge        Policies surrendered during the first
                        nine policy years.
                        Policies where the Face Amount is
                        reduced below the initial Face Amount
                        during the first nine policy years.
----------------------
Face Amount Increase    Policies where the owner has made an
Fee                     unscheduled increase.
----------------------
Transfer Fees           Those policies with more than one
                        transfer per month.
----------------------
Withdrawal Charge       Those policies where the owner has
                        made a withdrawal.

The next table describes the maximum fees and expenses that you will pay periodically during the time that you own the policy, not including Fund fees and expenses.

Annual Charges Other Than Fund Operating Expenses

        Charge                When Charge is Deducted                  Amount Deducted
------------------------------------------------------------------------------------------------
Cost of Insurance       Monthly.                             The charge is the maximum cost of
Charges                                                      insurance rate times the net amount
                                                             at risk. Maximum cost of insurance
                                                             rates are individualized, depending
                                                             on issue age, sex, insurance class,
                                                             Initial Face Amount, substandard
                                                             rating, and age of policy.
                                                             The maximum monthly coi's for
                                                             unrated individuals ranges from a
                                                             minimum of $.0143 per 1,000 per
                                                             month to a maximum of $83.333 per
                                                             1,000 per month.
------------------------------------------------------------------------------------------------
Mortality and Expense   Monthly.                             Per the Sub-Account accumulated
Risk Charge                                                  value:
                                                             - 1/12 of 0.75% per month for
                                                             policy years 1-10.
                                                             - 1/12 of 0.50% per month after the
                                                               10th policy year.
                                                             Per $1000 of initial Face Amount
                                                             during the first 10 policy years:
                                                             - individualized based on insured's
                                                             initial Face Amount, issue age,
                                                               sex, insurance class.
                                                             The monthly charge will be at least
                                                             $.0458 per 1,000 of initial face
                                                             amount but will not exceed $.6917
                                                             per 1,000 of initial face amount.
------------------------------------------------------------------------------------------------
Administrative Charge   Monthly.                                             $10
------------------------------------------------------------------------------------------------
Rider Charges           Monthly.                             Individualized based on optional
                                                             rider selected.

                            Policies from Which Charge is
        Charge                        Deducted
----------------------
Cost of Insurance                        All
Charges
----------------------
Mortality and Expense                    All
Risk Charge
----------------------
Administrative Charge                    All
----------------------
Rider Charges           Only those policies with benefits
                        provided by rider.

* In Oregon, the maximum is 10% in years 1-20 and 8% thereafter.

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                    7
--------------------------------------------------------------------------------

The next table is an example of the Fund fees and expenses that you will pay periodically during the time that you own the policy. The table shows the actual annual fees and expenses charged by the Funds for the year ended December 31, 1998. More detail concerning each Fund's fees and expenses is contained in the prospectus for each Fund.

Annual Fund Operating Expenses

                                                                                                   Total Fund
                                                                Management Fees      Other     Operating Expenses
                                                              (including waivers)   Expenses   (including waivers)
------------------------------------------------------------------------------------------------------------------
Fidelity VIP Equity-Income Portfolio                                0.48%            0.09%           0.57%
------------------------------------------------------------------------------------------------------------------
Fidelity VIP II Asset Manager Portfolio                             0.53%            0.10%           0.63%
------------------------------------------------------------------------------------------------------------------
Fidelity VIP Overseas Portfolio                                     0.72%            0.17%           0.89%
------------------------------------------------------------------------------------------------------------------
Hartford Advisers HLS Fund                                          0.62%            0.02%           0.63%
------------------------------------------------------------------------------------------------------------------
Hartford Bond HLS Fund                                              0.48%            0.02%           0.50%
------------------------------------------------------------------------------------------------------------------
Hartford Capital Appreciation HLS Fund                              0.62%            0.02%           0.64%
------------------------------------------------------------------------------------------------------------------
Hartford Dividend & Growth HLS Fund                                 0.64%            0.02%           0.66%
------------------------------------------------------------------------------------------------------------------
Hartford Growth and Income HLS Fund                                 0.77%            0.04%           0.81%
------------------------------------------------------------------------------------------------------------------
Hartford Index HLS Fund                                             0.38%            0.02%           0.40%
------------------------------------------------------------------------------------------------------------------
Hartford International Advisers HLS Fund                            0.76%            0.11%           0.86%
------------------------------------------------------------------------------------------------------------------
Hartford International Opportunities HLS Fund                       0.68%            0.09%           0.77%
------------------------------------------------------------------------------------------------------------------
Hartford MidCap HLS Fund                                            0.76%            0.03%           0.79%
------------------------------------------------------------------------------------------------------------------
Hartford Money Market HLS Fund                                      0.43%            0.02%           0.45%
------------------------------------------------------------------------------------------------------------------
Hartford Mortgage Securities HLS Fund                               0.43%            0.03%           0.46%
------------------------------------------------------------------------------------------------------------------
Hartford Small Company HLS Fund                                     0.75%            0.02%           0.77%
------------------------------------------------------------------------------------------------------------------
Hartford Stock HLS Fund                                             0.44%            0.02%           0.46%
------------------------------------------------------------------------------------------------------------------
Putnam VT Asia Pacific Growth Fund                                  0.80%            0.32%           1.12%
------------------------------------------------------------------------------------------------------------------
Putnam VT Diversified Income Fund                                   0.67%            0.11%           0.78%
------------------------------------------------------------------------------------------------------------------
Putnam VT Global Asset Allocation Fund                              0.65%            0.13%           0.78%
------------------------------------------------------------------------------------------------------------------
Putnam VT Global Growth Fund                                        0.60%            0.12%           0.72%
------------------------------------------------------------------------------------------------------------------
Putnam VT Growth and Income Fund                                    0.46%            0.04%           0.50%
------------------------------------------------------------------------------------------------------------------
Putnam VT Health Sciences Fund                                      0.40%            0.21%           0.61%
------------------------------------------------------------------------------------------------------------------
Putnam VT High Yield Fund                                           0.64%            0.07%           0.71%
------------------------------------------------------------------------------------------------------------------
Putnam VT Income Fund                                               0.60%            0.07%           0.67%
------------------------------------------------------------------------------------------------------------------
Putnam VT International Growth Fund                                 0.80%            0.27%           1.07%
------------------------------------------------------------------------------------------------------------------
Putnam VT International Growth and Income Fund                      0.80%            0.19%           0.99%
------------------------------------------------------------------------------------------------------------------
Putnam VT International New Opportunities Fund                      1.18%            0.42%           1.60%
------------------------------------------------------------------------------------------------------------------
Putnam VT Investors Fund                                            0.39%            0.18%           0.57%
------------------------------------------------------------------------------------------------------------------
Putnam VT Money Market Fund                                         0.45%            0.08%           0.53%
------------------------------------------------------------------------------------------------------------------
Putnam VT New Opportunities Fund                                    0.56%            0.05%           0.61%
------------------------------------------------------------------------------------------------------------------
Putnam VT New Value Fund                                            0.70%            0.11%           0.81%
------------------------------------------------------------------------------------------------------------------
Putnam VT OTC & Emerging Growth Fund                                0.00%            0.60%           0.60%
------------------------------------------------------------------------------------------------------------------
Putnam VT The George Putnam Fund of Boston                          0.16%            0.41%           0.57%
------------------------------------------------------------------------------------------------------------------
Putnam VT Utilities Growth and Income Fund                          0.65%            0.07%           0.72%
------------------------------------------------------------------------------------------------------------------
Putnam VT Vista Fund                                                0.65%            0.12%           0.77%
------------------------------------------------------------------------------------------------------------------
Putnam VT Voyager Fund                                              0.54%            0.04%           0.58%
------------------------------------------------------------------------------------------------------------------

8                                    HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
--------------------------------------------------------------------------------

About Us

Hartford Life and Annuity Insurance Company

Hartford Life and Annuity Insurance Company is a stock life insurance company engaged in the business of writing life insurance and annuities, both individual and group, in all states of the United States, the District of Columbia and Puerto Rico, except New York. On January 1, 1998, Hartford's name changed from ITT Hartford Life and Annuity Insurance Company to Hartford Life and Annuity Insurance Company. We were originally incorporated under the laws of Wisconsin on January 9, 1956, and subsequently redomiciled to Connecticut. Our offices are located in Simsbury, Connecticut; however, our mailing address is P.O. Box 2999, Hartford, CT 06104-2999. We are ultimately controlled by The Hartford Financial Services Group, Inc., one of the largest financial service providers in the United States.

                               Hartford's Ratings

                      Effective Date
   Rating Agency        of Rating       Rating         Basis of Rating
----------------------------------------------------------------------------
A.M. Best and
Company, Inc.              1/1/99         A+      Financial performance
----------------------------------------------------------------------------
Standard & Poor's          6/1/98        AA       Insurer financial strength
----------------------------------------------------------------------------
Duff & Phelps            12/21/98        AA+      Claims paying ability
----------------------------------------------------------------------------

Separate Account VL I

The Sub-Accounts are subdivisions of our separate account, called Separate Account VL I. The Separate Account exists to keep your life insurance policy assets separate from our company assets. As such, the investment performance of the Separate Account is independent from the investment performance of Hartford's other assets. Hartford's other assets are utilized to pay you insurance obligations under the policy. Your assets in the Separate Account are held exclusively for your benefit and may not be used for any other liability of Hartford. Separate Account VL I was established on June 8, 1995 under the laws of Connecticut.

The Funds

The Sub-Accounts of the Separate Account purchase shares of mutual funds set up exclusively for variable annuity and variable life insurance products. These funds are not the same mutual funds that you buy through your stockbroker or through a retail mutual fund, but they may have similar investment strategies and the same portfolio managers as retail mutual funds. You choose the Sub-Accounts that meet your investment style.

We do not guarantee the investment results of any of the underlying Funds. Since each underlying Fund has different investment objectives, each is subject to different risks. These risks and the Funds' expenses are described in the prospectuses for the Funds, which are attached to this Prospectus, and the Funds' Statements of Additional Information, which may be ordered from us. You should read the following investment objectives and the prospectuses for each of the Funds listed below for detailed information about each Fund before investing. All Funds may not be available in all states.

You may also allocate some or all of your premium payments to the "Fixed Account," which pays a declared interest rate. See "The Fixed Account."

Hartford Advisers HLS Fund -- Seeks maximum long-term total rate of return by investing in common stocks and other equity securities, bonds and other debt securities, and money market instruments. Sub-advised by Wellington Management.

Hartford Bond HLS Fund -- Seeks maximum current income consistent with preservation of capital by investing primarily in investment grade fixed-income securities. Up to 20% of the total assets of this Fund may be invested in debt securities rated in the highest category below investment grade ("Ba" by Moody's Investor Services, Inc. or "BB" by Standard & Poor's) or, if unrated, are determined to be of comparable quality by the Fund's investment adviser. Securities rated below investment grade are commonly referred to as "high yield-high risk securities" or "junk bonds." For more information concerning the risks associated with investing in such securities, please refer to the section in the accompanying prospectus for the Funds entitled "Hartford Bond HLS
Fund, Inc." Sub-advised by HIMCO.

Hartford Capital Appreciation HLS Fund -- Seeks growth of capital by investing in equity securities selected solely on the basis of potential for capital appreciation. Sub-advised by Wellington Management.

Hartford Dividend and Growth HLS Fund -- Seeks a high level of current income consistent with growth of capital by investing primarily in dividend paying equity securities. Sub-advised by Wellington Management.

Hartford Growth and Income HLS Fund -- Seeks growth of capital and current income by investing primarily in equity securities with earnings growth potential and steady or rising dividends. Sub-advised by Wellington Management.

Hartford Index HLS Fund -- Seeks to provide investment results which approximate the price and yield performance of publicly-traded common stocks in the aggregate, as represented by the Standard & Poor's 500 Composite Stock Price Index.* Sub-advised by HIMCO.

Hartford International Advisers HLS Fund -- Seeks maximum long-term total return by investing in a portfolio of equity, debt and money market securities. Securities in which the Fund invests primarily will be denominated in non-U.S. currencies and

* "Standard & Poor's-Registered Trademark-," "S&P-Registered Trademark-," "S&P 500-Registered Trademark-," "Standard & Poor's 500," and "500" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Hartford Life and Annuity Insurance Company. The Hartford Index Fund, Inc. ("Index Fund") is not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of investing in the Index Fund.
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HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                    9
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will be traded in non-U.S. markets. Sub-advised by Wellington Management.

Hartford International Opportunities HLS Fund -- Seeks growth of capital by investing primarily in equity securities issued by non-U.S. companies. Sub-advised by Wellington Management.

Hartford MidCap HLS Fund -- Seeks to achieve long-term capital growth through capital appreciation by investing primarily in equity securities of companies with market capitalizations within the range represented by the Standard & Poor's MidCap 400 Index. Sub-advised by Wellington Management.

Hartford Money Market HLS Fund -- Seeks maximum current income consistent with liquidity and preservation of capital. Sub-advised by HIMCO.

Hartford Mortgage Securities HLS Fund -- Seeks maximum current income consistent with safety of principal and maintenance of liquidity by investing primarily in mortgage-related securities, including securities issued by the Government National Mortgage Association. Sub-advised by HIMCO.

Hartford Small Company HLS Fund -- Seeks growth of capital by investing primarily in equity securities within a range represented by the Russell 2000 Index selected on the basis of potential for capital appreciation. Sub-advised by Wellington Management.

Hartford Stock HLS Fund -- Seeks long-term growth of capital by investing primarily in equity securities. Sub-advised by Wellington Management.

Putnam VT Asia Pacific Growth Fund -- Seeks capital appreciation by investing primarily in securities of companies located in Asia and in the Pacific Basin. The fund's investments will normally include common stocks, preferred stocks, securities convertible into common stocks or preferred stocks, and warrants to purchase common stocks or preferred stocks.

Putnam VT Diversified Income Fund -- Seeks high current income consistent with capital preservation by investing in the following three sectors of the fixed income securities markets: a U.S. Government and Investment Grade Sector, a High Yield Sector (which invests primarily in securities commonly known as "junk bonds"), and an International Sector. See the special considerations for investments in high yield securities described in the Fund prospectus.

Putnam VT The George Putnam Fund of Boston -- Seeks to provide a balanced investment composed of a well-diversified portfolio of stocks and bonds which will produce both capital growth and current income.

Putnam VT Global Asset Allocation Fund -- Seeks a high level of long-term total return consistent with preservation of capital by investing in U.S. equities, international equities, U.S. fixed income securities, and international fixed income securities.

Putnam VT Global Growth Fund -- Seeks capital appreciation through a globally diversified portfolio of common stocks.

Putnam VT Growth and Income Fund -- Seeks capital growth and current income by investing primarily in common stocks that offer potential for capital growth, current income, or both.

Putnam VT Health Sciences Fund -- Seeks capital appreciation by investing primarily in common stocks and other securities of companies in the health sciences industries.

Putnam VT High Yield Fund -- Seeks high current income and, when consistent with this objective, a secondary objective of capital growth, by investing primarily in high-yielding, lower-rated fixed income securities, constituting a portfolio which Putnam Management believes does not involve undue risk to income or principal. See the special considerations for investments in high yield securities described in the Fund prospectus.

Putnam VT Income Fund -- Seeks high current income consistent with what Putnam Management believes to be prudent risk. The Fund will normally invest mostly in bonds and other debt securities, and, to a lesser degree, in preferred stocks.

Putnam VT International Growth Fund -- Seeks capital appreciation by investing primarily in equity securities of companies located in a country other than the United States.

Putnam VT International Growth and Income Fund -- Seeks capital growth, and a secondary objective of high current income by investing primarily in common stocks that Putnam Management believes offer potential for capital growth and may, when consistent with its investment objectives, invest in common stocks that Putnam Management believes offer potential for current income. Under normal market conditions, the fund expects to invest substantially all of its assets in securities principally traded on markets outside the United States.

Putnam VT International New Opportunities Fund -- Seeks long term capital appreciation by investing in companies that have above-average growth prospects due to the fundamental growth of their market sector. Under normal market conditions, the fund expects to invest substantially all of its total assets, other than cash or short-term investments held pending investment, in common stocks, preferred stocks, convertible preferred stocks, convertible bonds and other equity securities principally traded in securities markets outside the United States.

Putnam VT Investors Fund -- Seeks long-term growth of capital and any increased income that results from this growth by investing primarily in common stocks that Putnam Management believes afford the best opportunity for capital growth over the long term.

Putnam VT Money Market Fund -- Seeks as high a rate of current income as Putnam Management believes is consistent with preservation of capital and maintenance of liquidity by investing in high-quality money market instruments.

Putnam VT New Opportunities Fund -- Seeks long-term capital appreciation by investing principally in common stocks of
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10                                   HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
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companies in sectors of the economy which Putnam Management believes possess above-average long-term growth potential.

Putnam VT New Value Fund -- Seeks long-term capital appreciation by investing primarily in common stocks that Putnam Management believes are undervalued at the time of purchase and have the potential for long-term capital appreciation.

Putnam VT OTC & Emerging Growth Fund -- Seeks capital appreciation by investing primarily in common stocks that Putnam Management believes have potential for capital appreciation significantly greater than that of market averages.

Putnam VT Utilities Growth and Income Fund -- Seeks capital growth and current income by concentrating its investments in debt and equity securities issued by companies in the public utilities industries.

Putnam VT Vista Fund -- Seeks capital appreciation by investing in a diversified portfolio of common stocks which Putnam Management believes have the potential for above-average capital appreciation.

Putnam VT Voyager Fund -- Seeks capital appreciation by investing primarily in common stocks of companies that Putnam Management believes have potential for capital appreciation that is significantly greater than that of market averages.

Fidelity VIP Equity-Income Portfolio -- Seeks reasonable income by investing primarily in income-producing equity securities. In choosing these securities, the Portfolio Manager will also consider the potential for capital appreciation. The Portfolio's goal is to achieve a yield which exceeds the composite yield on the securities comprising the Standard & Poor's Index 500.

In addition, the Portfolio may invest in high yield, lower-rated securities (commonly referred to as "junk bonds") which are subject to greater risk than investments in higher-rated securities. For a further discussion of lower-rated securities, see "Risks of Lower-Rated Debt Securities" in the Fidelity prospectus for this Portfolio.

Fidelity VIP Overseas Portfolio -- Seeks long-term growth of capital primarily through investments in foreign securities and provides a means for aggressive investors to diversify their own portfolios by participating in companies and economies outside of the United States.

International funds have increased economic and political risks as they are exposed to events and factors in the various world markets. These risks may be greater for funds that invest in emerging markets.

Fidelity VIP II Asset Manager Portfolio -- Seeks high total return with reduced risk over the long-term by allocating its assets among stocks, bonds and short-term money market instruments.

In addition, the Portfolio may invest in high yield, lower-rated securities (commonly referred to as "junk bonds") which are subject to greater risk than investments in higher-rated securities. For a further discussion of lower-rated securities, see "Risks of Lower-Rated Debt Securities" in the Fidelity prospectus for this Portfolio.

Investment Advisers -- HL Investment Advisors, LLC is investment adviser for the Hartford Funds. Wellington Management Company, LLP ("Wellington Management") is investment sub-adviser for Hartford Advisers HLS Fund, Inc., Hartford Capital Appreciation HLS Fund, Inc., Hartford Dividend and Growth HLS Fund, Inc., Hartford Growth and Income HLS Fund, Hartford International Advisers HLS Fund, Inc., Hartford International Opportunities HLS Fund, Inc., Hartford MidCap HLS Fund, Inc., Hartford Small Company HLS Fund, Inc., and Hartford Stock HLS Fund, Inc. The Hartford Investment Management Company, Inc. ("HIMCO") is investment sub-adviser for Hartford Bond HLS Fund, Inc., Hartford Index HLS Fund, Inc., Hartford Mortgage Securities HLS Fund, Inc., and Hartford Money Market HLS Fund, Inc. Each Hartford Fund, except for the Hartford Growth and Income HLS Fund, is a separate Maryland corporation registered with the Securities and Exchange Commission as an open-end management investment company. The Hartford Growth and Income HLS Fund is a diversified series of Hartford Series Fund, Inc., a Maryland corporation, also registered with the Securities and Exchange Commission as an open-end management investment company. The shares of each Fund have been divided into Class IA and Class IB. Only Class IA shares are available in this policy.

Putnam Investment Management, Inc. ("Putnam Management") serves as the investment manager for the Putnam Funds. Putnam Management is ultimately controlled by Marsh & McLennan Companies, Inc., a publicly owned holding company whose principal businesses are international insurance brokerage and employee benefit consulting.

Fidelity Management & Research Company is investment adviser for the Fidelity VIP Funds.

Mixed and Shared Funding -- Shares of the Funds may be sold to our other separate accounts and our insurance company affiliates or other unaffiliated insurance companies to serve as the underlying investment for both variable annuity contracts and variable life insurance policies, a practice known as "mixed and shared funding." As a result, there is a possibility that a material conflict may arise between the interests of policy owners, and of owners of other contracts whose contract values are allocated to one or more of these other separate accounts investing in any one of the Funds. In the event of any such material conflicts, we will consider what action may be appropriate, including removing the Fund from the Separate Account or replacing the Fund with another underlying fund. There are certain risks associated with mixed and shared funding, as disclosed in the prospectuses for the Funds.

Voting Rights -- For Sub-Accounts in which you have invested, we will notify you of shareholder's meetings of the Funds purchased by those Sub-Accounts. We will send you proxy materials and instructions for you to vote the shares held for
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HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                   11
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your benefit by those Sub-Accounts. We will arrange for the handling and tallying of proxies received from you or other policy owners. If you give no instructions, we will vote those shares in the same proportion as shares for which we received instructions.

The Fixed Account

You may allocate amounts to the Fixed Account. The Fixed Account is not a part of the Separate Account, but is a part of our general assets. As such, the Fixed Account (and this description of the Fixed Account) is not subject to the same securities laws as the Separate Account.

The Fixed Account credits at least 3.5% per year. We are not obligated to, but may, credit more than 3.5% per year. If we do, such rates are determined at our sole discretion. You assume the risk that, at any time, the Fixed Account may credit no more than 3.5%.

Charges and Deductions
--------------------------------------------------------------------------------

Deductions from Premium

Before your premium is allocated to the Sub-Accounts and/or the Fixed Account, we deduct a percentage from your premium for a sales load and a tax charge. The amount allocated after the deductions is called your Net Premium.

Front-End Sales Load -- We deduct a front-end sales load from each premium you pay. The current and maximum sales load in policy year 1 is 8%. The current sales load after policy year 1 is 4%. The maximum sales load is 8% in policy years 2 through 20 and 6% thereafter. In Oregon, the current and maximum sales load in policy year 1 is 10%. The current sales load in Oregon after policy year 1 is 6%. The maximum sales load in Oregon is 10% in policy years 2 through 20 and 8% thereafter.

Tax Charge -- We deduct a tax charge from each premium you pay. The tax charge covers taxes assessed against us by a state and/or other governmental entity. The range of such charge generally is between 0% and 4%.

Deductions from Account Value

Monthly Deduction Amounts -- Each month we will deduct an amount from your Account Value to pay for the benefits provided by your policy. This amount is called the Monthly Deduction Amount and equals the sum of:

(1) the charge for the cost of insurance;

(2) the monthly administrative charge;

(3) the mortality and expense risk charge;

(4) any Face Amount increase fee;

(5) the charges for additional benefits provided by rider, if any.

Cost of Insurance Charge -- The charge for the cost of insurance equals:

(i)  the cost of insurance rate per $1,000, multiplied by

(ii) the amount at risk, divided by

(iii) $1,000.

On any Monthly Activity Date, the amount at risk equals the Death Benefit less the Account Value on that date, prior to assessing the Monthly Deduction Amount.

Cost of insurance rates will be determined on each policy anniversary based on our future expectations of such factors as mortality, expenses, interest, persistency and taxes. The cost of insurance rates will not exceed those based on the 1980 Commissioners' Standard Ordinary Mortality Table (ALB), Male or Female, Nonsmoker or Smoker Table, age last birthday (unisex rates may be required in some states). A table of guaranteed cost of insurance rates per $1,000 will be included in your policy, however, we reserve the right to use rates less than those shown in the table. The maximum rates that can be charged are on page 3E of the contract. Substandard risks will be charged higher cost of insurance rates that will not exceed rates based on a multiple of 1980 Commissioners' Standard Ordinary Mortality Table (ALB), Male or Female, Nonsmoker or Smoker Table, age last birthday (unisex rates may be required in some states) plus any flat extra amount assessed. The multiple will be based on the insured's substandard rating.

Any changes in the cost of insurance rates will be made uniformly for all insureds of the same issue ages, sexes, risk classes and whose coverage has been in-force for the same length of time. No change in insurance class or cost will occur on account of deterioration of the insured's health.

Because your Account Value and death benefit may vary from month to month, the cost of insurance may also vary on each Monthly Activity Date. The cost of insurance depends on your policy's amount at risk. Items which may affect the amount at risk include the amount and timing of premium payments, investment performance, fees and charges assessed, rider charges, policy loans and changes to the Face Amount.

Monthly Administrative Charge -- We deduct a monthly administrative charge from your Account Value to compensate us for issue and administrative costs of the policy. The current monthly administrative charge is $7.50 for initial Face Amounts of $100,000 and above. The current charge for initial Face Amounts below $100,000 is $10 per month. The maximum administrative charge is $10 per month for all initial Face Amounts.

Mortality and Expense Risk Charge -- We deduct a mortality and expense risk charge each month from your Account Value. There are two components to the mortality and expense risk charge. Part of the charge is assessed according to your
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12                                   HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
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Account Value attributable to the Sub-Accounts, and the other part is assessed based on the initial Face Amount of your policy. The mortality and expense risk charge each month is equal to the sum of (a) and (b) where

(a) equals:

 (i) the monthly accumulated value mortality and expense risk rate; multiplied by

 (ii) the sum of your accumulated values in the Sub-Accounts on the Monthly Activity Date, prior to assessing the Monthly Deduction Amount.

and

(b) equals:

 (i) the monthly mortality and expense risk rate per $1,000; multiplied by

 (ii) the initial Face Amount; divided by

 (iii) $1,000.

During the first 10 years, the current and maximum accumulated value mortality and expense risk rate is 1/12 of 0.75% per month. Thereafter, the current rate is 1/12 of 0.25% per month and the maximum rate is 1/12 of .50% per month.

During the first 10 years, the Face Amount mortality and expense risk rate per $1,000 of initial Face Amount is individualized based on the Insured's initial Face Amount, issue age, sex, and insurance class. The charge is on page 3A of the contract. Thereafter, there is no charge.

The mortality and expense risk charge compensates us for mortality and expense risks assumed under the policies. The mortality risk assumed is that the cost of insurance charges are insufficient to meet actual claims. The expense risk assumed is that the expense incurred in issuing, distributing and administering the policies exceed the administrative charges and sales loads collected. Hartford may keep any difference between cost it incurs and the charges it collects.

Face Amount Increase Fee -- We deduct a dollar amount from your Account Value for an unscheduled increase of the Face Amount on your policy. We deduct the fee each month for twelve months after the increase. The fee is a per $1,000 amount that varies by the attained age of the Insured. The monthly increase per 1,000 is on page 3C of the contract.

Rider Charge -- If your policy includes riders, a charge applicable to the riders is made from the Account Value each month. The charge applicable to these riders is to compensate Hartford for the anticipated cost of providing these benefits and is specified on the applicable rider. The maximum charge for any rider chosen is shown on page 3 of the contract. For a description of the riders available, see "Your Policy -- Supplemental Benefits."

Surrender Charge -- During the first 9 policy years, surrender charges will be deducted from your Account Value if

- you surrender your policy;

- you decrease the Face Amount to an amount lower than it has ever been; or

- you take a withdrawal that causes the Face Amount to fall below the lowest previous Face Amount.

The amount of surrender charge is individualized based on the Insured's age, sex, and insurance class on the date of issue. The surrender charges by policy year are on page 3B of the contract. The charge compensates us for expenses incurred in issuing the policy and the recovery of acquisition costs. Hartford may keep any difference between cost it incurs and the charges it collects. For partial surrender charges applicable to a decrease in the Face Amount or withdrawal, see "Unscheduled Increases and Decreases in the Face Amount."

Charges For the Funds

The investment performance of each Fund reflects the management fee that the Fund pays to its investment manager as well as other operating expenses that the Fund incurs. Investment management fees are generally daily fees computed as a percentage of a Fund's average daily net assets as an annual rate. Please read the prospectus for each Fund for complete details.

Your Policy
--------------------------------------------------------------------------------

Contract Rights

Policy Owner, or "you" -- As long as your policy is in force, you may exercise all rights under the policy while the insured is alive and no beneficiary has been irrevocably named.

Beneficiary -- You name the beneficiary in your application for the policy. You may change the beneficiary (unless irrevocably named) while the insured is alive by notifying us in writing. If no beneficiary is living when the insured dies, the death benefit will be paid to you if living; or, otherwise, to your estate.

Assignment -- You may assign your policy. Until you notify us in writing, no assignment will be effective against us. We are not responsible for the validity of any assignment.

Statements -- We will send you a statement at least once each year, showing:

- the current Account Value, Cash Surrender Value and Face Amount;

- the premiums paid, monthly deduction amounts and any loans since your last statement;

- the amount of any Indebtedness;
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HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                   13
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- any notifications required by the provisions of your policy; and

- any other information required by the Insurance Department of the state where your policy was delivered.

Right to Examine a Policy -- You have a limited right to return your policy for cancellation. You may deliver or mail the policy to us or to the agent from whom it was purchased any time during your free look period. Your free look period begins on the day you get your policy and ends ten days after you get it (or longer in some states). In such event, the policy will be rescinded and we will pay an amount equal to the greater of the premiums paid for the policy less any Indebtedness or the sum of: i) the Account Value less any Indebtedness, on the date the returned policy is received by us or the agent from whom it was purchased; and, ii) any deductions under the policy or charges associated with the Separate Account. If your policy is replacing another policy, your free look period and the amount paid to you upon the return of your policy vary by state.

Contract Limitations

Allocations to Sub-Accounts and the Fixed Account -- You may allocate amounts to a maximum of nine (9) Sub-Accounts, or eight (8) Sub-Accounts and the Fixed Account.

Transfers of Account Value -- You may transfer amounts among the Fixed Account and the Sub-Accounts subject to a charge described below. You may request transfers in writing or by calling us at 1-800-231-5453. Transfers by telephone may be made by your agent of record or by your attorney-in-fact pursuant to a power of attorney. Telephone transfers may not be permitted in some states. We will not be responsible for losses that result from acting upon telephone requests reasonably believed to be genuine. We will employ reasonable procedures to confirm that instructions communicated by telephone are genuine. The procedures we follow for transactions initiated by telephone include requiring callers to provide certain identifying information. All transfer instructions communicated to us by telephone are tape recorded.

You may make one transfer per calendar month free of charge, excluding any transfers made pursuant to your enrollment in the Dollar Cost Averaging Program. Each subsequent transfer in excess of one per calendar month will be subject to a transfer charge of up to $25. We reserve the right to limit at a future date the size of transfers and remaining balances and to limit the number and frequency of transfers.

Transfers from the Fixed Account -- Except for transfers made under the Dollar Cost Averaging Program, any transfers from the Fixed Account must occur during the 30-day period following each policy anniversary, and, the maximum amount transferred in any Policy Year will be the greater of $1,000 or 25% of the Accumulated Value in the Fixed Account on the date of the transfer.

Deferral of Payments -- We may defer payment of any Cash Surrender Values, withdrawals and loan amounts which are not attributable to the Sub-Accounts for up to six months from the date of the request. If we defer payment for more than 30 days, we will pay you interest.

Changes to Contract or Separate Account

Modification of Policy -- The only way the policy may be modified is by a written agreement signed by our President, or one of our Vice Presidents, Secretaries, or Assistant Secretaries.

Substitution of Funds -- We reserve the right to substitute the shares of any other registered investment company for the shares of any Fund already purchased or to be purchased in the future by the Separate Account provided that the substitution has been approved by the Securities and Exchange Commission.

Change in Operation of the Separate Account -- The operation of the Separate Account may be modified to the extent permitted by law, including deregistration under the securities laws.

Separate Account Taxes -- Currently, no charge is made to the Separate Account for federal, state and local taxes that may be allocable to the Separate Account. A change in the applicable federal, state or local tax laws which impose tax on Hartford and/ or the Separate Account may result in a charge against the policy in the future. Charges for other taxes, if any, allocable to the Separate Account may also be made.

Other Benefits

Dollar Cost Averaging Program -- You may elect to allocate your Net Premiums among the Sub-Accounts and the Fixed Account pursuant to the Dollar Cost Averaging (DCA) program. If you choose the DCA program, your Net Premiums will be deposited into the Hartford Money Market HLS Fund Sub-Account or the Fixed Account. Amounts will be transferred monthly to the other investment options in accordance with your premium allocation instructions. The dollar amount will be allocated to the investment options that you specify, in the proportions that you specify. If, on any transfer date, your Account Value allocated to the Dollar Cost Averaging program is less than the amount you have elected to transfer, your DCA program will terminate.

You may cancel your DCA election by notice in writing or by calling us at 1-800-231-5453. We reserve the right to change or discontinue the DCA program.

The main objective of a DCA program is to minimize the impact of short-term price fluctuations. The DCA program allows you to take advantage of market fluctuations. Since the same dollar amount is transferred to your selected investment options at set intervals, the DCA program allows you to purchase more accumulation units when prices are low and fewer accumulation units when prices are high. Therefore, a lower average cost per accumulation unit may be achieved over the long term. However, it is important to understand that the DCA program does not assure a profit or protect against loss in a declining market.
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14                                   HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
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Supplemental Benefits -- The following supplemental benefits are among the options that may be included in a policy by rider, subject to the restrictions and limitations set forth in the rider.

- Term Life Rider -- While the rider is in force, we will pay the term life insurance amount upon receipt of due proof of death of the designated insured, subject to the conditions stated in the rider.

- Deduction Amount Waiver Rider -- We will waive the Monthly Deduction Amount in the event of total disability prior to the insured reaching age 65 and continuing for at least six months. If the Deduction Amount Waiver Rider is added to your policy, the Monthly Deduction Amounts will be increased to include the charges for the rider.

- Waiver of Specified Amount Disability Benefit Rider -- If the insured becomes totally disabled, we will credit the policy with an amount equal to the Specified Amount Disability Benefit as defined in your policy, for as long as the insured remains totally disabled.

- Accidental Death Benefit Rider -- We will increase in the amount paid upon the death of the insured if the death results from an accident.

Settlement Options -- Proceeds under your policy may be paid in a lump sum or may be applied to one of our four settlement options. The minimum amount that may be placed under a settlement option is $5,000 (unless we consent to a lesser amount), subject to our then-current rules. Once payments under the Second Option, the Third Option or the Fourth Option begin, no surrender may be made for a lump sum settlement in lieu of the life insurance payments. The following payment options are available to you or your beneficiary. If a payment option is not selected, proceeds will be paid in a lump sum. Your beneficiary may choose a settlement option.

  First Option -- Interest Income

  Payments of interest at the rate we declare (but not less than 3% per year) on the amount applied under this option.

  Second Option -- Income of Fixed Amount

  Equal payments of the amount chosen until the amount applied under this option (with interest of not less than 3% per year) is exhausted. The final payment will be for the balance remaining.

  Third Option -- Payments for a Fixed Period

  An amount payable monthly for the number of years selected, which may be from one to 30 years.

  Fourth Option -- Life Income

  - Life Annuity -- An annuity payable monthly during the lifetime of the annuitant and terminating with the last monthly payment due preceding the death of the annuitant.

  - Life Annuity with 120 Monthly Payments Certain -- An annuity providing monthly income to the annuitant for a fixed period of 120 months and for as long thereafter as the annuitant shall live.

The policy provides for guaranteed dollar amounts of monthly payments for each $1,000 applied under the four payment options. Under the Fourth Option, the amount of each payment will depend upon the age of the Annuitant at the time the first payment is due. If any periodic payment due any payee is less than $200, we may make payments less often.

The table for the Fourth Option is based on the 1983a Individual Annuity Mortality Table, set back one year and with a net investment rate of 3% per annum. The tables for the First, Second and Third Options are based on a net investment rate of 3% per annum. We may, however, from time to time, at our discretion if mortality appears more favorable and interest rates justify, apply other tables which will result in higher monthly payments for each $1,000 applied under one or more of the four payment options.

Other arrangements for income payments may be agreed upon.

Benefits at Maturity -- The scheduled maturity date is the last date on which you may elect to make premium payments. Unless you elect to continue the policy beyond this date, the policy will terminate and any Cash Surrender Value will be paid to you.

If elected, the policy may continue in force after the scheduled maturity date if (a) the policy was in force on the scheduled maturity date; and (b) the owner of the policy (including any assignee of record) agrees in writing to this continuation.

At the scheduled maturity date:

- the death benefit will be reduced to the Account Value;

- the Account Value, if any, will continue to fluctuate with investment performance;

- any loans will continue to accrue interest and become part of Indebtedness;

- no future Monthly Deduction Amounts will be deducted;

- no further premium payments will be accepted.

All additional benefits provided by rider will deem to have terminated at the scheduled maturity date.

Otherwise, the policy will terminate on the scheduled maturity date.

Class of Purchasers

Reduced Charges for Eligible Groups -- Certain of the charges and deductions described above may be reduced for policies issued in connection with a specific plan, in accordance with our rules in effect as of the date the application for a policy is approved. To qualify for such a reduction, a plan must satisfy certain criteria, e.g., as to size of the plan, expected number of participants and anticipated premium payment from the plan. Generally, the sales contacts and effort, administrative costs and mortality cost per policy vary, based on such factors as the size of

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                   15
--------------------------------------------------------------------------------
the plan, the purposes for which policies are purchased and certain characteristics of the plan's members. The amount of reduction and the criteria for qualification will be reflected in the reduced sales effort and administrative costs resulting from, and the different mortality experience expected as a result of, sales to qualifying plans. We may modify, from time to time on a uniform basis, both the amounts of reductions and the criteria for qualification. Reductions in these charges will not be unfairly discriminatory against any person, including the affected policy owners invested in the Separate Account.

Premiums
--------------------------------------------------------------------------------

Application for a Policy -- To purchase a policy you must submit an application to us. Within limits, you may choose the initial Face Amount. Policies generally will be issued only on the lives of insureds age 85 and under who supply evidence of insurability satisfactory to us. Acceptance is subject to our underwriting rules and we reserve the right to reject an application for any reason. No change in the terms or conditions of a policy will be made without your consent. The minimum initial premium is the amount required to keep the policy in force for one month, but not less than $50.

Your policy will be effective on the policy date only after we receive all outstanding delivery requirements and the initial premium payment. The policy date is the date used to determine all future cyclical transactions on the policy, such as Monthly Activity Date and policy years.

Premium Payment Flexibility -- You have flexibility as to when and in what amounts you pay premiums. Prior to policy issue, you can choose a planned premium, within a range we determined, based on the Face Amount and the insured's sex (except where unisex rates apply), issue age and risk classification. We will send you premium notices for planned premium. Such notices may be sent on an annual, semi-annual or quarterly basis. You may also have premium payments automatically deducted monthly from your checking account. The planned premium and payment mode you select are shown on your policy's specifications page. You may change the planned premium at any time, subject to our minimum amount rules then in effect.

After the first premium has been paid, your subsequent premium payments are flexible. The actual amount and frequency of payment will affect the Account Value and could affect the amount and duration of insurance provided by the policy. Your policy may lapse if the value of your policy becomes insufficient to cover the Monthly Deduction Amounts. In such case you may be required to pay additional premiums in order to prevent the policy from terminating. For details see, "Lapse and Reinstatement."

You may pay additional premiums at any time prior to the scheduled maturity date, subject to the following limitations:

- The minimum premium that we will accept is $50 or the amount required to keep the policy in force.

- We reserve the right to refund any excess premiums that would cause the policy to fail to meet the definition of life insurance under the Internal Revenue Code.

- We reserve the right to require evidence of insurability for any premium payment that results in an increase in the death benefit greater than the amount of the premium.

- Any premium payment in excess of $1,000,000 is subject to our approval.

Allocation of Premium Payments -- The initial Net Premium (and any additional Net Premiums received by us before the end of the right to examine period) will be allocated to the Hartford Money Market HLS Fund Sub-Account on the later of the policy date or the date we receive the initial premium payment. We will then allocate the value in the Hartford Money Market HLS Fund Sub-Account to the Fixed Account and the Sub-Accounts according to the premium allocation specified in the policy application upon the expiration of the right to examine policy period, or the date we receive the final requirement to put the policy in force, whichever is later.

You may change your premium allocation upon request in writing. Subsequent Net Premiums will be allocated to the Fixed Account and the Sub-Accounts according to your most recent written instructions as long as the number of investment choices you are allocated to does not exceed nine (9), and the percentage you allocate to each Sub-Account and/or the Fixed Account is in whole percentages. If we receive a premium payment with a premium allocation instruction that does not comply with the above rules, we will allocate the Net Premium pro rata based on the values of your existing investment choices.

You will receive several different types of notifications as to what your current premium allocation is. Each transaction confirmation received after we receive a premium payment will show how a Net Premium has been allocated. Additionally, each quarterly statement summarizes the current premium allocation in effect for such policy.

Accumulation Units -- Net Premiums allocated to the Sub-Accounts are used to credit accumulation units to such Sub-Accounts.

The number of accumulation units in each Sub-Account to be credited to a policy (including the initial allocation to the Hartford Money Market HLS Fund Sub-Account) and the amount to be credited to the Fixed Account will be determined, first, by multiplying the Net Premium by the appropriate allocation percentage in order to determine the portion of Net Premiums or transferred Account Value to be invested in the Fixed Account or the Sub-Account. Each portion of the Net Premium or transferred Account Value to be invested in a Sub-Account is then divided by the accumulation unit value in a particular Sub-

16                                   HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
--------------------------------------------------------------------------------
Account next computed following its receipt. The resulting figure is the number of accumulation units to be credited to each Sub-Account.

Accumulation Unit Values -- The accumulation unit value for each Sub-Account will vary to reflect the investment experience of the applicable Fund and will be determined on each Valuation Day by multiplying the accumulation unit value of the particular Sub-Account on the preceding Valuation Day by the net investment factor for that Sub-Account for the Valuation Period then ended. The net investment factor for each of the Sub-Accounts is equal to the net asset value per share of the corresponding Fund at the end of the Valuation Period (plus the per share amount of any dividend or capital gain distributions paid by that Fund in the Valuation Period then ended) divided by the net asset value per share of the corresponding Fund at the beginning of the Valuation Period.

All valuations in connection with a policy, e.g., with respect to determining Account Value, in connection with policy loans, or in calculation of death benefits, or with respect to determining the number of accumulation units to be credited to a policy with each premium payment other than the initial premium payment will be made on the date the request or payment is received by us at the National Service Center, provided such date is a Valuation Day; otherwise such determination will be made on the next succeeding date which is a Valuation Day.

Account Values -- Each policy will have an Account Value. There is no minimum guaranteed Account Value.

The Account Value of a policy changes on a daily basis and will be computed on each Valuation Day. The Account Value will vary to reflect the investment experience of the Sub-Accounts, the interest credited to the Fixed Account and the Loan Account, and the Monthly Deduction Amounts, Net Premiums paid, and any withdrawals taken.

A policy's Account Value is related to the net asset value of the Funds associated with the Sub-Accounts, if any, to which Net Premiums on the policy have been allocated. The Account Value in the Sub-Accounts on any Valuation Day is calculated by, first, multiplying the number of accumulation units in each Sub-Account as of the Valuation Day by the then current value of the accumulation units in that Sub-Account and then totaling the result for all of the Sub-Accounts. A policy's Account Value equals the policy's value in all of the Sub-Accounts, the Fixed Account, and the Loan Account. A policy's Cash Value is equal to the Account Value less any applicable surrender charges. A policy's Cash Surrender Value, which is the net amount available upon surrender of the policy, is the Cash Value less any Indebtedness. See "Accumulation Unit Values," above.

We will pay death proceeds, Cash Surrender Values, partial withdrawals, and loan amounts allocable to the Sub-Accounts within seven days after we receive all the information needed to process the payment, unless the New York Stock Exchange is closed for other than a regular holiday or weekend, trading is restricted by the Commission or the Commission declares that an emergency exists.

Death Benefits and Policy Values
--------------------------------------------------------------------------------

Death Benefit -- Your policy provides for the payment of the death proceeds to the named beneficiary upon receipt of due proof of the death of the insured. Your policy will be effective on the policy date only after we receive all outstanding delivery requirements and the initial premium payment. You must notify us in writing as soon as possible after the death of the insured. The death proceeds payable to the beneficiary equal the death benefit less any Indebtedness and less any due and unpaid Monthly Deduction Amount occurring during a grace period. The death benefit depends on the death benefit option you select.

Death Benefit Options -- There are three death benefit options: the Level Death Benefit Option ("Option A"), the Return of Account Value Death Benefit Option ("Option B") and the Return of Premium Death Benefit Option ("Option C"). Subject to the minimum death benefit described below, the death benefit under each option is as follows:

- Under Option A, the current Face Amount.

- Under Option B, the current Face Amount plus the Account Value.

- Under Option C, the current Face Amount plus the sum of premiums paid. However, it will be no more than the current Face Amount plus the Option C limit, which is currently $2.5 million.

Option Change -- You may change your death benefit option by notifying us in writing. Any change will become effective on the Monthly Activity Date following the date we receive your request. If you elect to change to Option A, the Face Amount will become that amount available as a death benefit immediately prior to such option change. If you elect to change to Option B, the Face Amount will become the amount available as a death benefit immediately prior to such option change, minus the then-current Account Value. Changing your death benefit option may result in a Surrender Charge. You should consult a tax adviser regarding the possible adverse tax consequences resulting from a change in your death benefit option.

Minimum Death Benefit -- Your policy has a minimum death benefit. We will automatically increase the death benefit so that it will never be less than the Account Value multiplied by the minimum death benefit percentage for the then current year. This percentage varies according to the policy year and insured's issue age, sex (where unisex rates are not used) and insurance class.
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HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                   17
--------------------------------------------------------------------------------

Examples of Minimum Death Benefit

                                     A          B
-----------------------------------------------------
Face Amount                       $100,000   $100,000
-----------------------------------------------------
Account Value                       46,500     34,000
-----------------------------------------------------
Specified Percentage                  250%       250%
-----------------------------------------------------
Death Benefit Option                 Level      Level
-----------------------------------------------------

In Example A, the death benefit equals $116,250, i.e., the greater of $100,000 (the Face Amount) or $116,250 (the Account Value at the date of death of $46,500, multiplied by the specified percentage of 250%). This amount, less any outstanding Indebtedness, constitutes the death proceeds payable to the beneficiary.

In Example B, the death benefit is $100,000, i.e., the greater of $100,000 (the Face Amount) or $85,000 (the Account Value of $34,000, multiplied by the specified percentage of 250%).

Unscheduled Increases and Decreases in Face Amount -- At any time after the first policy year, you may request in writing to change the Face Amount. The minimum amount by which the Face Amount can be increased or decreased is based on our rules then in effect.

We reserve the right to limit the number of increases or decreases made under a policy to no more than one in any 12 month period.

All requests to increase the Face Amount must be applied for on a new application and accompanied by your policy. All requests will be subject to evidence of insurability satisfactory to us. Any increase approved by us will be effective on the Monthly Activity Date shown on the new policy specifications page, provided that the Monthly Deduction Amount for the first month after the effective date of the increase is made. We deduct a dollar amount from your Account Value for an unscheduled increase of the Face Amount of your policy. We deduct the fee each month for twelve months after the increase. The fee is a per $1,000 amount that varies by the attained age of the insured.

A decrease in the Face Amount will be effective on the Monthly Activity Date following the date we receive your request in writing. The remaining Face Amount must not be less than that specified in our minimum rules then in effect. If during the surrender charge period, you decrease your Face Amount to an amount lower than it has ever been, a partial surrender charge will be assessed.

The surrender charge assessed will be:

(a) the surrender charge applicable to the then current policy year, if any; multiplied by

(b) the percentage described below.

The percentage will be determined by:

(i)  subtracting the new Face Amount from the lowest previous Face Amount; and

(ii) dividing that difference by the lowest previous Face Amount.

The surrender charge assessed will be deducted from your Account Value on the Monthly Activity Date on which the decrease becomes effective. We will also reduce the surrender charges applicable to future policy years and provide you a revised schedule of surrender charges.

Charges and Contract Values -- Your contract values decrease due to the deduction of policy charges. Contract values may increase or decrease depending on investment performance. Investment expenses and fees reduce the investment performance of the Sub-Accounts. Fluctuations in your account value may have an effect on your death benefit. If your contract lapses, the contract terminates and no death benefit will be paid.

Making Withdrawals From Your Policy
--------------------------------------------------------------------------------

Surrender -- Provided your policy has a Cash Surrender Value, you may surrender your policy to us. We will pay you the Cash Surrender Value. Our liability under the policy will cease as of the date of your request for surrender, or the date you request to have your policy surrendered, if later.

Withdrawals -- One withdrawal is allowed per calendar month. Withdrawals may be subject to a surrender charge, see "Surrender Charge." You may request a withdrawal in writing. The minimum withdrawal allowed is $500. The maximum partial withdrawal is the Cash Surrender Value, minus $1,000. If the death benefit option then in effect is Option A or Option C, the Face Amount will be reduced by the amount of any partial withdrawal. Unless specified, the withdrawal will be deducted on a pro rata basis from the Fixed Account and the Sub-Accounts. You may be assessed a charge of up to $10 for each partial withdrawal.

Loans
--------------------------------------------------------------------------------

Availability of Loans -- At any time while the policy is in force, you may borrow against the policy by assigning it as sole security to us. Any new loan taken together with any existing Indebtedness may not exceed the Cash Surrender Value on the date we grant a loan. The minimum loan amount that we will allow is $500.

18                                   HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
--------------------------------------------------------------------------------

Unless you specify otherwise, all loan amounts will be transferred on a pro rata basis from the Fixed Account and each of the Sub-Accounts to the Loan Account.

If total Indebtedness equals or exceeds the Cash Value on any Monthly Activity Date, the policy will then go into default. See "Lapse and Reinstatement."

Preferred Indebtedness -- If, at any time after the tenth (10th) policy anniversary, your Account Value exceeds the total of all premiums paid since issue, a portion of your Indebtedness may qualify as preferred. Preferred Indebtedness is charged a lower interest rate than non-preferred Indebtedness, if any. The maximum amount of preferred Indebtedness is the amount by which the Account Value exceeds the total premiums paid and is determined on each Monthly Activity Date.

Loan Repayments -- You can repay all or any part of a loan at any time while your policy is in force and the insured is alive. The amount of your policy loan repayment will be deducted from the Loan Account. It will be allocated among the Fixed Account and Sub-Accounts in the same percentage as premiums are allocated.

Effect of Loans on Account Value -- A loan, whether or not repaid, will have a permanent effect on your Account Value. This effect occurs because the investment results of each Sub-Account will apply only to the amount remaining in such Sub-Accounts. In addition, the rate of interest credited to the Fixed Account will usually be different than the rate credited to the Loan Account. The longer a loan is outstanding, the greater the effect on your Account Value is likely to be. Such effect could be favorable or unfavorable. If the Fixed Account and the Sub-Accounts earn more than the annual interest rate for funds held in the Loan Account, your Account Value will not increase as rapidly as it would have had no loan been made. If the Fixed Account and the Sub-Accounts earn less than the Loan Account, then your Account Value will be greater than it would have been had no loan been made. Additionally, if not repaid, the aggregate amount of the outstanding Indebtedness will reduce the death proceeds and the Cash Surrender Value otherwise payable.

Credited Interest -- Any amounts in the Loan Account will be credited with interest at an annual rate of 3.5%.

Interest Charged on Indebtedness -- Interest will accrue daily on the Indebtedness at the policy loan rate. Because the interest charged on Indebtedness may exceed the rate credited to the Loan Account, the Indebtedness may grow faster than the Loan Account. If this happens, any difference between the value of the Loan Account and the Indebtedness will be transferred on each Monthly Activity Date from the Fixed Account and Sub-Accounts to the Loan Account on a pro rata basis.

Policy Loan Rates -- The table below shows the interest rates we will charge on your Indebtedness.

                                           Interest Rate
                          Portion of          Charged
 During Policy Years     Indebtedness    Equals 3.5% Plus:
----------------------------------------------------------
        1-10                 All                2%
----------------------------------------------------------
    11 and later          Preferred             0%
                        Non-Preferred           1%
----------------------------------------------------------

Lapse and Reinstatement
--------------------------------------------------------------------------------

Lapse and Grace Period -- During the first three policy years, your policy will be in default on any Monthly Activity Date on which the Account Value less Indebtedness is not sufficient to cover the Monthly Deduction Amount.

During the fourth policy year and thereafter, your policy will be in default on any Monthly Activity Date if the Cash Surrender Value is not sufficient to cover the Monthly Deduction Amount.

A 61-day "Grace Period" will begin from the date of any policy default. Upon default, we will mail you and any assignee written notice of the amount of premium that will be required to continue the policy in force. The premium required will be no greater than the amount required to pay three Monthly Deduction Amounts as of the date the Policy Grace period began. If the No-Lapse Guarantee is available and sufficient premium has not been paid by the end of the Grace Period, the death benefit option will become level, any policy riders will terminate and any future unscheduled increases are cancelled. If the insured dies during the Grace Period, we will pay the death proceeds.

No-Lapse Guarantee Default and Grace Period -- On every Monthly Activity Date during the No-Lapse Guarantee period, we will compare the cumulative premium payments received, less Indebtedness and less withdrawals, to the Cumulative No-Lapse Guarantee Premium.

If the cumulative premium payments received, less Indebtedness and less withdrawals, are less than the Cumulative No-Lapse Guarantee Premium, the No-Lapse Guarantee will be deemed to be in default as of that Monthly Activity Date and the No-Lapse Guarantee Grace Period will begin. We will mail you and any assignee written notice of the amount of premium required to continue the No-Lapse Guarantee.

The No-Lapse Guarantee will be removed from the policy at the end of the No-Lapse Guarantee Grace Period if we have not received the amount of premium required to continue such guarantee.

No-Lapse Guarantee -- The policy will remain in force at the end of the policy Grace Period as long as the No-Lapse Guarantee is available, as described below.

The No-Lapse Guarantee is available so long as:

(a) the policy is in the No-Lapse Guarantee Period; and

(b) on each Monthly Activity Date during that period, the cumulative premiums paid into the policy, less Indebtedness

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                   19
--------------------------------------------------------------------------------
    and less withdrawals from the policy, equal or exceed an amount known as the Cumulative No-Lapse Guarantee Premium.

The length of the No-Lapse Guarantee Period is the lesser of 10 years and to age
80. Some states may limit the maximum length of the No-Lapse Guarantee Period. In Massachusetts, Texas and Florida, the maximum length of the No-Lapse Guarantee Period is five (5) years. The No-Lapse Guarantee is not available in New Jersey and Maryland. In Illinois, this provision is referred to as the "Policy Coverage Protection Benefit." The Cumulative No-Lapse Guarantee Premium is the premium required to maintain the No-Lapse Guarantee.

If the No-Lapse Guarantee is available and you fail to pay the required premium as defined in your lapse notice by the end of the policy grace period, the No-Lapse Guarantee will then go into effect. The policy will remain in force, however:

(a) all riders will terminate;

(b) the Death Benefit Option becomes Level;

(c) The Death Benefit will equal the current Face Amount; and

(d) Any future scheduled Increases in the Face Amount will be canceled.

As long as the policy remains in default and the No-Lapse Guarantee is available, the No-Lapse Guarantee will remain in effect on each subsequent Monthly Activity Dates. You may be required to make premium payments to keep the No-Lapse Guarantee available, as described above.

If during the No-Lapse Guarantee Period, the Face Amount is increased or decreased, or riders are added or increased, deleted or reduced, a new monthly No-Lapse Guarantee Premium will be calculated. We will send you a notice of the new Monthly No-Lapse Guarantee Premium, which will be used in calculating the Cumulative No-Lapse Guarantee Premium in subsequent months.

Reinstatement -- Prior to the death of the insured, a policy may be reinstated prior to the maturity date, provided such policy has not been surrendered for cash, and provided further that:

1.  You request reinstatement in writing within five years after termination;

2.  You submit satisfactory evidence of insurability to us;

3. Any Indebtedness existing at the time the policy was terminated is repaid or carried over to the reinstated policy; and

4. You pay a premium sufficient to cover (a) all Monthly Deduction Amounts that are due and unpaid during the Grace Period and (b) the sum of Monthly Deduction Amounts for the next three months after the date the policy is reinstated.

The Account Value on the reinstatement date equals:

1.  The Cash Value at the time of policy termination; plus

2. Net Premiums derived from premiums paid at the time of policy reinstatement; minus

3. the Monthly Deduction Amounts that were due and unpaid during the Grace Period; plus

4. the Surrender Charge at the time of policy reinstatement. The Surrender Charge is based on the duration from the original policy date.

Taxes
--------------------------------------------------------------------------------

General

Since federal tax law is complex, the tax consequences of purchasing this policy will vary depending on your situation. You may need tax or legal advice to help you determine whether purchasing this policy is right for you.

Our general discussion of the tax treatment of this policy is based on our understanding of federal income tax laws as they are currently interpreted. A detailed description of all federal income tax consequences regarding the purchase of this policy cannot be made in the prospectus. We also do not discuss state, municipal or other tax laws that may apply to this policy. For detailed information, you should consult with a qualified tax adviser familiar with your situation.

Taxation of Hartford and the Separate Account

The Separate Account is taxed as a part of Hartford which is taxed as a life insurance company under Subchapter L of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, the Separate Account will not be taxed as a "regulated investment company" under Subchapter M of the Code. Investment income and realized capital gains on the assets of the Separate Account (the underlying Funds) are reinvested and are taken into account in determining the value of the Accumulation Units. As a result, such investment income and realized capital gains are automatically applied to increase reserves under the policy. (See "Premiums -- Accumulation Unit Values").

Hartford does not expect to incur any federal income tax on the earnings or realized capital gains attributable to the Separate Account. Based upon this expectation, no charge is currently being made to the Separate Account for federal income taxes. If Hartford incurs income taxes attributable to the Separate Account or determines that such taxes will be incurred, it may assess a charge for such taxes against the Separate Account.

Income Taxation of Policy Benefits -- Generally

For federal income tax purposes, the Policies should be treated as life insurance contracts under Section 7702 of the Code. The

20                                   HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
--------------------------------------------------------------------------------

death benefit under a life insurance contract is generally excluded from the gross income of the beneficiary. Also, a life insurance policy owner is generally not taxed on increments in the contract value until the policy is partially or completely surrendered. Section 7702 limits the amount of premiums that may be invested in a policy that is treated as life insurance. Hartford intends to monitor premium levels to assure compliance with the Section 7702 requirements.

Hartford also believes that any loan received under a policy will be treated as Indebtedness of the policy owner, and that no part of any loan under a policy will constitute income to the policy owner. A surrender or assignment of the policy may have tax consequences depending upon the circumstances. Policy owners should consult a qualified tax adviser concerning the effect of such changes.

During the first fifteen policy years, an "income first" rule generally applies to distributions of cash required to be made under Code Section 7702 because of a reduction in benefits under the policy.

The Maturity Date Extension Provision allows a policy owner to extend the Maturity Date to the date of the death of the insured. If the Maturity Date of the policy is extended, Hartford believes that the policy will continue to be treated as a life insurance contract for federal income tax purposes after the scheduled Maturity Date. However, due to the lack of specific guidance on this issue, the result is not certain. If the policy is not treated as a life insurance contract for federal income tax purposes after the scheduled Maturity Date, among other things, the Death Proceeds may be taxable to the recipient. The policy owner should consult a qualified tax adviser regarding the possible adverse tax consequences resulting from an extension of the scheduled Maturity Date.

Modified Endowment Contracts

Code Section 7702A applies an additional test, the "seven-pay" test, to life insurance contracts. The seven-pay test provides that premiums cannot be paid at a rate more rapidly than that allowed by the payment of seven annual premiums using specified computational rules described in Section 7702A(c). A modified endowment contract ("MEC") is a life insurance policy that either:
(i) satisfies the Section 7702 definition of life insurance, but fails the seven-pay test of Section 7702A or (ii) is exchanged for a MEC.

If the policy satisfies the seven-pay test at issuance, distributions and loans made thereafter will not be subject to the MEC rules, unless the policy is changed materially. The seven-pay test will be applied anew at any time the policy undergoes a material change, which includes an increase in the Face Amount. In addition, if there is a reduction in benefits under the policy within the first seven years, the seven-pay test is applied as if the policy had initially been issued at the reduced benefit level. Any reduction in benefits attributable to the nonpayment of premiums will not be taken into account for purposes of the seven-pay test if the benefits are reinstated within 90 days after the reduction.

A policy that is classified as a MEC is eligible for certain aspects of the beneficial tax treatment accorded to life insurance. That is, the death benefit is excluded from income and increments in value are not subject to current taxation. However, if the contract is classified as a MEC then withdrawals from the contract will be considered first as withdrawals of income and then as a recovery of premium payments. Thus, withdrawals will be includible in income to the extent the contract value exceeds the investment in the contract. The amount of any loan (including unpaid interest thereon) under the contract will be treated as a withdrawal from the contract for tax purposes. In addition, if the owner assigns or pledges any portion of the value of a contract (or agrees to assign or pledge any portion), then such portion will be treated as a withdrawal from the contract for tax purposes. Taxable withdrawals are subject to an additional 10% tax, with certain exceptions. The owner's investment in the contract is increased by the amount includible in income with respect to such assignment, pledge, or loan, though it is not affected by any other aspect of the assignment, pledge, or loan (including its release or repayment).

Generally, only distributions and loans made in the first year in which a policy becomes a MEC, and in subsequent years, are taxable. However, distributions and loans made in the two years prior to a policy's failing the seven-pay test are deemed to be in anticipation of failure and are subject to tax.

Before assigning, pledging, or requesting a loan under a policy that is a MEC, an owner should consult a qualified tax adviser.

All MEC policies that are issued within any calendar year to the same policy owner by one company or its affiliates are treated as one MEC policy for the purpose of determining the taxable portion of any loan or distribution.

Hartford has instituted procedures to monitor whether a policy may become classified as a MEC after issue.

Estate and Generation Skipping Taxes

When the Insured dies, the death proceeds will generally be includible in the policy owner's estate for purposes of federal estate tax if the Insured owned the policy. If the policy owner was not the Insured, the fair market value of the policy would be included in the policy owner's estate upon the policy owner's death. The policy would not be includible in the Insured's estate if the Insured neither retained incidents of ownership at death nor had given up ownership within three years before death.

The federal estate tax is integrated with the federal gift tax under a unified rate schedule and unified credit which shelters up to $650,000 (for 1999) from the estate and gift tax. The Taxpayer Relief Act of 1997 gradually raises the credit over the next seven years to $1,000,000. In addition, an unlimited marital deduction may be available for federal estate and gift tax purposes. The unlimited marital deduction permits the deferral of taxes until the death of the surviving spouse.

If the policy owner (whether or not he or she is the Insured) transfers ownership of the policy to someone two or more

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                   21
--------------------------------------------------------------------------------
generations younger, the transfer may be subject to the generation skipping transfer tax, the taxable amount being the value of the policy. The generation-skipping transfer tax provisions generally apply to transfers which would be subject to the gift and estate tax rules. Individuals are generally allowed an aggregate generation skipping transfer exemption of $1 million as adjusted for inflation. Because these rules are complex, the policy owner should consult with a qualified tax adviser for specific information if ownership is passing to younger generations.

Diversification Requirements

The Code requires that investments supporting your policy be adequately diversified. Code Section 817 provides that a variable life insurance contract will not be treated as a life insurance contract for any period during which the investments made by the separate account or underlying fund are not adequately diversified. If a contract is not treated as a life insurance contract, the policy owner will be subject to income tax on annual increases in cash value.

The Treasury Department's diversification regulations require, among other things, that:

- no more than 55% of the value of the total assets of the segregated asset account underlying a variable contract is represented by any one investment,

- no more than 70% is represented by any two investments,

- no more than 80% is represented by any three investments and

- no more than 90% is represented by any four investments.

In determining whether the diversification standards are met, all securities of the same issuer, all interests in the same real property project, and all interests in the same commodity are each treated as a single investment. In the case of government securities, each government agency or instrumentality is treated as a separate issuer.

A separate account must be in compliance with the diversification standards on the last day of each calendar quarter or within 30 days after the quarter ends. If an insurance company inadvertently fails to meet the diversification requirements, the company may still comply within a reasonable period and avoid the taxation of contract income on an ongoing basis. However, either the company or the policy owner must agree to pay the tax due for the period during which the diversification requirements were not met.

We monitor the diversification of investments in the separate accounts and test for diversification as required by the Code. We intend to administer all policies subject to the diversification requirements in a manner that will maintain adequate diversification.

Ownership of the Assets in the Separate Account

In order for a variable life insurance contract to qualify for tax deferral, assets in the separate accounts supporting the contract must be considered to be owned by the insurance company and not by the policy owner. It is unclear under what circumstances an investor is considered to have enough control over the assets in the separate account to be considered the owner of the assets for tax purposes.

The IRS has issued several rulings discussing investor control. These rulings say that certain incidents of ownership by the policy owner, such as the ability to select and control investments in a separate account, will cause the policy owner to be treated as the owner of the assets for tax purposes.

In its explanation of the diversification regulations, the Treasury Department recognized that the temporary regulations "do not provide guidance concerning the circumstances in which investor control of the investments of a segregated asset account may cause the investor, rather than the insurance company, to be treated as the owner of the assets in the account." The explanation further indicates that "the temporary regulations provide that in appropriate cases a segregated asset account may include multiple sub-accounts, but do not specify the extent to which policyholders may direct their investments to particular sub-accounts without being treated as the owners of the underlying assets. Guidance on this and other issues will be provided in regulations or revenue rulings under Section 817(d), relating to the definition of variable contract."

The final regulations issued under Section 817 did not provide guidance regarding investor control, and as of the date of this prospectus, guidance has yet to be issued. We do not know if additional guidance will be issued. If guidance is issued, we do not know if it will have a retroactive effect.

Due to the lack of specific guidance on investor control, there is some uncertainty about when a policy owner is considered the owner of the assets for tax purposes. We reserve the right to modify the policy, as necessary, to prevent you from being considered the owner of assets in the separate account.

Tax Deferral During Accumulation Period

Under existing provisions of the Code, except as described below, any increase in an owner's Investment Value is generally not taxable to the policy owner unless amounts are received (or are deemed to be received) under the policy prior to the insured's death. If the policy is surrendered or matures, the amount received will be includable in the policy owner's income to the extent that it exceeds the policy owner's "investment in the contract." (If there is any debt at the time of a surrender, then such debt will be treated as an amount distributed to the owner.) The "investment in the contract" is the aggregate amount of premium payments and other consideration paid for the policy, less the aggregate amount received previously under the policy to the extent such amounts received were excluded from gross

22                                   HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
--------------------------------------------------------------------------------
income. Whether partial withdrawals (or other such amounts deemed to be distributed) from the policy constitute income to the policy owner depends, in part, upon whether the policy is considered a modified endowment contract for Federal income tax purposes.

Life Insurance Purchased for Use in Split Dollar Arrangements

On January 26, 1996, the IRS released a technical advice memorandum ("TAM") on the taxability of life insurance policies used in certain split dollar arrangements. A TAM, issued by the National Office of the IRS, provides advice as to the internal revenue laws, regulations, and related statutes with respect to a specific set of facts and a specific taxpayer. In the TAM, among other things, the IRS concluded that an employee was subject to current taxation on the excess of the cash surrender value of the policy over the premiums to be returned to the employer. Purchasers of life insurance policies to be used in split dollar arrangements are strongly advised to consult with a qualified tax adviser to determine the tax treatment resulting from such an arrangement.

Federal Income Tax Withholding

If any amounts are deemed to be current taxable income to the policy owner, such amounts will be subject to federal income tax withholding and reporting, pursuant to the Code.

Non-Individual Ownership of Policies

In certain circumstances, the Code limits the application of specific tax advantages to individual owners of life insurance contracts. Prospective policy owners which are not individuals should consult a qualified tax adviser to determine the potential impact on the purchaser.

Other

Federal estate tax, state and local estate, inheritance and other tax consequences of ownership, or receipt of policy proceeds depend on the circumstances of each policy owner or beneficiary. A qualified tax adviser should be consulted to determine the impact of these taxes.

Life Insurance Purchases by Nonresident Aliens and Foreign Corporations

The discussion above provides general information regarding U.S. federal income tax consequences to life insurance purchasers that are U.S. citizens or residents. Purchasers that are not U.S. citizens or residents will generally be subject to U.S. federal income tax and withholding on taxable distributions from life insurance policies at a 30% rate, unless a lower treaty rate applies. In addition, purchasers may be subject to state and/or municipal taxes and taxes that may be imposed by the purchaser's country of citizenship or residence. Prospective purchasers are advised to consult with a qualified tax adviser regarding U.S. state, and foreign taxation with respect to a life insurance policy purchase.

Legal Proceedings
--------------------------------------------------------------------------------

There are no pending material legal proceedings to which the Separate Account is a party.

Other Matters
--------------------------------------------------------------------------------

Year 2000

In General -- The Year 2000 issue relates to the ability or inability of computer hardware, software and other information technology (IT) systems, as well as non-IT systems, such as equipment and machinery with imbedded chips and microprocessors, to properly process information and data containing or related to dates beginning with the year 2000 and beyond. The Year 2000 issue exists because, historically, many IT and non-IT systems that are in use today were developed years ago when a year was identified using a two-digit date field rather than a four-digit date field. As information and data containing or related to the century date are introduced to date sensitive systems, these systems may recognize the year 2000 as "1900", or not at all, which may result in systems processing information incorrectly. This, in turn, may significantly and adversely affect the integrity and reliability of information databases of IT systems, may cause the malfunctioning of certain non-IT systems, and may result in a wide variety of adverse consequences to a company. In addition, Year 2000 problems that occur with third parties with which a company does business, such as suppliers, computer vendors, distributors and others, may also adversely affect any given company.

The integrity and reliability of Hartford's IT systems, as well as the reliability of its non-IT systems, are integral aspects of Hartford's business. Hartford issues insurance policies, annuities, mutual funds and other financial products to individual and business customers, nearly all of which contain date sensitive data, such as policy expiration dates, birth dates and premium payment dates. In addition, various IT systems support communications and other systems that integrate Hartford's various business segments and field offices. Hartford also has business relationships with numerous third parties that affect virtually all aspects of Hartford's business, including, without limitation, suppliers, computer hardware and software vendors, insurance agents and brokers, securities broker-dealers and other distributors of financial products, many of which provide date sensitive

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                   23
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data to Hartford, and whose operations are important to Hartford's business.

Internal Year 2000 Efforts and Timetable -- Beginning in 1990, Hartford began working on making its IT systems Year 2000 ready, either through installing new programs or replacing systems. Since January 1998, Hartford's Year 2000 efforts have focused on the remaining Year 2000 issues related to IT and non-IT systems in all of Hartford's business segments. These Year 2000 efforts include the following five main initiatives: (1) identifying and assessing Year 2000 issues;
(2) taking actions to remediate IT and non-IT systems so that they are Year 2000 ready; (3) testing IT and non-IT systems for Year 2000 readiness; (4) deploying such remediated and tested systems back into their respective production environments; and (5) conducting internal and external integrated testing of such systems. As of December 31, 1998, Hartford substantially completed initiatives (1) through (4) of its internal Year 2000 efforts. Hartford has begun initiative (5) and management currently anticipates that such activity will continue into the fourth quarter of 1999.

Third Party Year 2000 Efforts and Timetable -- Hartford's Year 2000 efforts include assessing the potential impact on Hartford of third parties' Year 2000 readiness. Hartford's third party Year 2000 efforts include the following three main initiatives: (1) identifying third parties which have significant business relationships with Hartford, including, without limitation, insurance agents, brokers, third party administrators, banks and other distributors and servicers of financial products, and inquiring of such third parties regarding their Year 2000 readiness; (2) evaluating such third parties' responses to Hartford's inquiries; and (3) based on the evaluation of third party responses (or a third party's failure to respond) and the significance of the business relationship, conducting additional activities with respect to third parties as determined to be necessary in each case. These activities may include conducting additional inquiries, more in-depth evaluations of Year 2000 readiness and plans, and integrated IT systems testing. Hartford has completed the first third party initiative and, as of early 1999, had substantially completed evaluating third party responses received. Hartford has begun conducting the additional activities described in initiative (3) and management currently anticipates that it will continue to do so through the end of 1999. However, notwithstanding these third party Year 2000 efforts, Hartford does not have control over these third parties and, as a result, Hartford cannot currently determine to what extent future operating results may be adversely affected by the failure of these third parties to adequately address their Year 2000 issues.

Year 2000 Costs -- The costs of Hartford's Year 2000 program that were incurred through the year ended December 31, 1997 were not material to Hartford's financial condition or results of operations. The after-tax costs of Hartford's Year 2000 efforts for the year ended December 31, 1998 were approximately $3 million. Management currently estimates that after-tax costs related to the Year 2000 program to be incurred in 1999 will be less than $10 million. These costs are being expensed as incurred.

Risks and Contingency Plans -- If significant Year 2000 problems arise, including problems arising with third parties, failures of IT and non-IT systems could occur, which in turn could result in substantial interruptions in Hartford's business. In addition, Hartford's investing activities are an important aspect of its business and Hartford may be exposed to the risk that issuers of investments held by it will be adversely impacted by Year 2000 issues. Given the uncertain nature of Year 2000 problems that may arise, especially those related to the readiness of third parties discussed above, management cannot determine at this time whether the consequences of Year 2000 related problems that could arise will have a material impact on Hartford's financial condition or results of operations.

Hartford is in the process of developing certain contingency plans so that if, despite its Year 2000 efforts, Year 2000 problems ultimately arise, the impact of such problems may be avoided or minimized. These contingency plans are being developed based on, among other things, known or reasonably anticipated circumstances and potential vulnerabilities. The contingency planning also includes assessing the dependency of Hartford's business on third parties and their Year 2000 readiness. Hartford currently anticipates that internal and external contingency plans will be substantially complete by the end of the second quarter of 1999. However, in many contexts, Year 2000 issues are dynamic, and ongoing assessments of business functions, vulnerabilities and risks must be made. As such, new contingency plans may be needed in the future and/or existing plans may need to be modified as circumstances warrant.

24                                   HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
--------------------------------------------------------------------------------

Glossary of Special Terms

Account Value: the total of all amounts in the Fixed Account, Loan Account and Sub-Accounts.

Cash Surrender Value: the Cash Value less all Indebtedness

Cash Value: the Account Value less any applicable Surrender Charges.

Cumulative No-Lapse Guarantee Premium: the premium required to maintain the No-Lapse guarantee. Initially, the Cumulative No-Lapse Guarantee Premium is the No-Lapse Guarantee Premium. On each Monthly Activity Date thereafter, the Cumulative No-Lapse Guarantee Premium is: (a) the Cumulative No-Lapse Guarantee Premium on the previous Monthly Activity Date; plus (b) the current No-Lapse Guarantee Premium.

Face Amount: an amount we use to determine the Death Benefit. On the policy date, the Face Amount equals the initial Face Amount shown in your policy. Thereafter, it may change under the terms of the policy.

Fixed Account: part of our general account to which all or a portion of the Account Value may be allocated.

Funds: the registered open-end management companies in which assets of the Separate Account may be invested.

Indebtedness: all loans taken on the policy, plus any interest due or accrued minus any loan repayments.

Loan Account: an account established for any amounts transferred from the Fixed Account and Sub-Accounts as a result of loans. The amounts in the Loan Account are credited with interest and are not subject to the investment experience of any Sub-Accounts.

Monthly Activity Date: the policy date and the same date in each succeeding month as the policy date. However, whenever the Monthly Activity Date falls on a date other than a Valuation Day, the Monthly Activity Date will be deemed to be the next Valuation Day.

Net Premium: the amount of premium credited to Account Value. It is premium paid minus the sales load and tax charge.

No-Lapse Guarantee Premium: the amount of monthly premium required to keep the No-Lapse guarantee available, as shown in the policy's specifications page, and used to calculate the Cumulative No-Lapse Guarantee Premium.

Separate Account: an account which has been established by us to separate the assets funding the variable benefits for the class of contracts to which the policy belongs from our other assets.

Sub-Account: the subdivisions of the Separate Account

Surrender Charge: a charge that may be assessed if you surrender your policy or the Face Amount is decreased.

Valuation Day: the date on which a Sub-Account is valued. This occurs every day the New York Stock Exchange is open for trading.

We, us, our: Hartford Life and Annuity Insurance Company.

You, your: the owner of the policy.

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                   25
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Where you can find more information

You can call us at 1-800-231-5453 to ask us questions, or to get a Statement of Additional Information, free of charge. The Statement of Additional Information contains more information about this life insurance policy and, like this prospectus, is filed with the Securities and Exchange Commission. You should read the Statement of Additional Information because you are bound by the terms contained in it.

We file other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room in Washington, DC 20549-6009. Please call the SEC at 1-800-SEC-0330 for further information. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
--------------------------------------------------------------------------------

Statement of Additional Information
Separate Account VL I

This Statement of Additional Information is not a prospectus. We will send you a prospectus if you write us at P.O. Box 2999, Hartford, CT 06104-2999, or if you call us at 1-800-231-5453.

DATE OF PROSPECTUS: NOVEMBER 1, 1999
DATE OF STATEMENT OF ADDITIONAL INFORMATION: NOVEMBER 1, 1999

2                                    HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
--------------------------------------------------------------------------------

Table of Contents

                                                              Page
                                                              ----
General Information and History                                   3
----------------------------------------------------------------------
Services                                                          5
----------------------------------------------------------------------
Experts                                                           5
----------------------------------------------------------------------
Distribution of the Policies                                      6
----------------------------------------------------------------------
Additional Information About Charges                              6
----------------------------------------------------------------------
Illustration of Benefits                                          8
----------------------------------------------------------------------
Financial Statements
----------------------------------------------------------------------

STATEMENT OF ADDITIONAL INFORMATION                                            3
--------------------------------------------------------------------------------

General Information and History

Hartford Life and Annuity Insurance Company ("Hartford") -- Hartford Life and Annuity Insurance Company is a stock life insurance company engaged in the business of writing life insurance and annuities, both individual and group, in all states of the United States, the District of Columbia and Puerto Rico, except New York. On January 1, 1998, Hartford's name changed from ITT Hartford Life and Annuity Insurance Company to Hartford Life and Annuity Insurance Company. We were originally incorporated under the laws of Wisconsin on January 9, 1956, and subsequently redomiciled to Connecticut. Our offices are located in Simsbury, Connecticut; however, our mailing address is P.O. Box 2999, Hartford, CT 06104-2999. We are ultimately controlled by The Hartford Financial Services Group, Inc., one of the largest financial service providers in the United States.

Hartford Life and Annuity Insurance Company is controlled by Hartford Life Insurance Company, which is controlled by Hartford Life & Accident Insurance Company, which is controlled by Hartford Life Inc., which is controlled by Hartford Accident & Indemnity Company, which is controlled by Hartford Fire Insurance Company, which is controlled by Nutmeg Insurance Company, which is controlled by The Hartford Financial Services Group, Inc. Each of these companies is engaged in the business of insurance and financial services.

The following table shows a brief description of the business experience of officers and directors of Hartford Life and Annuity Insurance Company:

                                   POSITION WITH                               OTHER BUSINESS PROFESSION,
                                     HARTFORD;                              VOCATION OR EMPLOYMENT FOR PAST
NAME                             YEAR OF ELECTION                           FIVE YEARS; OTHER DIRECTORSHIPS
Wendell J. Bossen             Vice President, 1995**          Vice President (1992-Present), Hartford Life and Accident
                                                              Insurance Company; Vice President (1992-Present), Hartford
                                                              Life Insurance Company; President (1992-Present),
                                                              International Corporate Marketing Group, Inc.

Gregory A. Boyko              Senior Vice President,          Vice President & Controller (1995-1997), Hartford Life
                              Director, 1997*                 Insurance Company; Director (1997-Present); Senior Vice
                                                              President (1997-present), Chief Financial Officer &
                                                              Treasurer (1997-1998); Vice President & Controller
                                                              (1995-1997), Hartford Life and Accident Insurance Company;
                                                              Director (1997-Present); Senior Vice President, Chief
                                                              Financial Officer & Treasurer (1997-Present); Vice President
                                                              and Controller (1995-1997), Hartford Life Insurance Company;
                                                              Senior Vice President, Chief Financial Officer & Treasurer
                                                              (1997-Present), Hartford Life, Inc.; Chief Financial Officer
                                                              (1994-1995), IMG American Life; Senior Vice President
                                                              (1992-1994), Connecticut Mutual Life Insurance Company.

Peter W. Cummins              Senior Vice President,          Vice President (1993-1997), Hartford; Senior Vice President,
                              1997                            (1997-Present); Vice President (1989-1997), Hartford Life
                                                              and Accident Insurance Company; Senior Vice President
                                                              (1997-Present); Vice President (1989-1997); Senior Vice
                                                              President (1997-Present); Vice President (1989-1997),
                                                              Hartford Life Insurance Company.

Timothy M. Fitch              Vice President, 1995            Vice President (1995-Present); Actuary (1994-Present);
                              Actuary, 1997                   Assistant Vice President (1992-1995), Hartford Life and
                                                              Accident Insurance Company; Vice President (1995-Present);
                                                              Actuary (1994-Present); Assistant Vice President
                                                              (1992-1995), Hartford Life Insurance Company.

4                                    HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
--------------------------------------------------------------------------------

Mary Jane B. Fortin           Vice President & Chief          Vice President & Chief Accounting Office (1998-Present),
                              Accounting Officer,             Hartford Life Insurance Company; Vice President & Chief
                              1998                            Accounting Officer, (1998-Present), Royal Life Insurance
                                                              Company of America; Vice President & Chief Accounting
                                                              Officer (1998-Present) Alpine Life Insurance Company; Chief
                                                              Accounting Officer (1997-Present), Hartford Life, Inc.;
                                                              Director, Finance (1995-1997), Value Health, Inc.; Senior
                                                              Manager (1993-1995), Coopers and Lybrand; Audit Manager
                                                              (1993-1996) Arthur Andersen & Co.

David T. Foy                  Senior Vice President &         Senior Vice President (1998-present), Vice President (1998),
                              Treasurer, 1998                 Assistant Vice President (1995-1998), Hartford; Senior Vice
                                                              President (1998-Present), Hartford Life and Accident
                                                              Insurance Company; Director, Strategic Planning Corporate
                                                              Finance (1995-1996), IA Product Development (1994-1995),
                                                              Hartford; Various Actuarial Roles (1989-1993) Milliman &
                                                              Robertson

Lynda Godkin                  Senior Vice President,          Assistant General Counsel and Secretary (1994-1995),
                              1997                            Hartford; Director (1997-Present); Senior Vice President
                              General Counsel, 1996           (1997-Present); General Counsel (1996-Present); Corporate
                              Corporate Secretary,            Secretary (1995-Present); Associate General Counsel
                              1996                            (1995-1996); Assistant General Counsel and Secretary
                              Director, 1997*                 (1994-1995); Counsel (1990-1994), Hartford Life and Accident
                                                              Insurance Company; Senior Vice President (1997-Present);
                                                              General Counsel (1996-Present); Corporate Secretary
                                                              (1995-Present); Director (1997-Present); Associate General
                                                              Counsel (1995-1996); Assistant General Counsel and Secretary
                                                              (1994-1995); Counsel (1990-1994), Hartford Life Insurance
                                                              Company; Vice President and General Counsel (1997-Present),
                                                              Hartford Life, Inc.

Lois W. Grady                 Senior Vice President,          Vice President (1994-1998), Hartford; Senior Vice President
                              1998                            (1998-Present); Vice President (1993-1997); Assistant Vice
                              Vice President, 1994            President (1987-1993), Hartford Life and Accident Insurance
                                                              Company; Senior Vice President (1998-Present); Vice
                                                              President (1994-1997); Assistant Vice President (1987-1994),
                                                              Hartford Life Insurance Company.

Stephen T. Joyce              Vice President, 1997            Assistant Vice President (1995-1997), Hartford; Assistant
                                                              Vice President (1994-1997), Hartford Life and Accident
                                                              Insurance Company; Vice President (1997-Present); Assistant
                                                              Vice President (1994-1997), Hartford Life Insurance Company.

Michael D. Keeler             Vice President, 1998            Vice President (1998-Present); Hartford Life and Accident
                                                              Insurance Company; Vice President (1995-1997), Providian
                                                              Insurance; Supervisor/Manager (1985-1995), U.S. West
                                                              Communications.

Robert A. Kerzner             Senior Vice President,          Senior Vice President (1998-Present); Vice President
                              1998                            (1994-1998), Hartford; Senior Vice President (1998-Present);
                              Vice President, 1997            Vice President (1994-1997); Regional Vice President
                                                              (1991-1994), Hartford Life Insurance Company.

STATEMENT OF ADDITIONAL INFORMATION                                            5
--------------------------------------------------------------------------------

Thomas M. Marra               Executive Vice                  Senior Vice President (1993-1996); Director of Individual
                              President, 1996                 Annuities (1991-1993), Hartford; Director (1994-Present);
                              Director, Individual            Executive Vice President (1995-Present); Director,
                              Life                            Individual Life and Annuity Division (1994-Present); Senior
                              and Annuity Division,           Vice President (1994-1995); Vice President (1989-1994);
                              1993                            Actuary (1987-1997), Hartford Life and Accident Insurance
                              Director, 1994*                 Company; Director (1994-Present); Executive Vice President
                                                              (1995-Present); Director, Individual Life and Annuity
                                                              Division (1994-Present); Senior Vice President (1994-1995);
                                                              Vice President (1989-1994); Actuary (1987-1995), Hartford
                                                              Life Insurance Company; Executive Vice President, Individual
                                                              Life and Annuities (1997-Present), Hartford Life, Inc.

Steven L. Matthieson          Vice President, 1984            Director of New Business (1984-1997), Hartford.

Craig R. Raymond              Senior Vice President,          Vice President (1993-1997); Assistant Vice President
                              1997                            (1992-1993); Actuary (1989-1994), Hartford; Senior Vice
                              Chief Actuary, 1994             President (1997-Present); Chief Actuary (1995-Present); Vice
                                                              President (1993-1997); Actuary (1990-1995), Hartford Life
                                                              and Accident Insurance Company; Senior Vice President
                                                              (1997-Present); Chief Actuary (1994-Present); Vice President
                                                              (1993-1997); Assistant Vice President (1992-1993); Actuary
                                                              (1989-1994), Hartford Life Insurance Company; Vice President
                                                              and Chief Actuary (1997-Present), Hartford Life, Inc.

Lowndes A. Smith              President, 1989                 Chief Operating Officer (1989-1997), Hartford; Director
                              Chief Executive                 (1981-Present); President (1989-Present); Chief Executive
                              Officer, 1997                   Officer (1997-Present); Chief Operating Officer (1989-1997),
                              Director, 1985*                 Hartford Life and Accident Insurance Company; Director
                                                              (1981-Present); President (1989-Present), Chief Executive
                                                              Officer (1997-Present); Chief Operating Officer (1989-1997),
                                                              Hartford Life Insurance Company; Chief Executive Officer and
                                                              President and Director (1997-Present), Hartford Life, Inc.

David M. Znamierowski         Senior Vice President,          Vice President (1997) Senior Vice President (1997) Director,
                              1997                            Risk Management Strategy (1996) Director (1998), Hartford;
                              Director, 1998                  Director (1998-Present); Senior Vice President
                                                              (1997-Present); Hartford Life and Accident Insurance
                                                              Company; Vice President, Investment Strategy (1997-Present),
                                                              Hartford Life, Inc.; Vice President, Investment Strategy &
                                                              Policy (1991-1996), Aetna Life and Casualty.

Separate Account VL I -- was established as a separate account under Connecticut law on June 8, 1995. The Separate Account is classified as a unit investment trust registered with the Securities and Exchange Commission under the Investment Company Act of 1940.

Services
--------------------------------------------------------------------------------

Safekeeping of Assets -- Title to the assets of the Separate Account is held by Hartford. The assets are kept physically segregated and are held separate and apart from Hartford's general corporate assets. Records are maintained of all purchases and redemptions of Fund shares held in each of the Sub-Accounts.

Experts
--------------------------------------------------------------------------------

Independent Public Accountants -- The audited financial statements included in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. Reference is made to the report on the statutory financial statements of Hartford Life and Annuity

6                                    HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
--------------------------------------------------------------------------------
Insurance Company which states the statutory financial statements are presented in accordance with statutory accounting practices prescribed or permitted by the National Association of Insurance Commissioners and the State of Connecticut Insurance Department, and are not presented in accordance with generally accepted accounting principles. The principal business address of Arthur Andersen LLP is One Financial Plaza, Hartford, Connecticut 06103.

Actuarial Expert -- The hypothetical Policy illustrations included in this Statement of Additional Information and the registration statement with respect to the Separate Account have been approved by Kenneth A. McCullum, FSA, MAAA, Assistant Vice President and Director, Individual Life Product Development, for Hartford, and are included in reliance upon his opinion as to their reasonableness.

Distribution of the Policies
--------------------------------------------------------------------------------

Hartford Equity Sales Company, Inc. ("HESCO") serves as principal underwriter for the policies and will offer the policies on a continuous basis. HESCO is controlled by Hartford and is located at the same address as Hartford. HESCO is registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934 as a broker-dealer and is a member of the National Association of Securities Dealers, Inc. ("NASD").

The policies will be sold by salespersons who represent Hartford as insurance agents and who are registered representatives of HESCO or certain other registered broker-dealers who have entered into distribution agreements with HESCO.

Broker-dealers or financial institutions are compensated according to a schedule set forth by HESCO and any applicable rules or regulations for variable insurance compensation. The compensation payable may vary with the distribution agreements with HESCO. Compensation is generally based on premium payments. This compensation is usually paid from the sales charges described in the Prospectus.

During the first Policy Year, the most common schedule of commission we pay is 70% of the premium paid up to the Target Premium and 2.0% of the premium in excess of the Target Premium. The Target Premium is an amount used to calculate sales commissions where the Target Premium amounts vary by the: (1) age; (2) sex; and (3) insurance class of the Insured. In Policy Years 2 and later, this schedule allows for a commission of 2% of Premiums paid. A sales representative may be required to return all or a portion of the commissions paid if the Policy terminates prior to the Policy's first Policy Anniversary.

In addition, a broker-dealer or financial institution may also receive additional compensation for, among other things, training, marketing or other services provided. HESCO, its affiliates or Hartford may also make compensation arrangements with certain broker-dealers or other financial institutions based on total sales by the broker-dealer or financial institution of insurance products. These payments, which may be different for broker-dealers or financial institutions, will be made by HESCO, its affiliates or Hartford out of their assets and will not effect the amounts paid by the policy owner to purchase, hold or surrender variable insurance products.

The following table shows officers and directors of HESCO:

------------------------------------------------------------------
Name and Principal
Business Address            Positions and Offices
Lowndes A. Smith            President and Chief Executive Officer,
                            Director
------------------------------------------------------------------
Thomas M. Marra             Executive Vice President, Director
------------------------------------------------------------------
Peter W. Cummins            Senior Vice President
------------------------------------------------------------------
Lynda Godkin                Senior Vice President, General Counsel
                            and Corporate Secretary
------------------------------------------------------------------
Donald E. Waggaman, Jr.     Treasurer
------------------------------------------------------------------
George R. Jay               Controller
------------------------------------------------------------------

Additional Information About Charges
--------------------------------------------------------------------------------

Sales Load -- The front-end sales load is a charge deducted from each premium payment. The current and maximum sales load in policy year 1 is 8%. The current sales load after policy year 1 is 4%. The maximum sales load is 8% in policy years 2 through 20 and 6% thereafter.

The front-end load under the policies may be used to cover expenses related to the sale and distribution of the policies.

Reduced Charges for Eligible Groups -- Certain of the charges and deductions described above may be reduced for policies issued in connection with a specific plan, in accordance with our rules in effect as of the date the application for a policy is approved. To qualify for such a reduction, a plan must satisfy certain criteria, e.g., as to size of the plan, expected number of participants and anticipated premium payment from the plan. Generally, the sales contacts and effort, administrative costs and mortality cost per policy vary, based on such factors as the size of the plan, the purposes for which policies are purchased and certain characteristics of the plan's members. The amount of reduction and the criteria for qualification will be reflected in the reduced sales effort and administrative costs resulting from, and the different mortality experience expected as a result of, sales to qualifying plans. We may modify, from time to time on a uniform basis, both the amounts of reductions and the criteria for qualification. Reductions in these charges will not be unfairly discriminatory against any person, including the affected policy owners invested in Separate Account VL I.

Underwriting Procedures -- To purchase a policy you must submit an application to us. Within limits, you may choose the

STATEMENT OF ADDITIONAL INFORMATION                                            7
--------------------------------------------------------------------------------
initial Face Amount. Policies generally will be issued only on the lives of insureds the ages of 0 and 85 who supply evidence of insurability satisfactory to us. Acceptance is subject to our underwriting rules and we reserve the right to reject an application for any reason.

Cost of insurance rates will be determined on each policy anniversary based on our future expectations of such factors as mortality, expenses, interest, persistency and taxes. For preferred and standard risks, the cost of insurance rate will not exceed those based on the 1980 Commissioners' Standard Ordinary Mortality Table (ALB), Male or Female, Nonsmoker or Smoker Table, age last birthday (unisex rates may be required in some states). A table of guaranteed cost of insurance rates per $1,000 will be included in your policy, however, we reserve the right to use rates less than those shown in the table. Special risk classes are used when mortality experience in excess of the standard risk classes is expected. These substandard risks will be charged a higher cost of insurance rate that will not exceed rates based on a multiple of 1980 Commissioners' Standard Ordinary Mortality Table (ALB), Male or Female, Nonsmoker or Smoker Table, age last birthday (unisex rates may be required in some states) plus any flat extra amount assessed. The multiple will be based on the insured's substandard rating.

No change in the terms or conditions of a policy will be made without your consent.

Unscheduled Increases in Face Amount -- At any time after the first policy year, you may request in writing to change the Face Amount. The minimum amount by which the Face Amount can be increased is based on our rules then in effect.

We reserve the right to limit the number of increases or decreases made under a policy to no more than one in any 12 month period.

All requests to increase the Face Amount must be applied for on a new application and accompanied by your policy. All requests will be subject to evidence of insurability satisfactory to us. Any increase approved by us will be effective on the Monthly Activity Date shown on the new policy specifications page, provided that the Monthly Deduction Amount for the first month after the effective date of the increase is made. Each unscheduled increase in Face Amount is subject to an increase fee. We deduct the fee each month for twelve months after the increase. The Face Increase Fee rate is per $1,000 amount and varies by the attained age of the insured.

8                                    HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
--------------------------------------------------------------------------------

Illustration of Death Benefits, Account Values and Cash Surrender Values

The following tables illustrate the way in which the Policy operates. They show how the Death Benefit, Account Values and Cash Surrender Values could vary over an extended period of time, assuming hypothetical gross rates of return equal to constant after tax annual rates of 0%, 6% and 12%. The illustrations assume a male, preferred, non-nicotine, age 35, with $250,000 of Face Amount and a premium of $1,875 paid in all years.

The Death Benefit, Account Value and Cash Surrender Value for a Policy would be different from those shown if the rates of return averaged 0%, 6% and 12% over a period of years, but also fluctuated above or below those averages for individual Policy Years. They would also differ if any Policy loan was made during the period of time illustrated.

The tables reflect the deductions of current Policy charges and guaranteed Policy charges for a single gross interest rate. The Death Benefits, Account Values and Cash Surrender Values would change if current Cost of Insurance charges change.

The amounts shown for the Death Benefit, Account Value and Cash Surrender Value as of the end of each Policy Year take into account an average daily charge equal to an annual charge of 0.71% of the average daily net assets of the Funds for investment advisory and administrative services fees. The gross annual investment return rates of 0%, 6% and 12% on the Fund's assets are equal to net annual investment return rates (net of the 0.71% average daily charge) of -0.71%, 5.29% and 11.29%, respectively.

In addition, the Death Benefit, Account Value and Cash Surrender Value as of the end of each Policy Year take into account the front-end sales load, tax charge, Cost of Insurance charge, monthly administrative fee, and mortality and expense risk charge. For purpose of the illustrations in this Statement of Additional Information, the tax charge is assumed to be an average of 1.75%.

The hypothetical returns shown in the illustrations are without any tax charges that may be allocable to the Separate Account in the future. In order to produce after-tax returns of 0%, 6%, and 12%, the Separate Account would have to earn a sufficient amount in excess of 0% or 6% or 12%, respectively, to cover any tax charges.

The "Premiums Accumulated at 5% Interest Per Year" column of each illustration table shows the amount which would accumulate if the initial premium was invested to earn interest, after taxes, of 5% per year, compounded annually.

Hartford will furnish, upon request, a comparable illustration reflecting the proposed Insured's age and risk classification, a Policy's proposed Face Amount or the initial premium requested, and reflecting guaranteed Cost of Insurance rates. Hartford will also furnish an additional similar illustration reflecting current Cost of Insurance rates, which may be less than, but never greater than, the guaranteed Cost of Insurance rates.

STATEMENT OF ADDITIONAL INFORMATION                                            9
--------------------------------------------------------------------------------
               FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE

                          DEATH BENEFIT OPTION: LEVEL
                              $250,000 FACE AMOUNT
                    ISSUE AGE 35 MALE PREFERRED NON-NICOTINE
                             $1,875 PLANNED PREMIUM

    ASSUMING HYPOTHETICAL GROSS ANNUAL INVESTMENT RETURN OF 12% (11.29% NET)

                                               CURRENT CHARGES*
                                                                             GUARANTEED CHARGES**
                           Premiums      -------------------------------------------------------------
End of                   Accumulated                 Cash                            Cash
Policy                  at 5% Interest   Account   Surrender    Death    Account   Surrender    Death
Year                       Per Year       Value      Value     Benefit    Value      Value     Benefit
------------------------------------------------------------------------------------------------------
 1                           1,969        1,153           0    250,000    1,121           0    250,000
 2                           4,036        2,493         523    250,000    2,299         329    250,000
 3                           6,206        3,972       2,097    250,000    3,598       1,723    250,000
 4                           8,486        5,602       4,477    250,000    5,029       3,904    250,000
 5                          10,879        7,403       6,465    250,000    6,608       5,671    250,000
 6                          13,391        9,387       8,637    250,000    8,347       7,597    250,000
 7                          16,030       11,574      11,011    250,000   10,261       9,699    250,000
 8                          18,800       13,982      13,607    250,000   12,366      11,991    250,000
 9                          21,709       16,639      16,452    250,000   14,688      14,500    250,000
10                          24,763       19,554      19,554    250,000   17,225      17,225    250,000
11                          27,970       23,323      23,323    250,000   20,467      20,467    250,000
12                          31,337       27,481      27,481    250,000   24,019      24,019    250,000
13                          34,872       32,066      32,066    250,000   27,907      27,907    250,000
14                          38,585       37,125      37,125    250,000   32,165      32,165    250,000
15                          42,483       42,709      42,709    250,000   36,834      36,834    250,000
16                          46,576       48,873      48,873    250,000   41,951      41,951    250,000
17                          50,873       55,688      55,688    250,000   47,571      47,571    250,000
18                          55,386       63,222      63,222    250,000   53,745      53,745    250,000
19                          60,124       71,556      71,556    250,000   60,531      60,531    250,000
20                          65,099       80,784      80,784    250,000   68,001      68,001    250,000

25                          93,963       144,365    144,365    250,000   118,857    118,857    250,000
30                         130,801       252,223    252,223    307,711   203,679    203,679    250,000
------------------------------------------------------------------------------------------------------

 *These values reflect investment results using current cost of insurance rates, administrative fees, and Mortality and Expense Risk rates.
**These values reflect investment results using guaranteed cost of insurance rates, administrative fees, and Mortality and Expense Risk rates.

These values reflect Current Front-End Sales Loads of 8% in year 1 and 4% thereafter, and Guaranteed Front-End Sales Loads of 8% in policy years 1 through 20 and 6% thereafter. The surrender charge effective in any year can be determined by subtracting the cash surrender value from the account value.

The Death Benefit may, and the Account Values and Cash Surrender Values will differ if premiums are paid in different amounts or frequencies.

THE HYPOTHETICAL INVESTMENT RESULTS SHOWN ABOVE AND ELSEWHERE IN THIS PROSPECTUS ARE ILLUSTRATIVE ONLY AND SHOULD NOT BE DEEMED A REPRESENTATION OF PAST OR FUTURE INVESTMENT RESULTS. ACTUAL INVESTMENT RESULTS MAY BE MORE OR LESS THAN THOSE SHOWN. THE DEATH BENEFIT, ACCOUNT VALUE AND CASH SURRENDER VALUE FOR A POLICY WOULD BE DIFFERENT FROM THOSE SHOWN IF ACTUAL INVESTMENT RETURN APPLICABLE TO THE POLICY AVERAGE 12% OVER A PERIOD OF YEARS, BUT ALSO FLUCTUATED ABOVE OR BELOW THAT AVERAGE FOR INDIVIDUAL POLICY YEARS. THE DEATH BENEFIT, ACCOUNT VALUE AND CASH SURRENDER VALUE FOR A POLICY WOULD ALSO BE DIFFERENT FROM THOSE SHOWN, DEPENDING ON THE INVESTMENT ALLOCATIONS MADE TO THE SEPARATE ACCOUNTS AND THE RATES OF RETURN OF THE SEPARATE ACCOUNT IF THE ACTUAL RATES OF INVESTMENT RETURN APPLICABLE TO THE POLICY AVERAGED 12%, BUT VARIED ABOVE OR BELOW THAT AVERAGE FOR THE SEPARATE ACCOUNT. NO REPRESENTATION CAN BE MADE THAT THIS HYPOTHETICAL RATE OF RETURN CAN BE ACHIEVED FOR ANY ONE YEAR OR SUSTAINED OVER ANY PERIOD OF TIME.

10                                   HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
--------------------------------------------------------------------------------
               FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE

                          DEATH BENEFIT OPTION: LEVEL
                              $250,000 FACE AMOUNT
                    ISSUE AGE 35 MALE PREFERRED NON-NICOTINE
                             $1,875 PLANNED PREMIUM

     ASSUMING HYPOTHETICAL GROSS ANNUAL INVESTMENT RETURN OF 6% (5.29% NET)

                                               CURRENT CHARGES*
                                                                             GUARANTEED CHARGES**
                           Premiums      -------------------------------------------------------------
End of                   Accumulated                 Cash                            Cash
Policy                  at 5% Interest   Account   Surrender    Death    Account   Surrender    Death
Year                       Per Year       Value      Value     Benefit    Value      Value     Benefit
------------------------------------------------------------------------------------------------------
 1                           1,969        1,073          0     250,000    1,042          0     250,000
 2                           4,036        2,258        288     250,000    2,073        103     250,000
 3                           6,206        3,494      1,619     250,000    3,149      1,274     250,000
 4                           8,486        4,783      3,658     250,000    4,268      3,143     250,000
 5                          10,879        6,129      5,191     250,000    5,436      4,499     250,000
 6                          13,391        7,531      6,781     250,000    6,651      5,901     250,000
 7                          16,030        8,990      8,428     250,000    7,914      7,352     250,000
 8                          18,800       10,508     10,133     250,000    9,224      8,849     250,000
 9                          21,709       12,090     11,903     250,000   10,588     10,401     250,000
10                          24,763       13,722     13,722     250,000   11,986     11,986     250,000
11                          27,970       15,925     15,925     250,000   13,854     13,854     250,000
12                          31,337       18,211     18,211     250,000   15,772     15,772     250,000
13                          34,872       20,578     20,578     250,000   17,731     17,731     250,000
14                          38,585       23,028     23,028     250,000   19,732     19,732     250,000
15                          42,483       25,563     25,563     250,000   21,774     21,774     250,000
16                          46,576       28,182     28,182     250,000   23,850     23,850     250,000
17                          50,873       30,893     30,893     250,000   25,966     25,966     250,000
18                          55,386       33,695     33,695     250,000   28,116     28,116     250,000
19                          60,124       36,590     36,590     250,000   30,296     30,296     250,000
20                          65,099       39,580     39,580     250,000   32,506     32,506     250,000

25                          93,963       55,997     55,997     250,000   43,999     43,999     250,000
30                         130,801       74,695     74,695     250,000   54,822     54,822     250,000
------------------------------------------------------------------------------------------------------

 *These values reflect investment results using current cost of insurance rates, administrative fees, and Mortality and Expense Risk rates.
**These values reflect investment results using guaranteed cost of insurance rates, administrative fees, and Mortality and Expense Risk rates.

These values reflect Current Front-End Sales Loads of 8% in year 1 and 4% thereafter, and Guaranteed Front-End Sales Loads of 8% in policy years 1 through 20 and 6% thereafter. The surrender charge effective in any year can be determined by subtracting the cash surrender value from the account value.

The Death Benefit may, and the Account Values and Cash Surrender Values will differ if premiums are paid in different amounts or frequencies.

THE HYPOTHETICAL INVESTMENT RESULTS SHOWN ABOVE AND ELSEWHERE IN THIS PROSPECTUS ARE ILLUSTRATIVE ONLY AND SHOULD NOT BE DEEMED A REPRESENTATION OF PAST OR FUTURE INVESTMENT RESULTS. ACTUAL INVESTMENT RESULTS MAY BE MORE OR LESS THAN THOSE SHOWN. THE DEATH BENEFIT, ACCOUNT VALUE AND CASH SURRENDER VALUE FOR A POLICY WOULD BE DIFFERENT FROM THOSE SHOWN IF ACTUAL INVESTMENT RETURN APPLICABLE TO THE POLICY AVERAGE 6% OVER A PERIOD OF YEARS, BUT ALSO FLUCTUATED ABOVE OR BELOW THAT AVERAGE FOR INDIVIDUAL POLICY YEARS. THE DEATH BENEFIT, ACCOUNT VALUE AND CASH SURRENDER VALUE FOR A POLICY WOULD ALSO BE DIFFERENT FROM THOSE SHOWN, DEPENDING ON THE INVESTMENT ALLOCATIONS MADE TO THE SEPARATE ACCOUNTS AND THE RATES OF RETURN OF THE SEPARATE ACCOUNT IF THE ACTUAL RATES OF INVESTMENT RETURN APPLICABLE TO THE POLICY AVERAGED 6%, BUT VARIED ABOVE OR BELOW THAT AVERAGE FOR THE SEPARATE ACCOUNT. NO REPRESENTATION CAN BE MADE THAT THIS HYPOTHETICAL RATE OF RETURN CAN BE ACHIEVED FOR ANY ONE YEAR OR SUSTAINED OVER ANY PERIOD OF TIME.

STATEMENT OF ADDITIONAL INFORMATION                                           11
--------------------------------------------------------------------------------
               FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE

                          DEATH BENEFIT OPTION: LEVEL
                              $250,000 FACE AMOUNT
                    ISSUE AGE 35 MALE PREFERRED NON-NICOTINE
                             $1,875 PLANNED PREMIUM

     ASSUMING HYPOTHETICAL GROSS ANNUAL INVESTMENT RETURN OF 0% (-.71% NET)

                                               CURRENT CHARGES*
                                                                             GUARANTEED CHARGES**
                           Premiums      -------------------------------------------------------------
End of                   Accumulated                 Cash                            Cash
Policy                  at 5% Interest   Account   Surrender    Death    Account   Surrender    Death
Year                       Per Year       Value      Value     Benefit    Value      Value     Benefit
------------------------------------------------------------------------------------------------------
 1                           1,969          994          0     250,000      964          0     250,000
 2                           4,036        2,033         63     250,000    1,858          0     250,000
 3                           6,206        3,055      1,180     250,000    2,737        862     250,000
 4                           8,486        4,059      2,934     250,000    3,598      2,473     250,000
 5                          10,879        5,047      4,110     250,000    4,445      3,508     250,000
 6                          13,391        6,016      5,266     250,000    5,274      4,524     250,000
 7                          16,030        6,965      6,403     250,000    6,084      5,521     250,000
 8                          18,800        7,893      7,518     250,000    6,871      6,496     250,000
 9                          21,709        8,803      8,615     250,000    7,643      7,455     250,000
10                          24,763        9,678      9,678     250,000    8,375      8,375     250,000
11                          27,970       10,999     10,999     250,000    9,479      9,479     250,000
12                          31,337       12,279     12,279     250,000   10,530     10,530     250,000
13                          34,872       13,511     13,511     250,000   11,517     11,517     250,000
14                          38,585       14,693     14,693     250,000   12,439     12,439     250,000
15                          42,483       15,824     15,824     250,000   13,293     13,293     250,000
16                          46,576       16,898     16,898     250,000   14,069     14,069     250,000
17                          50,873       17,918     17,918     250,000   14,773     14,773     250,000
18                          55,386       18,876     18,876     250,000   15,396     15,396     250,000
19                          60,124       19,771     19,771     250,000   15,930     15,930     250,000
20                          65,099       20,599     20,599     250,000   16,375     16,375     250,000

25                          93,963       23,532     23,532     250,000   17,122     17,122     250,000
30                         130,801       23,511     23,511     250,000   13,687     13,687     250,000
------------------------------------------------------------------------------------------------------

 *These values reflect investment results using current cost of insurance rates, administrative fees, and Mortality and Expense Risk rates.
**These values reflect investment results using guaranteed cost of insurance rates, administrative fees, and Mortality and Expense Risk rates.

These values reflect Current Front-End Sales Loads of 8% in year 1 and 4% thereafter, and Guaranteed Front-End Sales Loads of 8% in policy years 1 through 20 and 6% thereafter. The surrender charge effective in any year can be determined by subtracting the cash surrender value from the account value.

The Death Benefit may, and the Account Values and Cash Surrender Values will differ if premiums are paid in different amounts or frequencies.

THE HYPOTHETICAL INVESTMENT RESULTS SHOWN ABOVE AND ELSEWHERE IN THIS PROSPECTUS ARE ILLUSTRATIVE ONLY AND SHOULD NOT BE DEEMED A REPRESENTATION OF PAST OR FUTURE INVESTMENT RESULTS. ACTUAL INVESTMENT RESULTS MAY BE MORE OR LESS THAN THOSE SHOWN. THE DEATH BENEFIT, ACCOUNT VALUE AND CASH SURRENDER VALUE FOR A POLICY WOULD BE DIFFERENT FROM THOSE SHOWN IF ACTUAL INVESTMENT RETURN APPLICABLE TO THE POLICY AVERAGE 0% OVER A PERIOD OF YEARS, BUT ALSO FLUCTUATED ABOVE OR BELOW THAT AVERAGE FOR INDIVIDUAL POLICY YEARS. THE DEATH BENEFIT, ACCOUNT VALUE AND CASH SURRENDER VALUE FOR A POLICY WOULD ALSO BE DIFFERENT FROM THOSE SHOWN, DEPENDING ON THE INVESTMENT ALLOCATIONS MADE TO THE SEPARATE ACCOUNTS AND THE RATES OF RETURN OF THE SEPARATE ACCOUNT IF THE ACTUAL RATES OF INVESTMENT RETURN APPLICABLE TO THE POLICY AVERAGED 0%, BUT VARIED ABOVE OR BELOW THAT AVERAGE FOR THE SEPARATE ACCOUNT. NO REPRESENTATION CAN BE MADE THAT THIS HYPOTHETICAL RATE OF RETURN CAN BE ACHIEVED FOR ANY ONE YEAR OR SUSTAINED OVER ANY PERIOD OF TIME.

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                 SA-1
--------------------------------------------------------------------------------

 SEPARATE ACCOUNT VL I

FINANCIAL STATEMENTS
SEPTEMBER 30, 1999 (UNAUDITED)

Index
Statement of Assets and Liabilities as of September 30, 1999
 (unaudited)................................................     SA-2
Statement of Changes in Net Assets for the nine months ended
 September 30, 1999 (unaudited).............................     SA-6
Statement of Operations for the nine months ended September
 30, 1999 (unaudited).......................................    SA-10

SA-2                                 HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
--------------------------------------------------------------------------------

 SEPARATE ACCOUNT VL I

STATEMENT OF ASSETS AND LIABILITIES
SEPTEMBER 30, 1999 (UNAUDITED)

                                                                                                 Money
                                                                 Bond Fund     Stock Fund     Market Fund
                                                                Sub-Account    Sub-Account    Sub-Account
                                                                -----------    -----------    -----------
Assets:
  Investments:
    Hartford Bond HLS Fund, Inc.
    Shares 11,230,227
    Cost $11,897,802
      Market Value..........................................    $11,802,206        --             --
    Hartford Stock HLS Fund, Inc.
    Shares 6,291,821
    Cost $38,567,594
      Market Value..........................................        --         $40,052,805        --
    Hartford Money Market HLS Fund, Inc.
    Shares 26,224,948
    Cost $26,224,948
      Market Value..........................................        --             --         $26,224,948
    Hartford Advisers HLS Fund, Inc.
    Shares 7,513,104
    Cost $21,280,928
      Market Value..........................................        --             --             --
    Hartford Capital Appreciation HLS Fund, Inc.
    Shares 5,503,151
    Cost $24,996,623
      Market Value..........................................        --             --             --
    Hartford Mortgage Securities HLS Fund, Inc.
    Shares 1,032,670
    Cost $1,132,305
      Market Value..........................................        --             --             --
    Hartford Index HLS Fund, Inc.
    Shares 5,983,894
    Cost $20,461,301
      Market Value..........................................        --             --             --
    Hartford International Opportunities HLS Fund, Inc.
    Shares 4,699,706
    Cost $6,296,698
      Market Value..........................................        --             --             --
    Hartford Dividend and Growth HLS Fund, Inc.
    Shares 8,224,846
    Cost $17,047,383
      Market Value..........................................        --             --             --
    Due from Hartford Life & Annuity Insurance Company......         73,536          8,606         67,939
    Receivable from fund shares sold........................        --             --             --
                                                                -----------    -----------    -----------
    Total Assets............................................     11,875,742     40,061,411     26,292,887
                                                                -----------    -----------    -----------
Liabilities:
    Due to Hartford Life & Annuity Insurance Company........        --             --             --
    Payable for fund shares purchased.......................         73,535          9,008         67,384
                                                                -----------    -----------    -----------
    Total Liabilities.......................................         73,535          9,008         67,384
                                                                -----------    -----------    -----------
    Net Assets (variable life contract liabilities).........    $11,802,207    $40,052,403    $26,225,503
                                                                ===========    ===========    ===========
    Units Owned by Participants.............................      8,108,752     12,069,368     19,428,745
    Unit Values.............................................    $  1.455490    $  3.318517    $  1.349830

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                 SA-3
--------------------------------------------------------------------------------

                      Capital       Mortgage                   International    Dividend
                    Appreciation   Securities       Index      Opportunities   and Growth
    Advisers Fund       Fund          Fund          Fund           Fund           Fund
     Sub-Account    Sub-Account    Sub-Account   Sub-Account    Sub-Account    Sub-Account
    -------------   ------------   -----------   -----------   -------------   -----------
Assets:
  Investments:
    Hartford
     Bond
     HLS
 Fund, Inc.
     Shares 11,230,227
     Cost $11,897,802
      Market
    Value...      --     --            --            --            --              --
    Hartford
     Stock
     HLS
 Fund, Inc.
     Shares 6,291,821
     Cost $38,567,594
      Market
    Value...      --     --            --            --            --              --
    Hartford
     Money
     Market
     HLS
 Fund, Inc.
     Shares 26,224,948
     Cost $26,224,948
      Market
    Value...      --     --            --            --            --              --
    Hartford
    Advisers
     HLS
 Fund, Inc.
     Shares 7,513,104
     Cost $21,280,928
      Market
    Value...  $21,105,384     --       --            --            --              --
    Hartford
     Capital
Appreciation
     HLS
 Fund, Inc.
     Shares 5,503,151
     Cost $24,996,623
      Market
    Value...      -- $27,102,132       --            --            --              --
    Hartford
    Mortgage
  Securities
     HLS
 Fund, Inc.
     Shares 1,032,670
     Cost $1,132,305
      Market
    Value...      --     --        $1,134,238        --            --              --
    Hartford
     Index
     HLS
 Fund, Inc.
     Shares 5,983,894
     Cost $20,461,301
      Market
    Value...      --     --            --        $22,035,924       --              --
    Hartford
    International
    Opportunities
     HLS
     Fund, Inc.
     Shares 4,699,706
     Cost $6,296,698
      Market
    Value...      --     --            --            --         $7,282,956         --
    Hartford
    Dividend
     and
     Growth
     HLS
 Fund, Inc.
     Shares 8,224,846
     Cost $17,047,383
      Market
    Value...      --     --            --            --            --          $16,852,059
Due
from
Hartford
 Life &
 Annuity
 Insurance
Company...       91,735      45,738     --           181,170        12,047          35,844
    Receivable
     from fund
     shares
     sold...      --     --            --            --            --              --
     -----------    -----------    ----------    -----------    ----------     -----------
    Total
Assets...   21,197,119  27,147,870  1,134,238     22,217,094     7,295,003      16,887,903
     -----------    -----------    ----------    -----------    ----------     -----------
Liabilities:
Due
 to
 Hartford
  Life &
  Annuity
Insurance
Company...      --      --                  2        --            --              --
    Payable
     for
     fund
     shares
     purchased...       91,819      45,967     --     182,334       12,146          36,276
     -----------    -----------    ----------    -----------    ----------     -----------
    Total
    Liabilities...       91,819      45,967          2     182,334      12,146      36,276
     -----------    -----------    ----------    -----------    ----------     -----------
Net
Assets
(variable
     life
 contract
 liabilities)...  $21,105,300 $27,101,903 $1,134,236 $22,034,760  $7,282,857   $16,851,627
     ===========    ===========    ==========    ===========    ==========     ===========
    Units
    Owned
     by
     Participants...    8,472,852   9,938,213    777,732   7,054,503   3,743,905   7,346,454
    Unit
    Values...  $  2.490932 $  2.727040 $ 1.458388 $  3.123503   $ 1.945257     $  2.293845

SA-4                                 HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
--------------------------------------------------------------------------------

 SEPARATE ACCOUNT VL I

STATEMENT OF ASSETS AND LIABILITIES -- (CONTINUED)
SEPTEMBER 30, 1999 (UNAUDITED)

                                                                Fidelity VIP          Fidelity VIP
                                                                Equity-Income           Overseas
                                                                  Portfolio            Portfolio
                                                                 Sub-Account          Sub-Account
                                                                -------------         ------------
Assets:
  Investments:
    Fidelity VIP Equity-Income Portfolio
    Shares 385,697
    Cost $9,413,385
      Market Value..........................................     $9,596,155               --
    Fidelity VIP Overseas Portfolio
    Shares 135,798
    Cost $2,658,089
      Market Value..........................................        --                 $2,986,189
    Fidelity VIP II Asset Manager Portfolio
    Shares 94,640
    Cost $1,620,066
      Market Value..........................................        --                    --
    Hartford Growth and Income HLS Fund
    Shares 1,137,371
    Cost $1,439,231
      Market Value..........................................        --                    --
    Hartford International Advisers HLS Fund, Inc.
    Shares 113,125
    Cost $134,775
      Market Value..........................................        --                    --
    Hartford Small Company HLS Fund, Inc.
    Shares 719,691
    Cost $1,045,002
      Market Value..........................................        --                    --
    Hartford MidCap HLS Fund, Inc.
    Shares 956,283
    Cost $1,523,848
      Market Value..........................................        --                    --
    Due from Hartford Life & Annuity Insurance Company......             31                    87
    Receivable from fund shares sold........................        --                    --
                                                                 ----------            ----------
    Total Assets............................................      9,596,186             2,986,276
                                                                 ----------            ----------
Liabilities:
    Due to Hartford Life & Annuity Insurance Company........        --                    --
    Payable for fund shares purchased.......................            315                   167
                                                                 ----------            ----------
    Total Liabilities.......................................            315                   167
                                                                 ----------            ----------
    Net Assets (variable life contract liabilities).........     $9,595,871            $2,986,109
                                                                 ==========            ==========
    Units Owned by Participants.............................      4,759,962             1,708,505
    Unit Values.............................................     $ 2.015955            $ 1.747790

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                 SA-5
--------------------------------------------------------------------------------

    Fidelity VIP II
     Asset Manager    Growth and    International   Small Company     MidCap
       Portfolio      Income Fund   Advisers Fund       Fund           Fund
      Sub-Account     Sub-Account    Sub-Account     Sub-Account    Sub-Account
    ---------------   -----------   -------------   -------------   -----------
Assets:
  Investments:
    Fidelity
     VIP
     Equity-Income
     Portfolio
     Shares 385,697
     Cost $9,413,385
      Market
    Value...      --      --            --              --              --
    Fidelity
     VIP
    Overseas
   Portfolio
     Shares 135,798
     Cost $2,658,089
      Market
    Value...      --      --            --              --              --
    Fidelity
     VIP II
     Asset
     Manager
   Portfolio
     Shares 94,640
     Cost $1,620,066
      Market
    Value...    $1,624,037     --       --              --              --
    Hartford
     Growth
     and
     Income
     HLS
     Fund
     Shares 1,137,371
     Cost $1,439,231
      Market
    Value...      --  $1,420,881        --              --              --
    Hartford
    International
     Advisers HLS
     Fund, Inc.
     Shares 113,125
     Cost $134,775
      Market
    Value...      --      --          $ 142,156         --              --
    Hartford
     Small
     Company
     HLS
 Fund, Inc.
     Shares 719,691
     Cost $1,045,002
      Market
    Value...      --      --            --           $1,159,944         --
    Hartford
     MidCap
     HLS
 Fund, Inc.
     Shares 956,283
     Cost $1,523,848
      Market
    Value...      --      --            --              --          $1,564,179
Due
from
Hartford
 Life &
 Annuity
 Insurance
Company...      --         1,349            238           2,641         --
    Receivable
     from fund
     shares
     sold...      --      --            --              --              34,456
       ----------     ----------      ---------      ----------     ----------
    Total
Assets...     1,624,037  1,422,230      142,394       1,162,585      1,598,635
       ----------     ----------      ---------      ----------     ----------
Liabilities:
Due
 to
 Hartford
  Life &
  Annuity
Insurance
Company...            27     --         --              --              34,456
    Payable
     for
     fund
     shares
     purchased...      --      1,356         238          2,633         --
       ----------     ----------      ---------      ----------     ----------
    Total
    Liabilities...            27      1,356         238       2,633     34,456
       ----------     ----------      ---------      ----------     ----------
Net
Assets
(variable
     life
 contract
 liabilities)...    $1,624,010 $1,420,874   $ 142,156  $1,159,952   $1,564,179
       ==========     ==========      =========      ==========     ==========
    Units
    Owned
     by
     Participants...       908,145  1,171,923     129,655     883,349  1,218,178
    Unit
    Values...    $ 1.788272 $ 1.212428   $1.096415   $ 1.313131     $ 1.284032

SA-6                                 HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
--------------------------------------------------------------------------------

 SEPARATE ACCOUNT VL I

STATEMENT OF CHANGES IN NET ASSETS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)

                                                                   Bond                   Stock
                                                                   Fund                   Fund
                                                                Sub-Account            Sub-Account
                                                                -----------            -----------
Operations:
  Net investment income (loss)..............................    $     1,797            $     5,020
  Capital gains income......................................         18,913              2,014,279
  Net realized gain (loss) on security transactions.........         (1,696)               (22,977)
  Net unrealized appreciation (depreciation) of investments
   during the period........................................       (144,066)            (1,128,685)
                                                                -----------            -----------
  Net increase (decrease) in net assets resulting from
   operations...............................................       (125,052)               867,637
                                                                -----------            -----------
Unit transactions:
  Purchases.................................................      1,750,933              7,871,795
  Net transfers.............................................      8,787,864             15,882,597
  Surrenders................................................       (246,433)              (757,297)
  Net loan withdrawals......................................        (69,781)              (170,457)
  Cost of insurance.........................................       (304,828)            (1,699,105)
                                                                -----------            -----------
  Net increase (decrease) in net assets resulting from unit
   transactions.............................................      9,917,755             21,127,533
                                                                -----------            -----------
  Total increase (decrease) in net assets...................      9,792,703             21,995,170
Net assets:
  Beginning of period.......................................      2,009,504             18,057,233
                                                                -----------            -----------
  End of period.............................................    $11,802,207            $40,052,403
                                                                ===========            ===========

Statement of Changes in Net Assets
 For the Year Ended December 31, 1998

                                                                   Bond                   Stock
                                                                   Fund                   Fund
                                                                Sub-Account            Sub-Account
                                                                -----------            -----------
Operations:
  Net investment income (loss)..............................    $   94,731             $   133,161
  Capital gains income......................................        --                     103,525
  Net realized gain (loss) on security transactions.........         9,305                     (98)
  Net unrealized appreciation (depreciation) of investments
   during the period........................................        38,190               2,521,917
                                                                ----------             -----------
  Net increase (decrease) in net assets resulting from
   operations...............................................       142,226               2,758,505
                                                                ----------             -----------
Unit transactions:
  Purchases.................................................       683,210               3,513,223
  Net transfers.............................................       571,074              10,950,874
  Surrenders................................................       (31,817)               (207,585)
  Net loan withdrawals......................................        (7,510)               (178,910)
  Cost of insurance.........................................      (110,589)               (599,935)
                                                                ----------             -----------
  Net increase (decrease) in net assets resulting from unit
   transactions.............................................     1,104,368              13,477,667
                                                                ----------             -----------
  Total increase (decrease) in net assets...................     1,246,594              16,236,172
Net assets:
  Beginning of period.......................................       762,910               1,821,061
                                                                ----------             -----------
  End of period.............................................    $2,009,504             $18,057,233
                                                                ==========             ===========

   The accompanying notes are an integral part of these financial statements.

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                 SA-7
--------------------------------------------------------------------------------

                                   Capital       Mortgage                   International
    Money Market    Advisers     Appreciation   Securities       Index      Opportunities
        Fund          Fund           Fund          Fund          Fund           Fund
    Sub-Account    Sub-Account   Sub-Account    Sub-Account   Sub-Account    Sub-Account
    ------------   -----------   ------------   -----------   -----------   -------------
Operations:
Net
investment
   income
 (loss)... $    724,406 $     7,248 $       216 $   --        $    25,636    $    5,741
  Capital
   gains
income...      --    1,057,290     1,292,277        --            208,905       --
Net
realized
   gain
  (loss)
   on
security
transactions...      --      (1,156)      17,757     (2,882)       (2,400)       24,859
Net
unrealized
appreciation
(depreciation)
   of
   investments
   during the
   period...      --    (929,210)     594,477       11,781        143,466       809,048
    ------------   -----------   -----------    ----------    -----------    ----------
Net
increase
(decrease)
   in net
   assets
 resulting
   from
   operations...      724,406     134,172   1,904,727      8,899     375,607     839,648
    ------------   -----------   -----------    ----------    -----------    ----------
Unit
transactions:
  Purchases...   90,218,242   3,887,278   5,860,022    348,440   3,258,851    1,758,602
Net
transfers...  (83,560,906)   9,519,610   4,084,799    174,468   8,813,830      (612,101)
  Surrenders...     (422,668)    (415,348)    (609,709)     (2,833)    (385,751)    (256,110)
Net
loan
withdrawals...   (4,244,844)      (4,706)    (154,330)     (3,752)    (100,200)     (49,260)
  Cost
   of
   insurance...   (2,286,203)    (788,862)  (1,045,314)    (50,647)    (789,265)    (272,942)
    ------------   -----------   -----------    ----------    -----------    ----------
Net
increase
(decrease)
   in net
   assets
 resulting
   from
   unit
   transactions...     (296,379)  12,197,972   8,135,468    465,676  10,797,465     568,189
    ------------   -----------   -----------    ----------    -----------    ----------
  Total
  increase
(decrease)
   in net
 assets...      428,027  12,332,144  10,040,195    474,575     11,173,072     1,407,837
Net
assets:
  Beginning
   of
  period...   25,797,476   8,773,156  17,061,708    659,661    10,861,688     5,875,020
    ------------   -----------   -----------    ----------    -----------    ----------
End
 of
 period... $ 26,225,503 $21,105,300 $27,101,903 $1,134,236    $22,034,760    $7,282,857
    ============   ===========   ===========    ==========    ===========    ==========

                                   Capital       Mortgage                   International
    Money Market    Advisers     Appreciation   Securities       Index      Opportunities
        Fund          Fund           Fund          Fund          Fund           Fund
    Sub-Account    Sub-Account   Sub-Account    Sub-Account   Sub-Account    Sub-Account
    ------------   -----------   ------------   -----------   -----------   -------------
Operations:
Net
investment
   income
 (loss)... $    445,803 $  169,656 $    88,276   $ 37,142     $    84,654    $   74,346
  Capital
   gains
income...      --      63,605        250,090       --              53,874        99,646
Net
realized
   gain
  (loss)
   on
security
transactions...      --      4,573      39,470       (871)           (922)         (741)
Net
unrealized
appreciation
(depreciation)
   of
   investments
   during the
   period...      --    731,402    1,421,650       (8,524)      1,330,595       214,444
    ------------   ----------    -----------     --------     -----------    ----------
Net
increase
(decrease)
   in net
   assets
 resulting
   from
   operations...      445,803    969,236   1,799,486    27,747   1,468,201      387,695
    ------------   ----------    -----------     --------     -----------    ----------
Unit
transactions:
  Purchases...   95,425,381  1,751,574   3,507,330    37,276    2,118,676     1,309,658
Net
transfers...  (72,076,036)  5,691,550   9,794,312   550,267     6,100,193     3,666,828
  Surrenders...     (411,072)   (489,261)    (187,213)    (5,125)    (112,773)     (64,967)
Net
loan
withdrawals...   (3,001,765)    (71,056)    (101,857)    (7,079)    (209,775)     (30,352)
  Cost
   of
   insurance...   (1,609,252)   (229,420)    (489,408)   (31,183)    (280,128)    (165,473)
    ------------   ----------    -----------     --------     -----------    ----------
Net
increase
(decrease)
   in net
   assets
 resulting
   from
   unit
   transactions...   18,327,256  6,653,387  12,523,164   544,156   7,616,193   4,715,694
    ------------   ----------    -----------     --------     -----------    ----------
  Total
  increase
(decrease)
   in net
 assets...   18,773,059  7,622,623  14,322,650    571,903       9,084,394     5,103,389
Net
assets:
  Beginning
   of
  period...    7,024,417  1,150,533   2,739,058    87,758       1,777,294       771,631
    ------------   ----------    -----------     --------     -----------    ----------
End
 of
 period... $ 25,797,476 $8,773,156 $17,061,708   $659,661     $10,861,688    $5,875,020
    ============   ==========    ===========     ========     ===========    ==========

SA-8                                 HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
--------------------------------------------------------------------------------

 SEPARATE ACCOUNT VL I

STATEMENT OF CHANGES IN NET ASSETS -- (CONTINUED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)

                                                                 Dividend              Fidelity VIP
                                                                and Growth             Equity-Income
                                                                   Fund                  Portfolio
                                                                Sub-Account             Sub-Account
                                                                -----------            -------------
Operations:
  Net investment income (loss)..............................    $     9,175             $  105,625
  Capital gains income......................................        444,256                233,487
  Net realized gain (loss) on security transactions.........           (108)                 1,799
  Net unrealized appreciation (depreciation) of investments
   during the period........................................       (822,218)              (199,204)
                                                                -----------             ----------
  Net increase (decrease) in net assets resulting from
   operations...............................................       (368,895)               141,707
                                                                -----------             ----------
Unit transactions:
  Purchases.................................................      3,453,239              1,828,266
  Net transfers.............................................      5,584,884              1,780,300
  Surrenders................................................       (404,414)              (174,370)
  Net loan withdrawals......................................        (89,864)               (43,830)
  Cost of insurance.........................................       (685,054)              (360,697)
                                                                -----------             ----------
  Net increase (decrease) in net assets resulting from unit
   transactions.............................................      7,858,791              3,029,669
                                                                -----------             ----------
  Total increase (decrease) in net assets...................      7,489,896              3,171,376
Net assets:
  Beginning of period.......................................      9,361,731              6,424,495
                                                                -----------             ----------
  End of period.............................................    $16,851,627             $9,595,871
                                                                ===========             ==========

Statement of Changes in Net Assets -- (continued)
 For the Year Ended December 31, 1998

                                                                 Dividend              Fidelity VIP
                                                                and Growth             Equity-Income
                                                                   Fund                  Portfolio
                                                                Sub-Account             Sub-Account
                                                                -----------            -------------
Operations:
  Net investment income (loss)..............................    $  137,525              $   14,647
  Capital gains income......................................        62,013                  52,127
  Net realized gain (loss) on security transactions.........         1,074                     690
  Net unrealized appreciation (depreciation) of investments
   during the period........................................       561,829                 333,233
                                                                ----------              ----------
  Net increase (decrease) in net assets resulting from
   operations...............................................       762,441                 400,697
                                                                ----------              ----------
Unit transactions:
  Purchases.................................................     2,087,615               1,026,458
  Net transfers.............................................     5,745,039               4,607,992
  Surrenders................................................       (95,097)                (66,082)
  Net loan withdrawals......................................      (128,288)                (40,966)
  Cost of insurance.........................................      (288,431)               (150,445)
                                                                ----------              ----------
  Net increase (decrease) in net assets resulting from unit
   transactions.............................................     7,320,838               5,376,957
                                                                ----------              ----------
  Total increase (decrease) in net assets...................     8,083,279               5,777,654
Net assets:
  Beginning of period.......................................     1,278,452                 646,841
                                                                ----------              ----------
  End of period.............................................    $9,361,731              $6,424,495
                                                                ==========              ==========

                    *   From inception, August 3, 1998, to December 31, 1998

   The accompanying notes are an integral part of these financial statements.

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                 SA-9
--------------------------------------------------------------------------------

    Fidelity VIP   Fidelity VIP II
      Overseas      Asset Manager    Growth and    International   Small Company     MidCap
     Portfolio        Portfolio      Income Fund   Advisers Fund       Fund           Fund
    Sub-Account      Sub-Account     Sub-Account    Sub-Account     Sub-Account    Sub-Account
    ------------   ---------------   -----------   -------------   -------------   -----------
Operations:
Net
investment
   income
 (loss)... $    58,254    $   35,234 $        2       $--           $  --          $   --
  Capital
   gains
income...      93,957        44,629           2        --              --               4,339
Net
realized
   gain
  (loss)
   on
security
transactions...     215,671         1,268     (5,880)         356          680        (14,118)
Net
unrealized
appreciation
(depreciation)
   of
   investments
   during the
   period...     164,902       (62,229)    (24,347)       7,142         91,784         30,917
    -----------       ----------     ----------       --------      ----------     ----------
Net
increase
(decrease)
   in net
   assets
 resulting
   from
   operations...     532,784        18,902    (30,223)       7,498      92,464         21,138
    -----------       ----------     ----------       --------      ----------     ----------
Unit
transactions:
  Purchases...   1,150,281       370,657    111,837      29,504        134,129        140,257
Net
transfers...  (1,935,803)       341,037  1,340,810     122,657         856,572      1,388,849
  Surrenders...    (109,544)       (36,884)    (24,885)     (18,276)     (26,899)     (15,086)
Net
loan
withdrawals...      (3,458)       (10,153)     (7,638)     --             (445)        (3,461)
  Cost
   of
   insurance...    (151,558)       (49,550)    (39,762)      (5,230)     (32,235)     (40,447)
    -----------       ----------     ----------       --------      ----------     ----------
Net
increase
(decrease)
   in net
   assets
 resulting
   from
   unit
   transactions...  (1,050,082)       615,107  1,380,362     128,655     931,122    1,470,112
    -----------       ----------     ----------       --------      ----------     ----------
  Total
  increase
(decrease)
   in net
 assets...    (517,298)       634,009  1,350,139       136,153       1,023,586      1,491,250
Net
assets:
  Beginning
   of
  period...   3,503,407       990,001     70,735         6,003         136,366         72,929
    -----------       ----------     ----------       --------      ----------     ----------
End
 of
 period... $ 2,986,109    $1,624,010 $1,420,874       $142,156      $1,159,952     $1,564,179
    ===========       ==========     ==========       ========      ==========     ==========

    Fidelity VIP   Fidelity VIP II
      Overseas      Asset Manager     Growth and    International   Small Company      MidCap
     Portfolio        Portfolio      Income Fund    Advisers Fund       Fund            Fund
    Sub-Account      Sub-Account     Sub-Account*   Sub-Account*    Sub-Account*    Sub-Account*
    ------------   ---------------   ------------   -------------   -------------   ------------
Operations:
Net
investment
   income
 (loss)...  $    7,173     $  6,411    $   267          $--           $ --             $--
  Capital
   gains
income...      21,143       19,232      --              --              --              --
Net
realized
   gain
  (loss)
   on
security
transactions...      (6,944)           68        14          5             235             191
Net
unrealized
appreciation
(depreciation)
   of
   investments
   during the
   period...     162,234       58,568     5,996            239          23,159           9,414
     ----------        --------        -------          ------        --------         -------
Net
increase
(decrease)
   in net
   assets
 resulting
   from
   operations...     183,606       84,279     6,277        244          23,394           9,605
     ----------        --------        -------          ------        --------         -------
Unit
transactions:
  Purchases...     686,112      229,316     3,992        1,111           4,285           5,632
Net
transfers...   2,484,394      567,140    62,775          4,904         114,315          62,276
  Surrenders...     (24,102)       (8,417)      (315)       (126)       (1,068)           (433)
Net
loan
withdrawals...     (25,210)        5,364    --          --              (3,356)         (3,343)
  Cost
   of
   insurance...     (74,993)      (21,314)    (1,994)       (130)       (1,204)           (808)
     ----------        --------        -------          ------        --------         -------
Net
increase
(decrease)
   in net
   assets
 resulting
   from
   unit
   transactions...   3,046,201      772,089    64,458      5,759       112,972          63,324
     ----------        --------        -------          ------        --------         -------
  Total
  increase
(decrease)
   in net
 assets...   3,229,807      856,368     70,735           6,003         136,366          72,929
Net
assets:
  Beginning
   of
  period...     273,600      133,633    --              --              --              --
     ----------        --------        -------          ------        --------         -------
End
 of
 period...  $3,503,407     $990,001    $70,735          $6,003        $136,366         $72,929
     ==========        ========        =======          ======        ========         =======

SA-10                                HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
--------------------------------------------------------------------------------

 SEPARATE ACCOUNT VL I

STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)

                                                                   Bond           Stock
                                                                   Fund           Fund
                                                                Sub-Account    Sub-Account
                                                                -----------    -----------
Investment income:
  Dividends.................................................     $   1,797     $     5,020
                                                                 ---------     -----------
Capital gains income........................................        18,913       2,014,279
                                                                 ---------     -----------
Net realized and unrealized gain (loss) on investments:
  Net realized gain (loss) on security transactions.........        (1,696)        (22,977)
  Net unrealized appreciation (depreciation) of investments
   during the period........................................      (144,066)     (1,128,685)
                                                                 ---------     -----------
    Net gain (loss) on investments..........................      (145,762)     (1,151,662)
                                                                 ---------     -----------
    Net increase (decrease) in net assets resulting from
     operations.............................................     ($143,965)    $   867,637
                                                                 =========     ===========

   The accompanying notes are an integral part of these financial statements.

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                SA-11
--------------------------------------------------------------------------------

                                   Capital       Mortgage                   International    Dividend
    Money Market    Advisers     Appreciation   Securities       Index      Opportunities   and Growth
        Fund          Fund           Fund          Fund          Fund           Fund           Fund
    Sub-Account    Sub-Account   Sub-Account    Sub-Account   Sub-Account    Sub-Account    Sub-Account
    ------------   -----------   ------------   -----------   -----------   -------------   -----------
Investment
 income:
  Dividends...   $724,406  $   7,248  $      216   $     0      $ 25,636      $  5,741       $   9,175
      --------      ---------     ----------      -------       --------      --------       ---------
Capital
 gains
 income...     --   1,057,290      1,292,277       --            208,905        --             444,256
      --------      ---------     ----------      -------       --------      --------       ---------
Net
realized
 and
 unrealized
 gain
 (loss) on
 investments:
Net
realized
   gain
  (loss)
   on
security
transactions...        (1,156)        17,757       (2,882)        (2,400)       24,859            (108)
Net
unrealized
appreciation
(depreciation)
   of
   investments
   during the
   period...         (929,210)       594,477       11,781        143,466       809,048        (822,218)
      --------      ---------     ----------      -------       --------      --------       ---------
Net
gain
(loss)
    on
    investments...     --   (930,366)     612,234     8,899      141,066       833,907        (822,326)
      --------      ---------     ----------      -------       --------      --------       ---------
Net
increase
(decrease)
     in
     net
    assets
 resulting
     from
     operations...   $724,406  $ 134,172  $1,904,727   $ 8,899   $375,607     $839,648       ($368,895)
      ========      =========     ==========      =======       ========      ========       =========

SA-12                                HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
--------------------------------------------------------------------------------

 SEPARATE ACCOUNT VL I

STATEMENTS OF OPERATIONS (CONTINUED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)

                                                                Fidelity VIP     Fidelity VIP
                                                                Equity-Income      Overseas
                                                                  Portfolio       Portfolio
                                                                 Sub-Account     Sub-Account
                                                                -------------    ------------
Investment income:
  Dividends.................................................      $ 105,625      $    58,254
                                                                  ---------      -----------
Capital gains income........................................        233,487           93,957
                                                                  ---------      -----------
Net realized and unrealized gain (loss) on investments:
  Net realized gain (loss) on security transactions.........          1,799          215,671
  Net unrealized appreciation (depreciation) of investments
   during the period........................................       (199,204)         164,902
                                                                  ---------      -----------
    Net gain (loss) on investments..........................       (197,405)         380,573
                                                                  ---------      -----------
    Net increase (decrease) in net assets resulting from
     operations.............................................      $ 141,707      $   532,784
                                                                  =========      ===========

*From inception, August 3, 1998, to December 31, 1998

   The accompanying notes are an integral part of these financial statements.

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                SA-13
--------------------------------------------------------------------------------

    Fidelity VIP II
     Asset Manager    Growth and    International   Small Company     MidCap
       Portfolio      Income Fund   Advisers Fund       Fund           Fund
      Sub-Account     Sub-Account    Sub-Account     Sub-Account    Sub-Account
    ---------------   -----------   -------------   -------------   -----------
Investment
 income:
  Dividends...     $ 35,234  $       2   $  --         $--            $ --
        --------       ---------      ----------       -------        --------
Capital
 gains
 income...       44,629          2       --             --               4,339
        --------       ---------      ----------       -------        --------
Net
realized
 and
 unrealized
 gain
 (loss) on
 investments:
Net
realized
   gain
  (loss)
   on
security
transactions...        1,268     (5,880)          356        680       (14,118)
Net
unrealized
appreciation
(depreciation)
   of
   investments
   during the
   period...      (62,229)    (24,347)        7,142     91,784          30,917
        --------       ---------      ----------       -------        --------
Net
gain
(loss)
    on
    investments...      (60,961)    (30,227)        7,498     92,464     16,799
        --------       ---------      ----------       -------        --------
Net
increase
(decrease)
     in
     net
    assets
 resulting
     from
     operations...     $ 18,902  ($ 30,225)   $    7,498    $92,464   $ 16,799
        ========       =========      ==========       =======        ========

*From inception, August 3, 1998, to December 31, 1998

Hartford Life and Annuity Insurance Company                                 SA-1
--------------------------------------------------------------------------------

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Hartford Life and Annuity Insurance Company
Separate Account Variable Life One and to the
Owners of Units of Interest therein:

We have audited the accompanying statements of assets and liabilities of Hartford Life and Annuity Insurance Company Separate Account Variable Life One (Bond Fund, Stock Fund, Money Market Fund, Advisers Fund, Capital Appreciation Fund, Mortgage Securities Fund, Index Fund, International Opportunities Fund, Dividend and Growth Fund, Fidelity VIP Equity-Income Fund, Fidelity VIP Overseas Fund, Fidelity VIP II Asset Manager Fund, Growth and Income Fund, International Advisers Fund, Small Company Fund, and MidCap Fund) (collectively, the Account) as of December 31, 1998, and the related statements of operations and the statements of changes in net assets for the periods presented. These financial statements are the responsibility of the Account's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Account as of December 31, 1998, and the results of their operations and the changes in their net assets for the periods presented in conformity with generally accepted accounting principles.

                                         ARTHUR ANDERSEN LLP

Hartford, Connecticut
February 16, 1999

SA-2                                 HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
--------------------------------------------------------------------------------

 SEPARATE ACCOUNT VL I

STATEMENTS OF ASSETS AND LIABILITIES
DECEMBER 31, 1998

                                                             MONEY
                             BOND FUND     STOCK FUND     MARKET FUND
                            SUB-ACCOUNT    SUB-ACCOUNT    SUB-ACCOUNT
                           -------------  -------------  -------------
ASSETS:
  Investments:
    Hartford Bond HLS
     Fund, Inc. -
     Class IA
    Shares 1,859,522
    Cost $1,961,050
      Market Value.......   $2,009,520         --             --
    Hartford Stock HLS
     Fund, Inc. -
     Class IA
    Shares 2,751,972
    Cost $15,443,622
      Market Value.......      --          $18,057,519        --
    Hartford Money Market
     HLS Fund, Inc. -
     Class IA
    Shares 25,796,373
    Cost $25,796,373
      Market Value.......      --              --         $25,796,373
    Hartford Advisers HLS
     Fund, Inc. -
     Class IA
    Shares 2,938,878
    Cost $8,019,628
      Market Value.......      --              --             --
    Hartford Capital
     Appreciation HLS
     Fund, Inc. -
     Class IA
    Shares 3,585,142
    Cost $15,550,948
      Market Value.......      --              --             --
    Hartford Mortgage
     Securities HLS
     Fund, Inc. -
     Class IA
    Shares 608,233
    Cost $669,509
      Market Value.......      --              --             --
    Hartford Index HLS
     Fund, Inc. -
     Class IA
    Shares 3,042,284
    Cost $9,431,173
      Market Value.......      --              --             --
    Hartford
     International
     Opportunities HLS
     Fund, Inc. -
     Class IA
    Shares 4,336,343
    Cost $5,697,915
      Market Value.......      --              --             --
    Hartford Dividend and
     Growth HLS
     Fund, Inc. -
     Class IA
    Shares 4,333,353
    Cost $8,735,254
      Market Value.......      --              --             --
  Due from Hartford
   Life & Annuity
   Insurance Company.....      --               36,742      2,586,454
  Receivable from fund
   shares sold...........           25         --             --
                            ----------     -----------    -----------
  Total Assets...........    2,009,545      18,094,261     28,382,827
                            ----------     -----------    -----------
LIABILITIES:
  Due to Hartford Life &
   Annuity Insurance
   Company...............           41         --             --
  Payable for fund shares
   purchased.............      --               37,028      2,585,351
                            ----------     -----------    -----------
  Total Liabilities......           41          37,028      2,585,351
                            ----------     -----------    -----------
  Net Assets (variable
   life contract
   liabilities)..........   $2,009,504     $18,057,233    $25,797,476
                            ==========     ===========    ===========
  Units Owned by
   Participants..........    1,352,909       5,754,715     19,784,827
  Unit Values............   $ 1.485321     $  3.137815    $  1.303902

   The accompanying notes are an integral part of these financial statements.

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                 SA-3
--------------------------------------------------------------------------------

                                               CAPITAL        MORTGAGE                     INTERNATIONAL     DIVIDEND
                                             APPRECIATION    SECURITIES        INDEX       OPPORTUNITIES    AND GROWTH
                            ADVISERS FUND        FUND           FUND           FUND            FUND            FUND
                             SUB-ACCOUNT     SUB-ACCOUNT     SUB-ACCOUNT    SUB-ACCOUNT     SUB-ACCOUNT     SUB-ACCOUNT
                           ---------------  --------------  -------------  -------------  ---------------  -------------
ASSETS:
  Investments:
    Hartford Bond HLS
     Fund, Inc. -
     Class IA
    Shares 1,859,522
    Cost $1,961,050
      Market Value.......       --               --             --              --             --              --
    Hartford Stock HLS
     Fund, Inc. -
     Class IA
    Shares 2,751,972
    Cost $15,443,622
      Market Value.......       --               --             --              --             --              --
    Hartford Money Market
     HLS Fund, Inc. -
     Class IA
    Shares 25,796,373
    Cost $25,796,373
      Market Value.......       --               --             --              --             --              --
    Hartford Advisers HLS
     Fund, Inc. -
     Class IA
    Shares 2,938,878
    Cost $8,019,628
      Market Value.......    $8,773,294          --             --              --             --              --
    Hartford Capital
     Appreciation HLS
     Fund, Inc. -
     Class IA
    Shares 3,585,142
    Cost $15,550,948
      Market Value.......       --           $17,061,980        --              --             --              --
    Hartford Mortgage
     Securities HLS
     Fund, Inc. -
     Class IA
    Shares 608,233
    Cost $669,509
      Market Value.......       --               --           $ 659,660         --             --              --
    Hartford Index HLS
     Fund, Inc. -
     Class IA
    Shares 3,042,284
    Cost $9,431,173
      Market Value.......       --               --             --          $10,862,331        --              --
    Hartford
     International
     Opportunities HLS
     Fund, Inc. -
     Class IA
    Shares 4,336,343
    Cost $5,697,915
      Market Value.......       --               --             --              --          $5,875,125         --
    Hartford Dividend and
     Growth HLS
     Fund, Inc. -
     Class IA
    Shares 4,333,353
    Cost $8,735,254
      Market Value.......       --               --             --              --             --           $9,362,148
  Due from Hartford
   Life & Annuity
   Insurance Company.....        56,120           71,090              1         --               8,547          61,290
  Receivable from fund
   shares sold...........       --               --             --               59,331        --              --
                             ----------      -----------      ---------     -----------     ----------      ----------
  Total Assets...........     8,829,414       17,133,070        659,661      10,921,662      5,883,672       9,423,438
                             ----------      -----------      ---------     -----------     ----------      ----------
LIABILITIES:
  Due to Hartford Life &
   Annuity Insurance
   Company...............       --               --             --               59,974        --              --
  Payable for fund shares
   purchased.............        56,258           71,362        --              --               8,652          61,707
                             ----------      -----------      ---------     -----------     ----------      ----------
  Total Liabilities......        56,258           71,362        --               59,974          8,652          61,707
                             ----------      -----------      ---------     -----------     ----------      ----------
  Net Assets (variable
   life contract
   liabilities)..........    $8,773,156      $17,061,708      $ 659,661     $10,861,688     $5,875,020      $9,361,731
                             ==========      ===========      =========     ===========     ==========      ==========
  Units Owned by
   Participants..........     3,614,682        6,917,191        458,077       3,651,309      3,457,586       4,023,410
  Unit Values............    $ 2.427089      $  2.466566      $1.440067     $  2.974738     $ 1.699168      $ 2.326815

SA-4                                 HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
--------------------------------------------------------------------------------

 SEPARATE ACCOUNT VL I

STATEMENTS OF ASSETS AND LIABILITIES -- (CONTINUED)
DECEMBER 31, 1998

                            FIDELITY VIP    FIDELITY VIP
                            EQUITY-INCOME     OVERSEAS
                              PORTFOLIO       PORTFOLIO
                             SUB-ACCOUNT     SUB-ACCOUNT
                           ---------------  -------------
ASSETS:
  Investments:
    Fidelity VIP
     Equity-Income
     Portfolio
    Shares 252,738
    Cost $6,042,615
      Market Value.......    $6,424,588         --
    Fidelity VIP Overseas
     Portfolio
    Shares 174,735
    Cost $3,340,244
      Market Value.......       --           $3,503,442
    Fidelity VIP II Asset
     Manager Portfolio
    Shares 54,516
    Cost $923,808
      Market Value.......       --              --
    Hartford Growth and
     Income HLS Fund -
     Class IA
    Shares 59,644
    Cost $64,739
      Market Value.......       --              --
    Hartford
     International
     Advisers HLS
     Fund, Inc. -
     Class IA
    Shares 5,199
    Cost $5,764
      Market Value.......       --              --
    Hartford Small
     Company HLS
     Fund, Inc. -
     Class IA
    Shares 103,221
    Cost $113,208
      Market Value.......       --              --
    Hartford MidCap HLS
     Fund, Inc. -
     Class IA
    Shares 50,672
    Cost $63,516
      Market Value.......       --              --
  Due from Hartford
   Life & Annuity
   Insurance Company.....       103,278           2,774
  Receivable from fund
   shares sold...........       --              --
                             ----------      ----------
  Total Assets...........     6,527,866       3,506,216
                             ----------      ----------
LIABILITIES:
  Due to Hartford Life &
   Annuity Insurance
   Company...............       --              --
  Payable for fund shares
   purchased.............       103,371           2,809
                             ----------      ----------
  Total Liabilities......       103,371           2,809
                             ----------      ----------
  Net Assets (variable
   life contract
   liabilities)..........    $6,424,495      $3,503,407
                             ==========      ==========
  Units Owned by
   Participants..........     3,279,115       2,291,066
  Unit Values............    $ 1.959216      $ 1.529160

   The accompanying notes are an integral part of these financial statements.

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                 SA-5
--------------------------------------------------------------------------------

                           FIDELITY VIP II
                            ASSET MANAGER    GROWTH AND     INTERNATIONAL    SMALL COMPANY      MIDCAP
                              PORTFOLIO      INCOME FUND    ADVISERS FUND        FUND            FUND
                             SUB-ACCOUNT     SUB-ACCOUNT     SUB-ACCOUNT      SUB-ACCOUNT     SUB-ACCOUNT
                           ---------------  -------------  ---------------  ---------------  -------------
ASSETS:
  Investments:
    Fidelity VIP
     Equity-Income
     Portfolio
    Shares 252,738
    Cost $6,042,615
      Market Value.......       --              --              --               --              --
    Fidelity VIP Overseas
     Portfolio
    Shares 174,735
    Cost $3,340,244
      Market Value.......       --              --              --               --              --
    Fidelity VIP II Asset
     Manager Portfolio
    Shares 54,516
    Cost $923,808
      Market Value.......     $ 990,008         --              --               --              --
    Hartford Growth and
     Income HLS Fund -
     Class IA
    Shares 59,644
    Cost $64,739
      Market Value.......       --            $  70,735         --               --              --
    Hartford
     International
     Advisers HLS
     Fund, Inc. -
     Class IA
    Shares 5,199
    Cost $5,764
      Market Value.......       --              --            $   6,003          --              --
    Hartford Small
     Company HLS
     Fund, Inc. -
     Class IA
    Shares 103,221
    Cost $113,208
      Market Value.......       --              --              --             $ 136,367         --
    Hartford MidCap HLS
     Fund, Inc. -
     Class IA
    Shares 50,672
    Cost $63,516
      Market Value.......       --              --              --               --            $  72,930
  Due from Hartford
   Life & Annuity
   Insurance Company.....            57         --              --               --              --
  Receivable from fund
   shares sold...........       --              --              --                 3,353           3,343
                              ---------       ---------       ---------        ---------       ---------
  Total Assets...........       990,065          70,735           6,003          139,720          76,273
                              ---------       ---------       ---------        ---------       ---------
LIABILITIES:
  Due to Hartford Life &
   Annuity Insurance
   Company...............       --              --              --                 3,354           3,344
  Payable for fund shares
   purchased.............            64         --              --               --              --
                              ---------       ---------       ---------        ---------       ---------
  Total Liabilities......            64         --              --                 3,354           3,344
                              ---------       ---------       ---------        ---------       ---------
  Net Assets (variable
   life contract
   liabilities)..........     $ 990,001       $  70,735       $   6,003        $ 136,366       $  72,929
                              =========       =========       =========        =========       =========
  Units Owned by
   Participants..........       565,270          61,456           5,958          126,692          66,076
  Unit Values............     $1.751379       $1.150984       $1.007480        $1.076363       $1.103726

SA-6                                 HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
--------------------------------------------------------------------------------

 SEPARATE ACCOUNT VL I

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 1998

                               BOND           STOCK
                               FUND           FUND
                            SUB-ACCOUNT    SUB-ACCOUNT
                           -------------  -------------
INVESTMENT INCOME:
  Dividends..............    $ 94,731      $  133,161
                             --------      ----------
CAPITAL GAINS INCOME.....      --             103,525
                             --------      ----------
NET REALIZED AND
 UNREALIZED GAIN (LOSS)
 ON INVESTMENTS:
  Net realized gain
   (loss) on security
   transactions..........       9,305             (98)
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................      38,190       2,521,917
                             --------      ----------
    Net gain (loss) on
     investments.........      47,495       2,521,819
                             --------      ----------
    Net increase
     (decrease) in net
     assets resulting
     from operations.....    $142,226      $2,758,505
                             ========      ==========

   The accompanying notes are an integral part of these financial statements.

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                 SA-7
--------------------------------------------------------------------------------

                                                             CAPITAL        MORTGAGE                     INTERNATIONAL
                            MONEY MARKET     ADVISERS      APPRECIATION    SECURITIES        INDEX       OPPORTUNITIES
                                FUND           FUND            FUND           FUND           FUND            FUND
                            SUB-ACCOUNT     SUB-ACCOUNT    SUB-ACCOUNT     SUB-ACCOUNT    SUB-ACCOUNT     SUB-ACCOUNT
                           --------------  -------------  --------------  -------------  -------------  ---------------
INVESTMENT INCOME:
  Dividends..............     $445,803       $169,656       $   88,276       $37,142      $   84,654       $ 74,346
                              --------       --------       ----------       -------      ----------       --------
CAPITAL GAINS INCOME.....      --              63,605          250,090        --              53,874         99,646
                              --------       --------       ----------       -------      ----------       --------
NET REALIZED AND
 UNREALIZED GAIN (LOSS)
 ON INVESTMENTS:
  Net realized gain
   (loss) on security
   transactions..........      --               4,573           39,470          (871)           (922)          (741)
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................      --             731,402        1,421,650        (8,524)      1,330,595        214,444
                              --------       --------       ----------       -------      ----------       --------
    Net gain (loss) on
     investments.........      --             735,975        1,461,120        (9,395)      1,329,673        213,703
                              --------       --------       ----------       -------      ----------       --------
    Net increase
     (decrease) in net
     assets resulting
     from operations.....     $445,803       $969,236       $1,799,486       $27,747      $1,468,201       $387,695
                              ========       ========       ==========       =======      ==========       ========

                             DIVIDEND
                            AND GROWTH
                               FUND
                            SUB-ACCOUNT
                           -------------
INVESTMENT INCOME:
  Dividends..............    $137,525
                             --------
CAPITAL GAINS INCOME.....      62,013
                             --------
NET REALIZED AND
 UNREALIZED GAIN (LOSS)
 ON INVESTMENTS:
  Net realized gain
   (loss) on security
   transactions..........       1,074
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................     561,829
                             --------
    Net gain (loss) on
     investments.........     562,903
                             --------
    Net increase
     (decrease) in net
     assets resulting
     from operations.....    $762,441
                             ========

SA-8                                 HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
--------------------------------------------------------------------------------

 SEPARATE ACCOUNT VL I

STATEMENTS OF OPERATIONS -- (CONTINUED)
FOR THE YEAR ENDED DECEMBER 31, 1998

                                                                FIDELITY VIP     FIDELITY VIP
                                                                EQUITY-INCOME      OVERSEAS
                                                                  PORTFOLIO       PORTFOLIO
                                                                 SUB-ACCOUNT     SUB-ACCOUNT
                                                                -------------    ------------
INVESTMENT INCOME:
  Dividends.................................................      $ 14,647         $  7,173
                                                                  --------         --------
CAPITAL GAINS INCOME........................................        52,127           21,143
                                                                  --------         --------
NET REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS:
  Net realized gain (loss) on security transactions.........           690           (6,944)
  Net unrealized appreciation (depreciation) of investments
   during the period........................................       333,233          162,234
                                                                  --------         --------
    Net gain (loss) on investments..........................       333,923          155,290
                                                                  --------         --------
    Net increase (decrease) in net assets resulting from
     operations.............................................      $400,697         $183,606
                                                                  ========         ========

* From inception, August 3, 1998, to December 31, 1998

   The accompanying notes are an integral part of these financial statements.

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                 SA-9
--------------------------------------------------------------------------------

    FIDELITY VIP II
     ASSET MANAGER     GROWTH AND    INTERNATIONAL   SMALL COMPANY      MIDCAP
       PORTFOLIO      INCOME FUND    ADVISERS FUND       FUND            FUND
      SUB-ACCOUNT     SUB-ACCOUNT*   SUB-ACCOUNT*    SUB-ACCOUNT*    SUB-ACCOUNT*
    ---------------   ------------   -------------   -------------   ------------
INVESTMENT
 INCOME:
  Dividends...     $ 6,411    $  267    -$-             $--             $--
        -------          ------          -----          -------         ------
CAPITAL
 GAINS
 INCOME...      19,232    --            --               --             --
        -------          ------          -----          -------         ------
NET
REALIZED
 AND
 UNREALIZED
 GAIN
 (LOSS) ON
 INVESTMENTS:
Net
realized
   gain
  (loss)
   on
security
transactions...          68        14         5             235            191
Net
unrealized
appreciation
(depreciation)
   of
   investments
   during the
   period...      58,568     5,996         239           23,159          9,414
        -------          ------          -----          -------         ------
Net
gain
(loss)
    on
    investments...      58,636     6,010       244       23,394          9,605
        -------          ------          -----          -------         ------
Net
increase
(decrease)
     in
     net
    assets
 resulting
     from
     operations...     $84,279    $6,277      $244      $23,394         $9,605
        =======          ======          =====          =======         ======

* From inception, August 3, 1998, to December 31, 1998

SA-10                                HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
--------------------------------------------------------------------------------

 SEPARATE ACCOUNT VL I

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEAR ENDED DECEMBER 31, 1998

                                                                   BOND                   STOCK
                                                                   FUND                   FUND
                                                                SUB-ACCOUNT            SUB-ACCOUNT
                                                                -----------            -----------
OPERATIONS:
  Net investment income (loss)..............................    $   94,731             $   133,161
  Capital gains income......................................        --                     103,525
  Net realized gain (loss) on security transactions.........         9,305                     (98)
  Net unrealized appreciation (depreciation) of investments
   during the period........................................        38,190               2,521,917
                                                                ----------             -----------
  Net increase (decrease) in net assets resulting from
   operations...............................................       142,226               2,758,505
                                                                ----------             -----------
UNIT TRANSACTIONS:
  Purchases.................................................       683,210               3,513,223
  Net transfers.............................................       571,074              10,950,874
  Surrenders for benefit payments and fees..................       (31,817)               (207,585)
  Net loan activity.........................................        (7,510)               (178,910)
  Cost of insurance.........................................      (110,589)               (599,935)
                                                                ----------             -----------
  Net increase (decrease) in net assets resulting from unit
   transactions.............................................     1,104,368              13,477,667
                                                                ----------             -----------
  Net increase (decrease) in net assets.....................     1,246,594              16,236,172
NET ASSETS:
  Beginning of period.......................................       762,910               1,821,061
                                                                ----------             -----------
  End of period.............................................    $2,009,504             $18,057,233
                                                                ==========             ===========

STATEMENTS OF CHANGES IN NET ASSETS
 FOR THE YEAR ENDED DECEMBER 31, 1997

                                                                   BOND                   STOCK
                                                                   FUND                   FUND
                                                                SUB-ACCOUNT            SUB-ACCOUNT
                                                                -----------            -----------
OPERATIONS:
  Net investment income (loss)..............................      $ 26,909             $   11,815
  Capital gains income......................................        --                        558
  Net realized gain (loss) on security transactions.........           148                   (109)
  Net unrealized appreciation (depreciation) of investments
   during the period........................................        10,267                 91,919
                                                                  --------             ----------
  Net increase (decrease) in net assets resulting from
   operations...............................................        37,324                104,183
                                                                  --------             ----------
UNIT TRANSACTIONS:
  Purchases.................................................        58,303                110,273
  Net transfers.............................................       674,390              1,673,468
  Surrenders for benefit payments and fees..................        (6,137)               (12,105)
  Net loan activity.........................................        11,825                   (221)
  Cost of insurance.........................................       (13,939)               (55,771)
                                                                  --------             ----------
  Net increase (decrease) in net assets resulting from unit
   transactions.............................................       724,442              1,715,644
                                                                  --------             ----------
  Net increase (decrease) in net assets.....................       761,766              1,819,827
NET ASSETS:
  Beginning of period.......................................         1,144                  1,234
                                                                  --------             ----------
  End of period.............................................      $762,910             $1,821,061
                                                                  ========             ==========

   The accompanying notes are an integral part of these financial statements.

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                SA-11
--------------------------------------------------------------------------------

                                   CAPITAL       MORTGAGE                   INTERNATIONAL
    MONEY MARKET    ADVISERS     APPRECIATION   SECURITIES       INDEX      OPPORTUNITIES
        FUND          FUND           FUND          FUND          FUND           FUND
    SUB-ACCOUNT    SUB-ACCOUNT   SUB-ACCOUNT    SUB-ACCOUNT   SUB-ACCOUNT    SUB-ACCOUNT
    ------------   -----------   ------------   -----------   -----------   -------------
OPERATIONS:
Net
investment
   income
 (loss)... $    445,803 $  169,656 $    88,276   $ 37,142     $    84,654    $   74,346
  Capital
   gains
income...      --      63,605        250,090       --              53,874        99,646
Net
realized
   gain
  (loss)
   on
security
transactions...      --      4,573      39,470       (871)           (922)         (741)
Net
unrealized
appreciation
(depreciation)
   of
   investments
   during the
   period...      --    731,402    1,421,650       (8,524)      1,330,595       214,444
    ------------   ----------    -----------     --------     -----------    ----------
Net
increase
(decrease)
   in net
   assets
 resulting
   from
   operations...      445,803    969,236   1,799,486    27,747   1,468,201      387,695
    ------------   ----------    -----------     --------     -----------    ----------
UNIT
TRANSACTIONS:
  Purchases...   95,425,381  1,751,574   3,507,330    37,276    2,118,676     1,309,658
Net
transfers...  (72,076,036)  5,691,550   9,794,312   550,267     6,100,193     3,666,828
  Surrenders
   for
   benefit
   payments
   and
   fees...     (411,072)   (489,261)    (187,213)    (5,125)     (112,773)      (64,967)
Net
loan
activity...   (3,001,765)    (71,056)    (101,857)    (7,079)    (209,775)      (30,352)
  Cost
   of
   insurance...   (1,609,252)   (229,420)    (489,408)   (31,183)    (280,128)    (165,473)
    ------------   ----------    -----------     --------     -----------    ----------
Net
increase
(decrease)
   in net
   assets
 resulting
   from
   unit
   transactions...   18,327,256  6,653,387  12,523,164   544,156   7,616,193   4,715,694
    ------------   ----------    -----------     --------     -----------    ----------
Net
increase
(decrease)
   in net
 assets...   18,773,059  7,622,623  14,322,650    571,903       9,084,394     5,103,389
NET
ASSETS:
  Beginning
   of
  period...    7,024,417  1,150,533   2,739,058    87,758       1,777,294       771,631
    ------------   ----------    -----------     --------     -----------    ----------
End
 of
 period... $ 25,797,476 $8,773,156 $17,061,708   $659,661     $10,861,688    $5,875,020
    ============   ==========    ===========     ========     ===========    ==========

                                   CAPITAL       MORTGAGE                   INTERNATIONAL
    MONEY MARKET    ADVISERS     APPRECIATION   SECURITIES       INDEX      OPPORTUNITIES
        FUND          FUND           FUND          FUND          FUND           FUND
    SUB-ACCOUNT    SUB-ACCOUNT   SUB-ACCOUNT    SUB-ACCOUNT   SUB-ACCOUNT    SUB-ACCOUNT
    ------------   -----------   ------------   -----------   -----------   -------------
OPERATIONS:
Net
investment
   income
 (loss)... $    105,975 $   16,534  $    9,163    $ 3,444     $   14,934     $    6,510
  Capital
   gains
income...      --         584         10,410       --              4,291         14,471
Net
realized
   gain
  (loss)
   on
security
transactions...      --       (232)         716        28            463           (828)
Net
unrealized
appreciation
(depreciation)
   of
   investments
   during the
   period...      --     22,216       89,337       (1,336)       100,497        (37,302)
    ------------   ----------     ----------      -------     ----------     ----------
Net
increase
(decrease)
   in net
   assets
 resulting
   from
   operations...      105,975     39,102     109,626     2,136    120,185       (17,149)
    ------------   ----------     ----------      -------     ----------     ----------
UNIT
TRANSACTIONS:
  Purchases...   26,348,230     17,300     308,974     1,853      68,957        176,177
Net
transfers...  (17,219,898)  1,125,736   2,397,785    76,873    1,641,927        650,101
  Surrenders
   for
   benefit
   payments
   and
   fees...      (76,531)     (8,960)     (23,361)      (640)     (13,070)       (15,973)
Net
loan
activity...   (2,085,251)     (2,510)       6,968     7,850       (7,681)            88
  Cost
   of
   insurance...     (460,124)    (21,190)     (63,644)    (1,339)    (34,163)     (25,871)
    ------------   ----------     ----------      -------     ----------     ----------
Net
increase
(decrease)
   in net
   assets
 resulting
   from
   unit
   transactions...    6,506,426  1,110,376   2,626,722    84,597  1,655,970     784,522
    ------------   ----------     ----------      -------     ----------     ----------
Net
increase
(decrease)
   in net
 assets...    6,612,401  1,149,478   2,736,348     86,733      1,776,155        767,373
NET
ASSETS:
  Beginning
   of
  period...      412,016      1,055       2,710     1,025          1,139          4,258
    ------------   ----------     ----------      -------     ----------     ----------
End
 of
 period... $  7,024,417 $1,150,533  $2,739,058    $87,758     $1,777,294     $  771,631
    ============   ==========     ==========      =======     ==========     ==========

SA-12                                HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
--------------------------------------------------------------------------------

 SEPARATE ACCOUNT VL I

STATEMENTS OF CHANGES IN NET ASSETS -- (CONTINUED)
FOR THE YEAR ENDED DECEMBER 31, 1998

                                                                 DIVIDEND              FIDELITY VIP
                                                                AND GROWTH             EQUITY-INCOME
                                                                   FUND                  PORTFOLIO
                                                                SUB-ACCOUNT             SUB-ACCOUNT
                                                                -----------            -------------
OPERATIONS:
  Net investment income (loss)..............................    $  137,525              $   14,647
  Capital gains income......................................        62,013                  52,127
  Net realized gain (loss) on security transactions.........         1,074                     690
  Net unrealized appreciation (depreciation) of investments
   during the period........................................       561,829                 333,233
                                                                ----------              ----------
  Net increase (decrease) in net assets resulting from
   operations...............................................       762,441                 400,697
                                                                ----------              ----------
UNIT TRANSACTIONS:
  Purchases.................................................     2,087,615               1,026,458
  Net transfers.............................................     5,745,039               4,607,992
  Surrenders for benefit payments and fees..................       (95,097)                (66,082)
  Net loan activity.........................................      (128,288)                (40,966)
  Cost of insurance.........................................      (288,431)               (150,445)
                                                                ----------              ----------
  Net increase (decrease) in net assets resulting from unit
   transactions.............................................     7,320,838               5,376,957
                                                                ----------              ----------
  Net increase (decrease) in net assets.....................     8,083,279               5,777,654
NET ASSETS:
  Beginning of period.......................................     1,278,452                 646,841
                                                                ----------              ----------
  End of period.............................................    $9,361,731              $6,424,495
                                                                ==========              ==========

                    *   From inception, August 3, 1998, to December 31, 1998

STATEMENTS OF CHANGES IN NET ASSETS -- (CONTINUED)
 FOR THE YEAR ENDED DECEMBER 31, 1997

                                                                 DIVIDEND              FIDELITY VIP
                                                                AND GROWTH             EQUITY-INCOME
                                                                   FUND                  PORTFOLIO
                                                                SUB-ACCOUNT             SUB-ACCOUNT
                                                                -----------            -------------
OPERATIONS:
  Net investment income (loss)..............................    $   12,804               $    374
  Capital gains income......................................           815                  1,882
  Net realized gain (loss) on security transactions.........           360                  1,671
  Net unrealized appreciation (depreciation) of investments
   during the period........................................        65,053                 48,686
                                                                ----------               --------
  Net increase (decrease) in net assets resulting from
   operations...............................................        79,032                 52,613
                                                                ----------               --------
UNIT TRANSACTIONS:
  Purchases.................................................        62,971                 43,181
  Net transfers.............................................     1,157,823                579,483
  Surrenders for benefit payments and fees..................        (7,195)               (11,517)
  Net loan activity.........................................         3,918                 (3,459)
  Cost of insurance.........................................       (22,528)               (15,244)
                                                                ----------               --------
  Net increase (decrease) in net assets resulting from unit
   transactions.............................................     1,194,989                592,444
                                                                ----------               --------
  Net increase (decrease) in net assets.....................     1,274,021                645,057
NET ASSETS:
  Beginning of period.......................................         4,431                  1,784
                                                                ----------               --------
  End of period.............................................    $1,278,452               $646,841
                                                                ==========               ========

   The accompanying notes are an integral part of these financial statements.

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                SA-13
--------------------------------------------------------------------------------

    FIDELITY VIP   FIDELITY VIP II
      OVERSEAS      ASSET MANAGER     GROWTH AND    INTERNATIONAL   SMALL COMPANY      MIDCAP
     PORTFOLIO        PORTFOLIO      INCOME FUND    ADVISERS FUND       FUND            FUND
    SUB-ACCOUNT      SUB-ACCOUNT     SUB-ACCOUNT*   SUB-ACCOUNT*    SUB-ACCOUNT*    SUB-ACCOUNT*
    ------------   ---------------   ------------   -------------   -------------   ------------
OPERATIONS:
Net
investment
   income
 (loss)...  $    7,173     $  6,411    $   267          $--           $ --             $--
  Capital
   gains
income...      21,143       19,232      --              --              --              --
Net
realized
   gain
  (loss)
   on
security
transactions...      (6,944)           68        14          5             235             191
Net
unrealized
appreciation
(depreciation)
   of
   investments
   during the
   period...     162,234       58,568     5,996            239          23,159           9,414
     ----------        --------        -------          ------        --------         -------
Net
increase
(decrease)
   in net
   assets
 resulting
   from
   operations...     183,606       84,279     6,277        244          23,394           9,605
     ----------        --------        -------          ------        --------         -------
UNIT
TRANSACTIONS:
  Purchases...     686,112      229,316     3,992        1,111           4,285           5,632
Net
transfers...   2,484,394      567,140    62,775          4,904         114,315          62,276
  Surrenders
   for
   benefit
   payments
   and
   fees...     (24,102)       (8,417)      (315)          (126)         (1,068)           (433)
Net
loan
activity...     (25,210)        5,364    --             --              (3,356)         (3,343)
  Cost
   of
   insurance...     (74,993)      (21,314)    (1,994)       (130)       (1,204)           (808)
     ----------        --------        -------          ------        --------         -------
Net
increase
(decrease)
   in net
   assets
 resulting
   from
   unit
   transactions...   3,046,201      772,089    64,458      5,759       112,972          63,324
     ----------        --------        -------          ------        --------         -------
Net
increase
(decrease)
   in net
 assets...   3,229,807      856,368     70,735           6,003         136,366          72,929
NET
ASSETS:
  Beginning
   of
  period...     273,600      133,633    --              --              --              --
     ----------        --------        -------          ------        --------         -------
End
 of
 period...  $3,503,407     $990,001    $70,735          $6,003        $136,366         $72,929
     ==========        ========        =======          ======        ========         =======

    FIDELITY VIP            FIDELITY VIP II
      OVERSEAS               ASSET MANAGER
     PORTFOLIO                 PORTFOLIO
    SUB-ACCOUNT               SUB-ACCOUNT
    ------------            ---------------
OPERATIONS:
Net
investment
   income
 (loss)...   $    373           $     66
  Capital
   gains
income...      1,481                 165
Net
realized
   gain
  (loss)
   on
security
transactions...       (138)           28
Net
unrealized
appreciation
(depreciation)
   of
   investments
   during the
   period...        919            7,582
      --------                  --------
Net
increase
(decrease)
   in net
   assets
 resulting
   from
   operations...      2,635        7,841
      --------                  --------
UNIT
TRANSACTIONS:
  Purchases...     22,743          8,385
Net
transfers...    257,320          121,381
  Surrenders
   for
   benefit
   payments
   and
   fees...     (3,860)            (1,502)
Net
loan
activity...        (12)          --
  Cost
   of
   insurance...     (6,270)       (3,522)
      --------                  --------
Net
increase
(decrease)
   in net
   assets
 resulting
   from
   unit
   transactions...    269,921      124,742
      --------                  --------
Net
increase
(decrease)
   in net
 assets...    272,556            132,583
NET
ASSETS:
  Beginning
   of
  period...      1,044             1,050
      --------                  --------
End
 of
 period...   $273,600           $133,633
      ========                  ========

SA-14                                Hartford Life and Annuity Insurance Company
--------------------------------------------------------------------------------

                             SEPARATE ACCOUNT VL I
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

 1. ORGANIZATION:

    Separate Account VL I (the Account) is a separate investment account within Hartford Life and Annuity Insurance Company (the Company) and is registered with the Securities and Exchange Commission (SEC) as a unit investment trust under the Investment Company Act of 1940, as amended. Both the Company and the Account are subject to supervision and regulation by the Department of Insurance of the State of Connecticut and the SEC. The Account invests deposits by variable life contractholders of the Company in various mutual funds (the Funds), as directed by the contractholders.

 2. SIGNIFICANT ACCOUNTING POLICIES:

    The following is a summary of significant accounting policies of the Account, which are in accordance with generally accepted accounting principles in the investment company industry:

    a) SECURITY TRANSACTIONS -- Security transactions are recorded on the trade date (date the order to buy or sell is executed). Cost of investments sold is determined on the basis of identified cost. Dividend and capital gains income is accrued as of the ex-dividend date. Capital gains income represents those dividends from the Funds which are characterized as capital gains under tax regulations.

    b) SECURITY VALUATION -- The investments in shares of the Funds are valued at the closing net asset value per share as determined by the appropriate Fund as of December 31, 1998.

    c) FEDERAL INCOME TAXES -- The operations of the Account form a part of, and are taxed with, the total operations of the Company, which is taxed as an insurance company under the Internal Revenue Code. Under current law, no federal income taxes are payable with respect to the operations of the Account.

    d) USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements and the reported amounts of income and expenses during the period. Operating results in the future could vary from the amounts derived from management's estimates.

 3. ADMINISTRATION OF THE ACCOUNT AND
   RELATED CHARGES:

    a) DEDUCTIONS AND CHARGES FROM THE ACCOUNT VALUE -- On the policy date and on each subsequent monthly activity date, the Company will deduct from the Account an amount to cover mortality and expense risk charges, cost of insurance, administrative charges and any other benefits provided by the rider. These charges, which may vary from month to month in accordance with the terms of the contracts, are deducted through termination of units of interest from applicable contract owners' accounts.

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                 SA-1
--------------------------------------------------------------------------------

 SEPARATE ACCOUNT VL I

FINANCIAL STATEMENTS
SEPTEMBER 30, 1999 (UNAUDITED)

Index
Statement of Assets and Liabilities as of September 30, 1999
 (unaudited)................................................     SA-2
Statement of Changes in Net Assets for the nine months ended
 September 30, 1999 (unaudited).............................     SA-6
Statement of Operations for the nine months ended September
 30, 1999 (unaudited).......................................    SA-10

SA-2                                 HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
--------------------------------------------------------------------------------

 SEPARATE ACCOUNT VL I

STATEMENT OF ASSETS AND LIABILITIES
SEPTEMBER 30, 1999 (UNAUDITED)

                                                                                 Global       Diversified
                                                                  Voyager        Growth         Income
                                                                   Fund           Fund           Fund
                                                                Sub-Account    Sub-Account    Sub-Account
                                                                -----------    -----------    -----------
Assets
  Investments:
    Putnam VT Voyager Fund
    Shares 441,542
    Cost $18,894,830
      Market Value:.........................................    $20,690,675        --             --
    Putnam VT Global Growth Fund
    Shares 549,663
    Cost $10,242,996
      Market Value:.........................................        --         $11,323,065        --
    Putnam VT Diversified Income Fund
    Shares 100,620
    Cost $1,042,105
      Market Value:.........................................        --             --           $977,023
    Putnam VT Growth and Income Fund
    Shares 549,019
    Cost $15,326,634
      Market Value:.........................................        --             --             --
    Putnam VT Global Asset Allocation Fund
    Shares 92,620
    Cost $1,689,038
      Market Value:.........................................        --             --             --
    Putnam VT High Yield Fund
    Shares 683,040
    Cost $7,806,642
      Market Value:.........................................        --             --             --
    Putnam VT Income Fund
    Shares 221,265
    Cost $2,904,267
      Market Value:.........................................        --             --             --
    Putnam VT New Opportunities Fund
    Shares 374,211
    Cost $8,827,699
      Market Value:.........................................        --             --             --
    Putnam VT Money Market Fund
    Shares 727,189
    Cost $727,188
      Market Value:.........................................        --             --             --
    Putnam VT Utilities Growth & Income Fund
    Shares 129,198
    Cost $2,159,842
      Market Value:.........................................        --             --             --
    Due from Hartford Life & Annuity Insurance Company......         68,699         31,781        --
    Receivable from fund shares sold........................        --             --             --
                                                                -----------    -----------      --------
    Total Assets............................................     20,759,374     11,354,846       977,023
                                                                -----------    -----------      --------
Liabilities
    Due to Hartford Life & Annuity Insurance Company........        --             --             --
    Payable for fund shares purchased.......................         68,160         32,050        --
                                                                -----------    -----------      --------
    Total Liabilities.......................................         68,160         32,050        --
                                                                -----------    -----------      --------
    Net Assets (variable life contract liabilities).........    $20,691,214    $11,322,796      $977,023
                                                                ===========    ===========      ========

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                 SA-3
--------------------------------------------------------------------------------

                                                                                            Utilities
      Growth      Global Asset                                    New           Money        Growth
    and Income     Allocation    High Yield      Income      Opportunities     Market      and Income
       Fund           Fund          Fund          Fund           Fund           Fund          Fund
    Sub-Account   Sub-Account    Sub-Account   Sub-Account    Sub-Account    Sub-Account   Sub-Account
    -----------   ------------   -----------   -----------   -------------   -----------   -----------
Assets
  Investments:
    Putnam
     VT
   Voyager
     Fund
     Shares 441,542
     Cost $18,894,830
      Market
   Value:...     --     --           --            --             --             --            --
    Putnam
     VT
    Global
    Growth
     Fund
     Shares 549,663
     Cost $10,242,996
      Market
   Value:...     --     --           --            --             --             --            --
    Putnam
     VT
     Diversified
     Income Fund
     Shares 100,620
     Cost $1,042,105
      Market
   Value:...     --     --           --            --             --             --            --
    Putnam
     VT
    Growth
     and
    Income
     Fund
     Shares 549,019
     Cost $15,326,634
      Market
   Value:... $14,395,284     --      --            --             --             --            --
    Putnam
     VT
    Global
     Asset
Allocation
     Fund
     Shares 92,620
     Cost $1,689,038
      Market
   Value:...     --  $1,647,702      --            --             --             --            --
    Putnam
     VT
     High
     Yield
     Fund
     Shares 683,040
     Cost $7,806,642
      Market
   Value:...     --     --       $7,301,699        --             --             --            --
    Putnam
     VT
    Income
     Fund
     Shares 221,265
     Cost $2,904,267
      Market
   Value:...     --     --           --        $2,776,874         --             --            --
    Putnam
     VT
     New
     Opportunities
     Fund
     Shares 374,211
     Cost $8,827,699
      Market
   Value:...     --     --           --            --         $10,900,753        --            --
    Putnam
     VT
     Money
    Market
     Fund
     Shares 727,189
     Cost $727,188
      Market
   Value:...     --     --           --            --             --           $727,188        --
    Putnam
     VT
 Utilities
 Growth &
    Income
     Fund
     Shares 129,198
     Cost $2,159,842
      Market
   Value:...     --     --           --            --             --             --        $2,200,242
Due
from
Hartford
 Life &
 Annuity
 Insurance
Company...     --          52        11,199             2           5,895        12,411            15
    Receivable
     from fund
     shares
     sold...     440,076     --      --            --             --             --            --
    -----------    ----------    ----------    ----------     -----------      --------    ----------
    Total
Assets...  14,835,360   1,647,754  7,312,898    2,776,876      10,906,648       739,599     2,200,257
    -----------    ----------    ----------    ----------     -----------      --------    ----------
Liabilities
Due
 to
 Hartford
  Life &
  Annuity
Insurance
Company...     440,524     --        --            --             --             --            --
    Payable
     for
     fund
     shares
     purchased...     --          13     11,243     --              5,956        12,393        --
    -----------    ----------    ----------    ----------     -----------      --------    ----------
    Total
    Liabilities...     440,524          13     11,243     --        5,956        12,393        --
    -----------    ----------    ----------    ----------     -----------      --------    ----------
Net
Assets
(variable
     life
 contract
 liabilities)... $14,394,836  $1,647,741 $7,301,655 $2,776,876  $10,900,692    $727,206    $2,200,257
    ===========    ==========    ==========    ==========     ===========      ========    ==========

SA-4                                 HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
--------------------------------------------------------------------------------

 SEPARATE ACCOUNT VL I

STATEMENT OF ASSETS AND LIABILITIES -- (CONTINUED)
SEPTEMBER 30, 1999 (UNAUDITED)

                                                                                                 International
                                                                Asia Pacific    International       Growth
                                                                   Growth          Growth         and Income
                                                                    Fund            Fund             Fund
                                                                Sub-Account      Sub-Account      Sub-Account
                                                                ------------    -------------    -------------
Assets
  Investments:
    Putnam VT Asia Pacific Growth Fund
    Shares 35,401
    Cost $409,833
      Market Value:.........................................      $431,893          --               --
    Putnam VT International Growth Fund
    Shares 64,638
    Cost $928,652
      Market Value:.........................................        --           $1,033,559          --
    Putnam VT International Growth and Income Fund
    Shares 549,019
    Cost $442,499
      Market Value:.........................................        --              --             $477,872
    Putnam VT International New Opportunities Fund
    Shares 374,211
    Cost $217,618
      Market Value:.........................................        --              --               --
    Putnam VT New Value Fund
    Shares 61,366
    Cost $764,005
      Market Value:.........................................        --              --               --
    Putnam VT Vista Fund
    Shares 34,176
    Cost $532,842
      Market Value:.........................................        --              --               --
    Putnam VT George Putnam Fund of Boston
    Shares 40,722
    Cost $426,658
      Market Value:.........................................        --              --               --
    Putnam VT OTC & Emerging Growth Fund
    Shares 27,391
    Cost $299,010
      Market Value:.........................................        --              --               --
    Putnam VT Investors Fund
    Shares 186,715
    Cost $2,268,142
      Market Value:.........................................        --              --               --
    Putnam VT Health Sciences Fund
    Shares 114,626
    Cost $1,181,510
      Market Value:.........................................        --              --               --
    Due from Hartford Life & Annuity Insurance Company......        --              --                1,183
    Receivable from fund shares sold........................        --               38,695          --
                                                                  --------       ----------        --------
    Total Assets............................................       431,893        1,072,254         479,055
                                                                  --------       ----------        --------
Liabilities
    Due to Hartford Life & Annuity Insurance Company........             9           38,843          --
    Payable for fund shares purchased.......................        --              --                1,207
                                                                  --------       ----------        --------
    Total Liabilities.......................................             9           38,843           1,207
                                                                  --------       ----------        --------
    Net Assets (variable life contract liabilities).........      $431,884       $1,033,411        $477,848
                                                                  ========       ==========        ========

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                 SA-5
--------------------------------------------------------------------------------

    International
         New            New                     The George         OTC &                        Health
    Opportunities      Value         Vista      Putnam Fund   Emerging Growth    Investors     Sciences
        Fund           Fund          Fund        of Boston         Fund            Fund          Fund
     Sub-Account    Sub-Account   Sub-Account   Sub-Account     Sub-Account     Sub-Account   Sub-Account
    -------------   -----------   -----------   -----------   ---------------   -----------   -----------
Assets
  Investments:
    Putnam
     VT
     Asia
   Pacific
    Growth
     Fund
     Shares 35,401
     Cost $409,833
      Market
   Value:...     --     --            --           --              --               --            --
    Putnam
     VT
     International
     Growth Fund
     Shares 64,638
     Cost $928,652
      Market
   Value:...     --     --            --           --              --               --            --
    Putnam
     VT
     International
     Growth and
     Income Fund
     Shares 549,019
     Cost $442,499
      Market
   Value:...     --     --            --           --              --               --            --
    Putnam
     VT
     International
     New
     Opportunities
     Fund
     Shares 374,211
     Cost $217,618
      Market
   Value:...   $241,588     --        --           --              --               --            --
    Putnam
     VT
     New
     Value
     Fund
     Shares 61,366
     Cost $764,005
      Market
   Value:...     --   $716,142        --           --              --               --            --
    Putnam
     VT
     Vista
     Fund
     Shares 34,176
     Cost $532,842
      Market
   Value:...     --     --          $544,428       --              --               --            --
    Putnam
     VT
    George
    Putnam
     Fund
     of
    Boston
     Shares 40,722
     Cost $426,658
      Market
   Value:...     --     --            --         $412,925          --               --            --
    Putnam
     VT
    OTC &
  Emerging
    Growth
     Fund
     Shares 27,391
     Cost $299,010
      Market
   Value:...     --     --            --           --             $355,259          --            --
    Putnam
     VT
 Investors
     Fund
     Shares 186,715
     Cost $2,268,142
      Market
   Value:...     --     --            --           --              --           $2,270,460        --
    Putnam
     VT
    Health
  Sciences
     Fund
     Shares 114,626
     Cost $1,181,510
      Market
   Value:...     --     --            --           --              --               --        $1,102,704
Due
from
Hartford
 Life &
 Annuity
 Insurance
Company...          3    146,176      24,630        3,005            1,249         146,310           100
    Receivable
     from fund
     shares
     sold...     --     --            --           --              --               --            --
      --------        --------      --------     --------         --------      ----------    ----------
    Total
Assets...    241,591    862,318      569,058      415,930          356,508       2,416,770     1,102,804
      --------        --------      --------     --------         --------      ----------    ----------
Liabilities
Due
 to
 Hartford
  Life &
  Annuity
Insurance
Company...     --       --            --           --              --               --            --
    Payable
     for
     fund
     shares
     purchased...     --    146,176     24,627      3,006            1,300         146,289           103
      --------        --------      --------     --------         --------      ----------    ----------
    Total
    Liabilities...     --    146,176     24,627     3,006            1,300         146,289           103
      --------        --------      --------     --------         --------      ----------    ----------
Net
Assets
(variable
     life
 contract
 liabilities)...   $241,591   $716,142   $544,431  $412,924       $355,208      $2,270,481    $1,102,701
      ========        ========      ========     ========         ========      ==========    ==========

SA-6                                 HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
--------------------------------------------------------------------------------

 SEPARATE ACCOUNT VL I

STATEMENT OF CHANGES IN NET ASSETS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)

                                                                                 Global       Diversified
                                                                  Voyager        Growth         Income
                                                                   Fund           Fund           Fund
                                                                Sub-Account    Sub-Account    Sub-Account
                                                                -----------    -----------    -----------
Operations:
  Net investment income (loss)..............................    $    15,233    $    38,016      $ 53,173
  Capital gains income......................................      1,221,590        791,631        --
  Net realized gain (loss) on security transactions.........        (43,619)        (3,512)          346
  Net unrealized appreciation (depreciation) of investments
   during the period........................................        341,131        254,447       (57,486)
                                                                -----------    -----------      --------
  Net increase (decrease) in net assets resulting from
   operations...............................................      1,534,335      1,080,582        (3,967)
                                                                -----------    -----------      --------
Unit transactions:
  Purchases.................................................      3,663,150      2,578,071       130,548
  Net transfers.............................................      6,469,288        864,691       205,448
  Surrenders................................................       (377,240)      (321,188)      (11,656)
  Loan withdrawals..........................................       (116,705)       (52,276)          (60)
  Cost of insurance.........................................       (590,487)      (344,174)      (30,123)
                                                                -----------    -----------      --------
  Net increase (decrease) in net assets resulting from unit
   transactions.............................................      9,048,006      2,725,124       294,157
                                                                -----------    -----------      --------
  Total increase (decrease) in net assets...................     10,582,341      3,805,706       290,190
Net Assets:
  Beginning of period.......................................     10,108,873      7,517,090       686,833
                                                                -----------    -----------      --------
  End of period.............................................    $20,691,214    $11,322,796      $977,023
                                                                ===========    ===========      ========

Statement of Changes in Net Assets
 For the Year Ended December 31, 1998

                                                                                 Global       Diversified
                                                                  Voyager        Growth         Income
                                                                   Fund           Fund           Fund
                                                                Sub-Account    Sub-Account    Sub-Account
                                                                -----------    -----------    -----------
Operations:
  Net investment income (loss)..............................    $     5,550    $   66,009       $  2,718
  Capital gains income......................................        135,426       330,045          1,154
  Net realized gain (loss) on security transactions.........          1,139         3,657             15
  Net unrealized appreciation (depreciation) of investments
   during the period........................................      1,302,791       799,731         (9,453)
                                                                -----------    ----------       --------
  Net increase (decrease) in net assets resulting from
   operations...............................................      1,444,906     1,199,442         (5,566)
                                                                -----------    ----------       --------
Unit transactions:
  Purchases.................................................      1,842,714     1,777,192         85,364
  Net transfers.............................................      5,859,152     3,292,482        584,214
  Surrenders................................................       (104,683)      (99,324)        (6,589)
  Loan withdrawals..........................................       (122,704)      (60,658)            (2)
  Cost of insurance.........................................       (253,931)     (227,264)       (13,198)
                                                                -----------    ----------       --------
  Net increase (decrease) in net assets resulting from unit
   transactions.............................................      7,220,548     4,682,428        649,789
                                                                -----------    ----------       --------
  Total increase (decrease) in net assets...................      8,665,454     5,881,870        644,223
Net Assets:
  Beginning of period.......................................      1,443,419     1,635,220         42,610
                                                                -----------    ----------       --------
  End of period.............................................    $10,108,873    $7,517,090       $686,833
                                                                ===========    ==========       ========

   The accompanying notes are an integral part of these financial statements.

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                 SA-7
--------------------------------------------------------------------------------

                                                                                            Utilities
      Growth      Global Asset                                    New           Money        Growth
    and Income     Allocation    High Yield     VT Income    Opportunities     Market      and Income
       Fund           Fund          Fund          Fund           Fund           Fund          Fund
    Sub-Account   Sub-Account    Sub-Account   Sub-Account    Sub-Account    Sub-Account   Sub-Account
    -----------   ------------   -----------   -----------   -------------   -----------   -----------
Operations:
Net
investment
   income
 (loss)... $   155,610  $   24,931 $  292,292  $  110,447     $   --           $ 21,902    $   49,760
  Capital
   gains
income...     776,526      69,902     --           32,951         106,172        --            52,257
Net
realized
   gain
  (loss)
   on
security
transactions...     (35,365)         (52)         76        264       (7,533)     --             (108)
Net
unrealized
appreciation
(depreciation)
   of
   investments
   during the
   period..  (1,360,719)     (82,523)   (349,245)   (194,625)      977,565       --           (87,883)
    -----------    ----------    ----------    ----------     -----------      --------    ----------
Net
increase
(decrease)
   in net
   assets
 resulting
   from
   operations...    (463,948)      12,258    (56,877)    (50,963)    1,076,204     21,902      14,026
    -----------    ----------    ----------    ----------     -----------      --------    ----------
Unit
transactions:
  Purchases...   2,968,613     269,548    992,246    578,079    2,017,487       144,847       353,512
Net
transfers...   4,973,315     432,943  4,890,043    906,203      1,927,894       112,931       743,701
  Surrenders...    (322,814)     (33,012)   (249,991)    (29,855)     (334,011)     (8,026)    (52,014)
  Loan
  withdrawals...     (86,081)      (9,814)   (307,049)      8,320       (1,177)    (48,024)    (19,582)
  Cost
   of
   insurance...    (525,342)     (47,826)   (159,521)   (127,987)     (308,716)    (24,387)    (73,432)
    -----------    ----------    ----------    ----------     -----------      --------    ----------
Net
increase
(decrease)
   in net
   assets
 resulting
   from
   unit
   transactions...   7,007,691     611,839  5,165,728  1,334,760    3,301,477    177,341      952,185
    -----------    ----------    ----------    ----------     -----------      --------    ----------
  Total
  increase
(decrease)
   in net
 assets...   6,543,743     624,097  5,108,851   1,283,797       4,377,681       199,243       966,211
Net
Assets:
  Beginning
   of
  period...   7,851,093   1,023,644  2,192,804  1,493,079       6,523,011       527,963     1,234,046
    -----------    ----------    ----------    ----------     -----------      --------    ----------
End
 of
 period... $14,394,836  $1,647,741 $7,301,655  $2,776,876     $10,900,692      $727,206    $2,200,257
    ===========    ==========    ==========    ==========     ===========      ========    ==========

                                               U.S. Government                                  Utilities
      Growth      Global Asset                    and High            New           Money        Growth
    and Income     Allocation    High Yield     Quality Bond     Opportunities     Market      and Income
       Fund           Fund          Fund            Fund             Fund           Fund          Fund
    Sub-Account   Sub-Account    Sub-Account     Sub-Account      Sub-Account    Sub-Account   Sub-Account
    -----------   ------------   -----------   ---------------   -------------   -----------   -----------
Operations:
Net
investment
   income
 (loss)... $   36,061  $    9,598 $   34,276      $   61,358      $  --            $ 10,171    $   10,596
  Capital
   gains
income...    235,404      41,227      5,378            1,597          25,739         --            18,263
Net
realized
   gain
  (loss)
   on
security
transactions...      4,991         511      8,112         2,773      (50,616)        --              (609)
Net
unrealized
appreciation
(depreciation)
   of
   investments
   during the
   period..    369,952      31,846   (176,046)        25,703         967,053         --            84,719
    ----------     ----------    ----------       ----------      ----------       --------    ----------
Net
increase
(decrease)
   in net
   assets
 resulting
   from
   operations...    646,408      83,182   (128,280)        91,431     942,176        10,171       112,969
    ----------     ----------    ----------       ----------      ----------       --------    ----------
Unit
transactions:
  Purchases...  1,520,697     197,777    465,319       518,167     1,695,165        111,154       269,787
Net
transfers...  4,737,360     474,639  1,652,869      (216,141)      2,990,857        294,105       641,807
  Surrenders...    (94,734)     (12,784)    (17,686)       (23,212)     (78,215)     (4,383)       (7,600)
  Loan
  withdrawals...    (99,490)        (591)    (12,272)          (153)     (10,265)     (1,053)      (8,087)
  Cost
   of
   insurance...   (257,615)     (29,489)    (51,815)       (70,077)    (162,662)     (9,256)      (34,433)
    ----------     ----------    ----------       ----------      ----------       --------    ----------
Net
increase
(decrease)
   in net
   assets
 resulting
   from
   unit
   transactions...  5,806,218     629,552  2,036,415       208,584   4,434,880      390,567       861,474
    ----------     ----------    ----------       ----------      ----------       --------    ----------
  Total
  increase
(decrease)
   in net
 assets...  6,452,626     712,734  1,908,135         300,015       5,377,056        400,738       974,443
Net
Assets:
  Beginning
   of
  period...  1,398,467     310,910    284,669      1,193,064       1,145,955        127,225       259,603
    ----------     ----------    ----------       ----------      ----------       --------    ----------
End
 of
 period... $7,851,093  $1,023,644 $2,192,804      $1,493,079      $6,523,011       $527,963    $1,234,046
    ==========     ==========    ==========       ==========      ==========       ========    ==========

SA-8                                 HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
--------------------------------------------------------------------------------

 SEPARATE ACCOUNT VL I

STATEMENT OF CHANGES IN NET ASSETS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)

                                                                                                 International
                                                                Asia Pacific    International       Growth
                                                                   Growth          Growth         and Income
                                                                    Fund            Fund             Fund
                                                                Sub-Account      Sub-Account      Sub-Account
                                                                ------------    -------------    -------------
Operations:
  Net investment income (loss)..............................      $ --           $  --             $ --
  Capital gains income......................................        --              --               --
  Net realized gain (loss) on security transactions.........        17,718            3,557            (292)
  Net unrealized appreciation (depreciation) of investments
   during the period........................................        21,950           92,726          34,057
                                                                  --------       ----------        --------
  Net increase (decrease) in net assets resulting from
   operations...............................................        39,668           96,283          33,765
                                                                  --------       ----------        --------
Unit transactions:
  Purchases.................................................        15,991          172,813          55,770
  Net transfers.............................................       386,297          582,550         226,729
  Surrenders................................................        (4,617)         (10,089)         (7,229)
  Loan withdrawals..........................................          (108)         (10,227)         (1,257)
  Cost of insurance.........................................        (7,729)         (35,565)        (13,786)
                                                                  --------       ----------        --------
  Net increase (decrease) in net assets resulting from unit
   transactions.............................................       389,834          699,482         260,227
                                                                  --------       ----------        --------
  Total increase (decrease) in net assets...................       429,502          795,765         293,992
Net Assets:
  Beginning of period.......................................         2,382          237,646         183,856
                                                                  --------       ----------        --------
  End of period.............................................      $431,884       $1,033,411        $477,848
                                                                  ========       ==========        ========

Statement of Changes in Net Assets
 For the Year Ended December 31, 1998

                                                                                                 International
                                                                Asia Pacific    International       Growth
                                                                   Growth          Growth         and Income
                                                                    Fund            Fund             Fund
                                                                Sub-Account*    Sub-Account*     Sub-Account*
                                                                ------------    -------------    -------------
Operations:
  Net investment income (loss)..............................       $--            $    631         $  2,027
  Capital gains income......................................       --               --                4,882
  Net realized gain (loss) on security transactions.........       --                   (2)              (4)
  Net unrealized appreciation (depreciation) of investments
   during the period........................................          110           12,182            1,315
                                                                   ------         --------         --------
  Net increase (decrease) in net assets resulting from
   operations...............................................          110           12,811            8,220
                                                                   ------         --------         --------
Unit transactions:
  Purchases.................................................        1,025            9,271           17,634
  Net transfers.............................................        1,266          217,210          159,730
  Surrenders................................................           (8)            (739)            (640)
  Loan withdrawals..........................................       --               --                   (1)
  Cost of insurance.........................................          (11)            (907)          (1,087)
                                                                   ------         --------         --------
  Net increase (decrease) in net assets resulting from unit
   transactions.............................................        2,272          224,835          175,636
                                                                   ------         --------         --------
  Total increase (decrease) in net assets...................        2,382          237,646          183,856
Net Assets:
  Beginning of period.......................................       --               --               --
                                                                   ------         --------         --------
  End of period.............................................       $2,382         $237,646         $183,856
                                                                   ======         ========         ========

                    *   From inception, August 3, 1998, to December 31, 1998

   The accompanying notes are an integral part of these financial statements.

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                 SA-9
--------------------------------------------------------------------------------

    International                                   The
         New            New                       George           OTC &                        Health
    Opportunities      Value         Vista        Putnam      Emerging Growth    Investors     Sciences
        Fund           Fund          Fund        of Boston         Fund            Fund          Fund
     Sub-Account    Sub-Account   Sub-Account   Sub-Account     Sub-Account     Sub-Account   Sub-Account
    -------------   -----------   -----------   -----------   ---------------   -----------   -----------
Operations:
Net
investment
   income
 (loss)...   $     19   $      3    $ --          $ --            $--           $   --        $   --
  Capital
   gains
income...     --           690        --               287         --               --            --
Net
realized
   gain
  (loss)
   on
security
transactions...       (644)        (51)         58        932      (27,049)            246          (468)
Net
unrealized
appreciation
(depreciation)
   of
   investments
   during the
   period...     21,802    (48,303)      4,149     (15,754)         52,705         (11,236)      (93,975)
      --------        --------      --------      --------        --------      ----------    ----------
Net
increase
(decrease)
   in net
   assets
 resulting
   from
   operations...     21,177    (47,661)      4,207    (14,535)       25,656        (10,990)      (94,443)
      --------        --------      --------      --------        --------      ----------    ----------
Unit
transactions:
  Purchases...     21,630     24,896     90,321     63,679          94,527         413,878       244,314
Net
transfers...    207,333    737,977    425,727      311,653         244,050       1,792,066       864,910
  Surrenders...    (19,663)     (2,820)     (5,269)    (10,965)      (25,662)      (22,068)      (16,607)
  Loan
  withdrawals...       (270)       (114)       (133)    (16,250)           (2)        (293)         (151)
  Cost
   of
   insurance...     (5,802)    (12,786)    (17,507)    (17,048)      (13,546)      (62,872)      (47,515)
      --------        --------      --------      --------        --------      ----------    ----------
Net
increase
(decrease)
   in net
   assets
 resulting
   from
   unit
   transactions...    203,228    747,153    493,139    331,069      299,367      2,120,711     1,044,951
      --------        --------      --------      --------        --------      ----------    ----------
  Total
  increase
(decrease)
   in net
 assets...    224,405    699,492     497,346       316,534         325,023       2,109,721       950,508
Net
Assets:
  Beginning
   of
  period...     17,186     16,650     47,085        96,390          30,185         160,760       152,193
      --------        --------      --------      --------        --------      ----------    ----------
End
 of
 period...   $241,591   $716,142    $544,431      $412,924        $355,208      $2,270,481    $1,102,701
      ========        ========      ========      ========        ========      ==========    ==========

    International                                     The
         New            New                          George           OTC &                          Health
    Opportunities      Value          Vista          Putnam      Emerging Growth    Investors       Sciences
        Fund            Fund           Fund        of Boston          Fund             Fund           Fund
    Sub-Account*    Sub-Account*   Sub-Account*   Sub-Account*    Sub-Account*     Sub-Account*   Sub-Account*
    -------------   ------------   ------------   ------------   ---------------   ------------   ------------
Operations:
Net
investment
   income
 (loss)...    $--      $   131        $--            $   532         $    10         $    111       $    126
  Capital
   gains
income...     --            25         --             --             --                --             --
Net
realized
   gain
  (loss)
   on
security
transactions...          5        255          4           7             769               (1)             2
Net
unrealized
appreciation
(depreciation)
   of
   investments
   during the
   period...      2,169        439      7,437          2,022           3,544           13,554         15,169
       -------         -------        -------        -------         -------         --------       --------
Net
increase
(decrease)
   in net
   assets
 resulting
   from
   operations...      2,174        850      7,441      2,561           4,323           13,664         15,297
       -------         -------        -------        -------         -------         --------       --------
Unit
transactions:
  Purchases...      1,092      4,212      1,667       26,333           5,337           18,749         43,812
Net
transfers...     14,115     12,066     38,890         68,878          21,258          131,102         95,215
  Surrenders...        (71)       (154)       (259)       (507)         (231)            (525)          (539)
  Loan
  withdrawals...     --     --         --                (39)             (1)              (2)        --
  Cost
   of
   insurance...       (124)       (324)       (654)       (836)         (501)          (2,228)        (1,592)
       -------         -------        -------        -------         -------         --------       --------
Net
increase
(decrease)
   in net
   assets
 resulting
   from
   unit
   transactions...     15,012     15,800     39,644     93,829        25,862          147,096        136,896
       -------         -------        -------        -------         -------         --------       --------
  Total
  increase
(decrease)
   in net
 assets...     17,186     16,650       47,085         96,390          30,185          160,760        152,193
Net
Assets:
  Beginning
   of
  period...     --      --             --             --             --                --             --
       -------         -------        -------        -------         -------         --------       --------
End
 of
 period...    $17,186    $16,650      $47,085        $96,390         $30,185         $160,760       $152,193
       =======         =======        =======        =======         =======         ========       ========

                    *   From inception, August 3, 1998, to December 31, 1998

SA-10                                HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
--------------------------------------------------------------------------------

 SEPARATE ACCOUNT VL I

STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)

                                                                                 Global       Diversified
                                                                  Voyager        Growth         Income
                                                                   Fund           Fund           Fund
                                                                Sub-Account    Sub-Account    Sub-Account
                                                                -----------    -----------    -----------
Investment income:
  Dividends.................................................    $   15,233     $   38,016       $ 53,173
                                                                ----------     ----------       --------
Capital gains income........................................     1,221,590        791,631         --
                                                                ----------     ----------       --------
Net realized and unrealized gain (loss) on investments:
  Net realized gain (loss) on security transactions.........       (43,619)        (3,512)           346
  Net unrealized appreciation (depreciation) of investments
   during the period........................................       341,131        254,447        (57,486)
                                                                ----------     ----------       --------
    Net gain (losses) on investments........................       297,512        250,935        (57,140)
                                                                ----------     ----------       --------
    Net increase (decrease) in net assets resulting from
     operations:............................................    $1,534,335     $1,080,582       $ (3,967)
                                                                ==========     ==========       ========

   The accompanying notes are an integral part of these financial statements.

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                SA-11
--------------------------------------------------------------------------------

                                                                                            Utilities
      Growth      Global Asset                                    New           Money        Growth
    and Income     Allocation    High Yield     VT Income    Opportunities     Market      and Income
       Fund           Fund          Fund          Fund           Fund           Fund          Fund
    Sub-Account   Sub-Account    Sub-Account   Sub-Account    Sub-Account    Sub-Account   Sub-Account
    -----------   ------------   -----------   -----------   -------------   -----------   -----------
Investment
 income:
  Dividends... $   155,610   $ 24,931  $ 292,292  $ 110,447   $  --            $21,902      $ 49,760
    -----------     --------      ---------     ---------     ----------       -------      --------
Capital
 gains
 income...     776,526     69,902     --           32,951        106,172        --            52,257
    -----------     --------      ---------     ---------     ----------       -------      --------
Net
realized
 and
 unrealized
 gain
 (loss) on
 investments:
Net
realized
   gain
  (loss)
   on
security
transactions...     (35,365)        (52)         76        264      (7,533)     --              (108)
Net
unrealized
appreciation
(depreciation)
   of
   investments
   during the
   period...  (1,360,719)    (82,523)   (349,245)   (194,625)     977,565       --           (87,883)
    -----------     --------      ---------     ---------     ----------       -------      --------
Net
gain
(losses)
     on
     investments...  (1,396,084)    (82,575)   (349,169)   (194,361)     970,032    --       (87,991)
    -----------     --------      ---------     ---------     ----------       -------      --------
Net
increase
(decrease)
     in
     net
    assets
 resulting
     from
     operations:... $  (463,948)   $ 12,258  $ (56,877)  $ (50,963)  $1,076,204   $21,902   $ 14,026
    ===========     ========      =========     =========     ==========       =======      ========

SA-12                                HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
--------------------------------------------------------------------------------

 SEPARATE ACCOUNT VL I

STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)

                                                                                                 International
                                                                Asia Pacific    International       Growth
                                                                   Growth          Growth         and Income
                                                                    Fund            Fund             Fund
                                                                Sub-Account      Sub-Account      Sub-Account
                                                                ------------    -------------    -------------
Investment income:
  Dividends.................................................      $--              $--              $--
                                                                  -------          -------          -------
  Capital gains income......................................       --               --               --
                                                                  -------          -------          -------
Net realized and unrealized gain (loss) on investments:
    Net realized gain (loss) on security transactions.......       17,718            3,557             (292)
    Net unrealized appreciation (depreciation) of
     investments during the period..........................       21,950           92,726           34,057
                                                                  -------          -------          -------
      Net gain (losses) on investments......................       39,668           96,283           33,765
                                                                  -------          -------          -------
      Net increase (decrease) in net assets resulting from
       operations:..........................................      $39,668          $96,283          $33,765
                                                                  =======          =======          =======

   The accompanying notes are an integral part of these financial statements.

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                SA-13
--------------------------------------------------------------------------------

    International
         New            New                     The George         OTC &                        Health
    Opportunities      Value         Vista      Putnam Fund   Emerging Growth    Investors     Sciences
        Fund           Fund          Fund        of Boston         Fund            Fund          Fund
     Sub-Account    Sub-Account   Sub-Account   Sub-Account     Sub-Account     Sub-Account   Sub-Account
    -------------   -----------   -----------   -----------   ---------------   -----------   -----------
Investment
 income:
  Dividends...    $    19   $      3    $--      $ --             $--             $ --          $ --
       -------        --------       ------      --------         -------         --------      --------
  Capital
   gains
income...     --           690       --               287         --                --            --
       -------        --------       ------      --------         -------         --------      --------
Net
realized
 and
 unrealized
 gain
 (loss) on
 investments:
Net
realized
    gain
  (loss)
     on
security
transactions...       (644)        (51)        58       932       (27,049)             246          (468)
Net
unrealized
appreciation
(depreciation)
     of
   investments
     during
     the
     period..     21,802    (48,303)     4,149    (15,754)         52,705          (11,236)      (93,975)
       -------        --------       ------      --------         -------         --------      --------
Net
gain
(losses)
      on
      investments...     21,158    (48,354)     4,207   (14,822)      25,656       (10,990)      (94,443)
       -------        --------       ------      --------         -------         --------      --------
Net
increase
(decrease)
       in
       net
    assets
 resulting
      from
      operations:...    $21,177   $(47,661)    $4,207  $(14,535)     $25,656      $(10,990)     $(94,443)
       =======        ========       ======      ========         =======         ========      ========

SA-14                                HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
--------------------------------------------------------------------------------

 SEPARATE ACCOUNT VL I

STATEMENT OF ASSETS AND LIABILITIES (CONTINUED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)

                                                                   Units
                                                                  Owned by         Unit        Contract
                                                                Participants      Price        Liability
                                                                ------------    ----------    -----------
Variable life contracts:
Individual Sub-Accounts:
  Voyager Fund..............................................      641,162       $32.271497    $20,691,214
  Global Growth Fund........................................      430,815        26.282278     11,322,796
  Asia Pacific Growth Fund..................................       27,577        15.661144        431,884
  Growth and Income Fund....................................      567,581        25.361714     14,394,836
  Global Asset Allocation Fund..............................       78,112        21.094614      1,647,741
  High Yield Fund...........................................      459,117        15.903683      7,301,655
  VT Income Fund............................................      192,357        14.436052      2,776,876
  New Opportunities Fund....................................      423,036        25.767751     10,900,692
  Money Market Fund.........................................      542,333         1.340884        727,206
  Utilities Growth & Income Fund............................      102,007        21.569619      2,200,257
  Diversified Income Fund...................................       76,844        12.714294        977,023
  International Growth Fund.................................       89,294        11.573084      1,033,411
  International Growth and Income Fund......................       41,992        11.379614        477,848
  International New Opportunities Fund......................       19,182        12.594233        241,591
  New Value Fund............................................       68,405        10.469069        716,142
  Vista Fund................................................       47,405        11.484699        544,431
  The George Putnam Fund of Boston..........................       39,422        10.474387        412,924
  OTC & Emerging Growth.....................................       25,652        13.847446        355,208
  Investors.................................................      194,481        11.674568      2,270,481
  Health Sciences...........................................      111,539         9.886249      1,102,701
                                                                  -------       ----------    -----------
Grand Total:................................................                                  $80,526,916
                                                                                              ===========

   The accompanying notes are an integral part of these financial statements.

SA-1                                 Hartford Life and Annuity Insurance Company
--------------------------------------------------------------------------------

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Hartford Life and Annuity Insurance Company Putnam Capital Manager Trust Separate Account
Variable Life One and to the Owners of Units of Interest therein:

We have audited the accompanying statements of assets and liabilities of Hartford Life and Annuity Insurance Company Putnam Capital Manager Trust Separate Account Variable Life One (Asia Pacific Growth, Diversified Income, The George Putnam Fund of Boston, Global Asset Allocation, Global Growth, Growth and Income, Health Sciences, High Yield, International Growth, International Growth and Income, International New Opportunities, Investors, Money Market, New Opportunities, New Value, OTC & Emerging Growth, U.S. Government and High Quality Bond, Utilities Growth and Income, Vista, and Voyager), (collectively, the Account) as of December 31, 1998, and the related statements of operations and the statements of changes in net assets for the periods presented. These financial statements are the responsibility of the Account's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Account as of December 31, 1998, and the results of their operations and the changes in their net assets for the periods presented in conformity with generally accepted accounting principles.

                                         ARTHUR ANDERSEN LLP

Hartford, Connecticut
February 15, 1999

SA-2                                 HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
--------------------------------------------------------------------------------

 SEPARATE ACCOUNT VL I

STATEMENTS OF ASSETS & LIABILITIES
DECEMBER 31, 1998

                                                        THE GEORGE
                             ASIA PACIFIC  DIVERSIFIED  PUTNAM FUND
                                GROWTH       INCOME      OF BOSTON
                             SUB-ACCOUNT   SUB-ACCOUNT  SUB-ACCOUNT
                             ------------  -----------  -----------
  ASSETS:
  Investments:
    Putnam VT Asia Pacific
     Growth Fund
      Shares            286
      Cost        $   2,272
      Market Value.........     $2,382      $ --          $--
    Putnam VT Diversified
     Income Fund
      Shares         65,475
      Cost        $ 694,428
      Market Value.........     --           686,832       --
    Putnam VT The George
     Putnam Fund of Boston
      Shares          9,375
      Cost        $  94,351
      Market Value.........     --            --           96,373
    Putnam VT Global Asset
     Allocation Fund
      Shares         54,016
      Cost        $ 982,423
      Market Value.........     --            --           --
    Putnam VT Global Growth
     Fund
      Shares        370,679
      Cost       $6,691,738
      Market Value.........     --            --           --
    Putnam VT Growth and
     Income Fund
      Shares        272,903
      Cost       $7,422,063
      Market Value.........     --            --           --
    Putnam VT Health
     Sciences Fund
      Shares         13,911
      Cost        $ 137,023
      Market Value.........     --            --           --
    Putnam VT High Yield
     Fund
      Shares        187,419
      Cost       $2,348,503
      Market Value.........     --            --           --
    Putnam VT International
     Growth Fund
      Shares         17,578
      Cost        $ 225,468
      Market Value.........     --            --           --
    Putnam VT International
     Growth and Income Fund
      Shares         15,021
      Cost        $ 182,548
      Market Value.........     --            --           --
    Due from Hartford Life
     Insurance Company.....     --             3,229        4,564
    Receivable from fund
     shares sold...........     --            --           --
                                ------      --------      -------
    Total Assets...........      2,382       690,061      100,937
                                ------      --------      -------
  LIABILITIES:
    Due to Hartford Life
     Insurance Company          --            --           --
    Payable for fund shares
     purchased                  --             3,228        4,547
                                ------      --------      -------
    Total Liabilities......     --             3,228        4,547
                                ------      --------      -------
    Net Assets (variable
     life contract
     liabilities)..........     $2,382      $686,833      $96,390
                                ======      ========      =======

   The accompanying notes are an integral part of these financial statements.

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                 SA-3
--------------------------------------------------------------------------------

                           GLOBAL ASSET    GLOBAL
                            ALLOCATION     GROWTH
                           SUB-ACCOUNT   SUB-ACCOUNT
                           ------------  -----------
ASSETS:
Investments:
  Putnam VT Asia Pacific
   Growth Fund
    Shares            286
    Cost        $   2,272
    Market Value.........   $  --        $   --
  Putnam VT Diversified
   Income Fund
    Shares         65,475
    Cost        $ 694,428
    Market Value.........      --            --
  Putnam VT The George
   Putnam Fund of Boston
    Shares          9,375
    Cost        $  94,351
    Market Value.........      --            --
  Putnam VT Global Asset
   Allocation Fund
    Shares         54,016
    Cost        $ 982,423
    Market Value.........    1,023,610       --
  Putnam VT Global Growth
   Fund
    Shares        370,679
    Cost       $6,691,738
    Market Value.........      --         7,517,360
  Putnam VT Growth and
   Income Fund
    Shares        272,903
    Cost       $7,422,063
    Market Value.........      --            --
  Putnam VT Health
   Sciences Fund
    Shares         13,911
    Cost        $ 137,023
    Market Value.........      --            --
  Putnam VT High Yield
   Fund
    Shares        187,419
    Cost       $2,348,503
    Market Value.........      --            --
  Putnam VT International
   Growth Fund
    Shares         17,578
    Cost        $ 225,468
    Market Value.........      --            --
  Putnam VT International
   Growth and Income Fund
    Shares         15,021
    Cost        $ 182,548
    Market Value.........      --            --
  Due from Hartford Life
   Insurance Company.....           34       19,420
  Receivable from fund
   shares sold...........      --            --
                            ----------   ----------
  Total Assets...........    1,023,644    7,536,780
                            ----------   ----------
LIABILITIES:
  Due to Hartford Life
   Insurance Company           --            --
  Payable for fund shares
   purchased                   --            19,690
                            ----------   ----------
  Total Liabilities......      --            19,690
                            ----------   ----------
  Net Assets (variable
   life contract
   liabilities)..........   $1,023,644   $7,517,090
                            ==========   ==========

                                                                                 INTERNATIONAL
                             GROWTH       HEALTH                  INTERNATIONAL   GROWTH AND
                           AND INCOME    SCIENCES    HIGH YIELD      GROWTH         INCOME
                           SUB-ACCOUNT  SUB-ACCOUNT  SUB-ACCOUNT   SUB-ACCOUNT    SUB-ACCOUNT
                           -----------  -----------  -----------  -------------  -------------
ASSETS:
Investments:
  Putnam VT Asia Pacific
   Growth Fund
    Shares            286
    Cost        $   2,272
    Market Value.........  $   --        $ --        $   --         $ --           $ --
  Putnam VT Diversified
   Income Fund
    Shares         65,475
    Cost        $ 694,428
    Market Value.........      --          --            --           --             --
  Putnam VT The George
   Putnam Fund of Boston
    Shares          9,375
    Cost        $  94,351
    Market Value.........      --          --            --           --             --
  Putnam VT Global Asset
   Allocation Fund
    Shares         54,016
    Cost        $ 982,423
    Market Value.........      --          --            --           --             --
  Putnam VT Global Growth
   Fund
    Shares        370,679
    Cost       $6,691,738
    Market Value.........      --          --            --           --             --
  Putnam VT Growth and
   Income Fund
    Shares        272,903
    Cost       $7,422,063
    Market Value.........   7,851,431      --            --           --             --
  Putnam VT Health
   Sciences Fund
    Shares         13,911
    Cost        $ 137,023
    Market Value.........      --         152,192        --           --             --
  Putnam VT High Yield
   Fund
    Shares        187,419
    Cost       $2,348,503
    Market Value.........      --          --         2,192,806       --             --
  Putnam VT International
   Growth Fund
    Shares         17,578
    Cost        $ 225,468
    Market Value.........      --          --            --          237,650         --
  Putnam VT International
   Growth and Income Fund
    Shares         15,021
    Cost        $ 182,548
    Market Value.........      --          --            --           --            183,863
  Due from Hartford Life
   Insurance Company.....      13,931         285           115        1,206             31
  Receivable from fund
   shares sold...........      --          --            --           --             --
                           ----------    --------    ----------     --------       --------
  Total Assets...........   7,865,362     152,477     2,192,921      238,856        183,894
                           ----------    --------    ----------     --------       --------
LIABILITIES:
  Due to Hartford Life
   Insurance Company           --          --            --           --             --
  Payable for fund shares
   purchased                   14,269         284           117        1,210             38
                           ----------    --------    ----------     --------       --------
  Total Liabilities......      14,269         284           117        1,210             38
                           ----------    --------    ----------     --------       --------
  Net Assets (variable
   life contract
   liabilities)..........  $7,851,093    $152,193    $2,192,804     $237,646       $183,856
                           ==========    ========    ==========     ========       ========

SA-4                                 HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
--------------------------------------------------------------------------------

 SEPARATE ACCOUNT VL I

STATEMENTS OF ASSETS & LIABILITIES (CONTINUED)
DECEMBER 31, 1998

                             INTERNATIONAL
                                  NEW                       MONEY
                             OPPORTUNITIES   INVESTORS     MARKET
                              SUB-ACCOUNT   SUB-ACCOUNT  SUB-ACCOUNT
                             -------------  -----------  -----------
  ASSETS:
  Investments:
    Putnam VT International
     New Opportunities Fund
      Shares          1,496
      Cost        $  15,017
      Market Value.........     $17,186      $ --         $ --
    Putnam VT Investors
     Fund
      Shares         13,799
      Cost        $ 147,202
      Market Value.........      --           160,756       --
  Putnam VT Money Market
     Fund
      Shares        527,966
      Cost        $ 527,966
      Market Value.........      --            --          527,966
    Putnam VT New
     Opportunities Fund
      Shares        250,312
      Cost       $5,427,645
      Market Value.........      --            --           --
    Putnam VT New Value
     Fund
      Shares          1,384
      Cost        $  16,210
      Market Value.........      --            --           --
    Putnam VT OTC &
     Emerging Growth Fund
      Shares          2,991
      Cost        $  26,639
      Market Value.........      --            --           --
    Putnam VT U.S.
     Government and High
     Quality Bond Fund
      Shares        107,804
      Cost       $1,425,849
      Market Value.........      --            --           --
    Putnam VT Utilities
     Growth & Income Fund
      Shares         67,841
      Cost       $1,105,371
      Market Value.........      --            --           --
    Putnam VT Vista Fund
      Shares          3,199
      Cost        $  39,649
      Market Value.........      --            --           --
    Putnam VT Voyager Fund
      Shares        220,466
      Cost       $8,653,660
      Market Value.........      --            --           --
    Due from Hartford Life
     Insurance Company.....      --               613       --
    Receivable from fund
     shares sold...........      --            --           --
                                -------      --------     --------
    Total Assets...........      17,186       161,369      527,966
                                -------      --------     --------
  LIABILITIES:
    Due to Hartford Life
     Insurance Company.....      --            --                3
    Payable for fund shares
     purchased.............      --               609       --
                                -------      --------     --------
    Total Liabilities......      --               609            3
                                -------      --------     --------
    Net Assets (variable
     life contract
     liabilities)..........     $17,186      $160,760     $527,963
                                =======      ========     ========

   The accompanying notes are an integral part of these financial statements.

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                 SA-5
--------------------------------------------------------------------------------

                                NEW           NEW
                           OPPORTUNITIES     VALUE
                            SUB-ACCOUNT   SUB-ACCOUNT
                           -------------  -----------
ASSETS:
Investments:
  Putnam VT International
   New Opportunities Fund
    Shares          1,496
    Cost        $  15,017
    Market Value.........   $  --           $--
  Putnam VT Investors
   Fund
    Shares         13,799
    Cost        $ 147,202
    Market Value.........      --            --
Putnam VT Money Market
  Fund
    Shares        527,966
    Cost        $ 527,966
    Market Value.........      --            --
  Putnam VT New
   Opportunities Fund
    Shares        250,312
    Cost       $5,427,645
    Market Value.........    6,523,133       --
  Putnam VT New Value
   Fund
    Shares          1,384
    Cost        $  16,210
    Market Value.........      --            16,649
  Putnam VT OTC &
   Emerging Growth Fund
    Shares          2,991
    Cost        $  26,639
    Market Value.........      --            --
  Putnam VT U.S.
   Government and High
   Quality Bond Fund
    Shares        107,804
    Cost       $1,425,849
    Market Value.........      --            --
  Putnam VT Utilities
   Growth & Income Fund
    Shares         67,841
    Cost       $1,105,371
    Market Value.........      --            --
  Putnam VT Vista Fund
    Shares          3,199
    Cost        $  39,649
    Market Value.........      --            --
  Putnam VT Voyager Fund
    Shares        220,466
    Cost       $8,653,660
    Market Value.........      --            --
  Due from Hartford Life
   Insurance Company.....       31,990            1
  Receivable from fund
   shares sold...........      --            --
                            ----------      -------
  Total Assets...........    6,555,123       16,650
                            ----------      -------
LIABILITIES:
  Due to Hartford Life
   Insurance Company.....      --            --
  Payable for fund shares
   purchased.............       32,112       --
                            ----------      -------
  Total Liabilities......       32,112       --
                            ----------      -------
  Net Assets (variable
   life contract
   liabilities)..........   $6,523,011      $16,650
                            ==========      =======

                              OTC &     U.S. GOVERNMENT   UTILITIES
                            EMERGING       AND HIGH        GROWTH
                             GROWTH      QUALITY BOND    AND INCOME      VISTA       VOYAGER
                           SUB-ACCOUNT    SUB-ACCOUNT    SUB-ACCOUNT  SUB-ACCOUNT  SUB-ACCOUNT
                           -----------  ---------------  -----------  -----------  -----------
ASSETS:
Investments:
  Putnam VT International
   New Opportunities Fund
    Shares          1,496
    Cost        $  15,017
    Market Value.........    $--          $  --          $   --         $--        $   --
  Putnam VT Investors
   Fund
    Shares         13,799
    Cost        $ 147,202
    Market Value.........     --             --              --          --            --
Putnam VT Money Market
  Fund
    Shares        527,966
    Cost        $ 527,966
    Market Value.........     --             --              --          --            --
  Putnam VT New
   Opportunities Fund
    Shares        250,312
    Cost       $5,427,645
    Market Value.........     --             --              --          --            --
  Putnam VT New Value
   Fund
    Shares          1,384
    Cost        $  16,210
    Market Value.........     --             --              --          --            --
  Putnam VT OTC &
   Emerging Growth Fund
    Shares          2,991
    Cost        $  26,639
    Market Value.........     30,183         --              --          --            --
  Putnam VT U.S.
   Government and High
   Quality Bond Fund
    Shares        107,804
    Cost       $1,425,849
    Market Value.........     --           1,480,144         --          --            --
  Putnam VT Utilities
   Growth & Income Fund
    Shares         67,841
    Cost       $1,105,371
    Market Value.........     --             --           1,234,030      --            --
  Putnam VT Vista Fund
    Shares          3,199
    Cost        $  39,649
    Market Value.........     --             --              --          47,086        --
  Putnam VT Voyager Fund
    Shares        220,466
    Cost       $8,653,660
    Market Value.........     --             --              --          --         10,108,374
  Due from Hartford Life
   Insurance Company.....          2           1,014             28      --            --
  Receivable from fund
   shares sold...........     --             --              --          --             22,235
                             -------      ----------     ----------     -------    -----------
  Total Assets...........     30,185       1,481,158      1,234,058      47,086     10,130,609
                             -------      ----------     ----------     -------    -----------
LIABILITIES:
  Due to Hartford Life
   Insurance Company.....     --             --              --               1         21,736
  Payable for fund shares
   purchased.............     --               1,015             12      --            --
                             -------      ----------     ----------     -------    -----------
  Total Liabilities......     --               1,015             12           1         21,736
                             -------      ----------     ----------     -------    -----------
  Net Assets (variable
   life contract
   liabilities)..........    $30,185      $1,480,143     $1,234,046     $47,085    $10,108,873
                             =======      ==========     ==========     =======    ===========

SA-6                                 HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
--------------------------------------------------------------------------------

 SEPARATE ACCOUNT VL I

STATEMENTS OF ASSETS AND LIABILITIES (CONTINUED)
DECEMBER 31, 1998

                                                                 UNITS
                                                                OWNED BY        UNIT       CONTRACT
                                                              PARTICIPANTS     PRICE       LIABILITY
                                                              ------------   ----------   -----------
Variable life contracts:
  Asia Pacific Growth Fund..................................        223      $10.693257   $     2,382
  Diversified Income Fund...................................     53,755       12.777025       686,833
  George Putnam Fund of Boston..............................      9,091       10.602638        96,390
  Global Asset Allocation Fund..............................     49,232       20.792218     1,023,643
  Global Growth Fund........................................    318,846       23.575913     7,517,090
  Growth and Income Fund....................................    307,670       25.517876     7,851,093
  Health Sciences Fund......................................     13,537       11.242853       152,193
  High Yield Fund...........................................    140,779       15.576208     2,192,804
  International Growth Fund.................................     24,286        9.785387       237,646
  International Growth and Income Fund......................     18,822        9.768197       183,856
  International New Opportunities Fund......................      2,137        8.042115        17,186
  Investors Fund............................................     14,373       11.185169       160,760
  Money Market Fund.........................................    407,558        1.295432       527,963
  New Opportunities Fund....................................    286,823       22.742256     6,523,011
  New Value Fund............................................      1,569       10.611164        16,650
  OTC & Emerging Growth Fund................................      2,802       10.773294        30,185
  U.S. Government and High Quality Bond Fund................    100,651       14.705728     1,480,143
  Utilities Growth & Income Fund............................     57,036       21.636249     1,234,046
  Vista Fund................................................      4,437       10.611675        47,085
  Voyager Fund..............................................    350,559       28.836430    10,108,873
                                                                                          -----------
Grand Total:                                                                              $40,089,832
                                                                                          ===========

   The accompanying notes are an integral part of these financial statements.

                      This page intentionally left blank.

SA-8                                 HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
--------------------------------------------------------------------------------

 SEPARATE ACCOUNT VL I

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 1998

                                                                                              THE GEORGE
                                                                ASIA PACIFIC   DIVERSIFIED   PUTNAM FUND
                                                                   GROWTH        INCOME       OF BOSTON
                                                                SUB-ACCOUNT*   SUB-ACCOUNT   SUB-ACCOUNT*
                                                                ------------   -----------   ------------
  INVESTMENT INCOME:
    Dividends.................................................     -$-           $ 2,718        $  532
                                                                    ----         -------        ------
  CAPITAL GAINS INCOME........................................     --              1,154        --
                                                                    ----         -------        ------
  NET REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS:
    Net realized gain (loss) on security transactions.........     --                 15             7
    Net unrealized appreciation (depreciation) of investments
     during the period........................................       110          (9,453)        2,022
                                                                    ----         -------        ------
    Net gain (loss) on investments............................       110          (9,438)        2,029
                                                                    ----         -------        ------
    Net increase (decrease) in net assets resulting from
     operations...............................................      $110         $(5,566)       $2,561
                                                                    ====         =======        ======

* From inception, August 3, 1998, to December 31, 1998.

   The accompanying notes are an integral part of these financial statements.

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                 SA-9
--------------------------------------------------------------------------------

      GLOBAL                                                                                 INTERNATIONAL
       ASSET                        GROWTH         HEALTH                    INTERNATIONAL    GROWTH AND
    ALLOCATION    GLOBAL GROWTH   AND INCOME      SCIENCES     HIGH YIELD       GROWTH          INCOME
    SUB-ACCOUNT    SUB-ACCOUNT    SUB-ACCOUNT   SUB-ACCOUNT*   SUB-ACCOUNT   SUB-ACCOUNT*    SUB-ACCOUNT*
    -----------   -------------   -----------   ------------   -----------   -------------   -------------
INVESTMENT
  INCOME:
  Dividends...   $ 9,598   $   66,009  $ 36,061    $   126      $  34,276       $   631         $2,027
      -------       ----------     --------        -------      ---------       -------         ------
CAPITAL
  GAINS
  INCOME...    41,227      330,045   235,404        --              5,378        --              4,882
      -------       ----------     --------        -------      ---------       -------         ------
NET
REALIZED
  AND
  UNREALIZED
  GAIN
  (LOSS) ON
INVESTMENTS:
Net
realized
   gain
  (loss)
   on
security
transactions...       511        3,657     4,991          2         8,112            (2)            (4)
Net
unrealized
appreciation
(depreciation)
   of
   investments
   during the
   period..    31,846      799,731   369,952        15,169       (176,046)       12,182          1,315
      -------       ----------     --------        -------      ---------       -------         ------
Net
gain
(loss)
   on
   investments...    32,357      803,388   374,943     15,171    (167,934)       12,180          1,311
      -------       ----------     --------        -------      ---------       -------         ------
Net
increase
(decrease)
   in net
   assets
 resulting
   from
   operations...   $83,182   $1,199,442  $646,408    $15,297    $(128,280)      $12,811         $8,220
      =======       ==========     ========        =======      =========       =======         ======

SA-10                                HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
--------------------------------------------------------------------------------

 SEPARATE ACCOUNT VL I

STATEMENTS OF OPERATIONS (CONTINUED)
FOR THE YEAR ENDED DECEMBER 31, 1998

                                                                INTERNATIONAL
                                                                     NEW                          MONEY
                                                                OPPORTUNITIES    INVESTORS       MARKET
                                                                SUB-ACCOUNT*    SUB-ACCOUNT*   SUB-ACCOUNT
                                                                -------------   ------------   -----------
  INVESTMENT INCOME:
    Dividends.................................................     $--             $   111       $10,171
                                                                   ------          -------       -------
    Capital gains income......................................     --               --            --
                                                                   ------          -------       -------
  NET REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS:
    Net realized gain (loss) on security transactions.........          5               (1)       --
    Net unrealized appreciation (depreciation) of investments
     during the period........................................      2,169           13,554        --
                                                                   ------          -------       -------
    Net gain (loss) on investments............................      2,174           13,553        --
                                                                   ------          -------       -------
    Net increase (decrease) in net assets resulting from
     operations...............................................     $2,174          $13,664       $10,171
                                                                   ======          =======       =======

* From inception, August 3, 1998, to December 31, 1998.

   The accompanying notes are an integral part of these financial statements.

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                SA-11
--------------------------------------------------------------------------------

                                      OTC &       U.S. GOVERNMENT    UTILITIES
         NEW                         EMERGING        AND HIGH         GROWTH
    OPPORTUNITIES    NEW VALUE        GROWTH       QUALITY BOND     AND INCOME       VISTA         VOYAGER
     SUB-ACCOUNT    SUB-ACCOUNT*   SUB-ACCOUNT*     SUB-ACCOUNT     SUB-ACCOUNT   SUB-ACCOUNT*   SUB-ACCOUNT
    -------------   ------------   ------------   ---------------   -----------   ------------   -----------
INVESTMENT
  INCOME:
  Dividends...   $ --     $131        $   10          $61,358        $ 10,596        $--         $    5,550
      --------          ----          ------          -------        --------        ------      ----------
  Capital
   gains
income...     25,739       25         --                1,597          18,263        --             135,426
      --------          ----          ------          -------        --------        ------      ----------
NET
REALIZED
  AND
  UNREALIZED
  GAIN
  (LOSS) ON
INVESTMENTS:
Net
realized
   gain
  (loss)
   on
security
transactions...    (50,616)      255       769          2,773            (609)            4           1,139
Net
unrealized
appreciation
(depreciation)
   of
   investments
   during the
   period..    967,053      439        3,544           12,767          84,719         7,437       1,302,791
      --------          ----          ------          -------        --------        ------      ----------
Net
gain
(loss)
   on
   investments...    916,437      694     4,313        15,540          84,110         7,441       1,303,930
      --------          ----          ------          -------        --------        ------      ----------
Net
increase
(decrease)
   in net
   assets
 resulting
   from
   operations...   $942,176     $850    $4,323        $78,495        $112,969        $7,441      $1,444,906
      ========          ====          ======          =======        ========        ======      ==========

SA-12                                HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
--------------------------------------------------------------------------------

 SEPARATE ACCOUNT VL I

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEAR ENDED DECEMBER 31, 1998

                                                                                              THE GEORGE
                                                                ASIA PACIFIC   DIVERSIFIED   PUTNAM FUND
                                                                   GROWTH        INCOME       OF BOSTON
                                                                SUB-ACCOUNT*   SUB-ACCOUNT   SUB-ACCOUNT*
                                                                ------------   -----------   ------------
  OPERATIONS:
    Net investment income (loss)..............................     $--           $  2,718      $   532
                                                                   ------        --------      -------
  CAPITAL GAINS INCOME........................................     --               1,154       --
    Net realized gain (loss) on security transactions.........     --                  15            7
    Net unrealized appreciation (depreciation) of investments
     during the period........................................        110          (9,453)       2,022
                                                                   ------        --------      -------
    Net increase (decrease) in net assets resulting from
     operations...............................................        110          (5,566)       2,561
                                                                   ------        --------      -------
  UNIT TRANSACTIONS:
    Purchases.................................................      1,025          85,364       26,333
    Net transfers.............................................      1,266         584,214       68,878
    Surrenders................................................         (8)         (6,589)        (507)
    Net loan activity.........................................     --                  (2)         (39)
    Cost of insurance.........................................        (11)        (13,198)        (836)
                                                                   ------        --------      -------
    Net increase (decrease) in net assets resulting from unit
     transactions.............................................      2,272         649,789       93,829
                                                                   ------        --------      -------
    Total increase (decrease) in net assets...................      2,382         644,223       96,390
  NET ASSETS:
    Beginning of period.......................................     --              42,610       --
                                                                   ------        --------      -------
    End of period.............................................     $2,382        $686,833      $96,390
                                                                   ======        ========      =======

* From inception, August 3, 1998, to December 31, 1998.

   The accompanying notes are an integral part of these financial statements.

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                SA-13
--------------------------------------------------------------------------------

                                                                                            INTERNATIONAL
    GLOBAL ASSET     GLOBAL        GROWTH         HEALTH                    INTERNATIONAL    GROWTH AND
     ALLOCATION      GROWTH      AND INCOME      SCIENCES     HIGH YIELD       GROWTH          INCOME
    SUB-ACCOUNT    SUB-ACCOUNT   SUB-ACCOUNT   SUB-ACCOUNT*   SUB-ACCOUNT   SUB-ACCOUNT*    SUB-ACCOUNT*
    ------------   -----------   -----------   ------------   -----------   -------------   -------------
OPERATIONS:
Net
investment
   income
 (loss)...  $    9,598 $   66,009 $   36,061     $    126     $   34,276      $    631        $  2,027
     ----------    ----------    ----------      --------     ----------      --------        --------
CAPITAL
  GAINS
  INCOME...      41,227    330,045    235,404      --              5,378        --               4,882
Net
realized
   gain
  (loss)
   on
security
transactions...         511      3,657      4,991          2       8,112            (2)             (4)
Net
unrealized
appreciation
(depreciation)
   of
   investments
   during the
   period..      31,846    799,731    369,952      15,169       (176,046)       12,182           1,315
     ----------    ----------    ----------      --------     ----------      --------        --------
Net
increase
(decrease)
   in net
   assets
 resulting
   from
   operations...      83,182  1,199,442    646,408     15,297   (128,280)       12,811           8,220
     ----------    ----------    ----------      --------     ----------      --------        --------
UNIT
TRANSACTIONS:
  Purchases...     197,777  1,777,192  1,520,697     43,812      465,319         9,271          17,634
Net
transfers...     474,639  3,292,482  4,737,360     95,215      1,652,869       217,210         159,730
  Surrenders...     (12,784)    (99,324)    (94,734)       (539)    (17,686)       (739)          (640)
Net
loan
activity...        (591)    (60,658)    (99,490)     --          (12,272)       --                  (1)
  Cost
   of
   insurance...     (29,489)   (227,264)   (257,615)     (1,592)    (51,815)       (907)        (1,087)
     ----------    ----------    ----------      --------     ----------      --------        --------
Net
increase
(decrease)
   in net
   assets
 resulting
   from
   unit
   transactions...     629,552  4,682,428  5,806,218    136,896  2,036,415     224,835         175,636
     ----------    ----------    ----------      --------     ----------      --------        --------
  Total
  increase
(decrease)
   in net
 assets...     712,734  5,881,870  6,452,626      152,193      1,908,135       237,646         183,856
NET
ASSETS:
  Beginning
   of
  period...     310,910  1,635,220  1,398,467      --            284,669        --              --
     ----------    ----------    ----------      --------     ----------      --------        --------
End
 of
 period...  $1,023,644 $7,517,090 $7,851,093     $152,193     $2,192,804      $237,646        $183,856
     ==========    ==========    ==========      ========     ==========      ========        ========

SA-14                                HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
--------------------------------------------------------------------------------

 SEPARATE ACCOUNT VL I

STATEMENTS OF CHANGES IN NET ASSETS (CONTINUED)
FOR THE YEAR ENDED DECEMBER 31, 1998

                                                                INTERNATIONAL
                                                                     NEW                          MONEY
                                                                OPPORTUNITIES    INVESTORS       MARKET
                                                                SUB-ACCOUNT*    SUB-ACCOUNT*   SUB-ACCOUNT
                                                                -------------   ------------   -----------
  OPERATIONS:
    Net investment income (loss)..............................     $--            $    111       $ 10,171
  CAPITAL GAINS INCOME........................................      --              --             --
    Net realized gain (loss) on security transactions.........           5              (1)        --
    Net unrealized appreciation (depreciation) of investments
     during the period........................................       2,169          13,554         --
                                                                   -------        --------       --------
    Net increase (decrease) in net assets resulting from
     operations...............................................       2,174          13,664         10,171
                                                                   -------        --------       --------
  UNIT TRANSACTIONS:
    Purchases.................................................       1,092          18,749        111,154
    Net transfers.............................................      14,115         131,102        294,105
    Surrenders................................................         (71)           (525)        (4,383)
    Net loan activity.........................................      --                  (2)        (1,053)
    Cost of insurance.........................................        (124)         (2,228)        (9,256)
                                                                   -------        --------       --------
    Net increase (decrease) in net assets resulting from unit
     transactions.............................................      15,012         147,096        390,567
                                                                   -------        --------       --------
    Total increase (decrease) in net assets...................      17,186         160,760        400,738
  NET ASSETS:
    Beginning of period.......................................      --              --            127,225
                                                                   -------        --------       --------
    End of period.............................................     $17,186        $160,760       $527,963
                                                                   =======        ========       ========

* From inception, August 3, 1998, to December 31, 1998.

   The accompanying notes are an integral part of these financial statements.

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                SA-15
--------------------------------------------------------------------------------

                                     OTC &       U.S. GOVERNMENT    UTILITIES
         NEW            NEW         EMERGING        AND HIGH         GROWTH
    OPPORTUNITIES      VALUE         GROWTH       QUALITY BOND     AND INCOME       VISTA         VOYAGER
     SUB-ACCOUNT    SUB-ACCOUNT   SUB-ACCOUNT*     SUB-ACCOUNT     SUB-ACCOUNT   SUB-ACCOUNT*   SUB-ACCOUNT
    -------------   -----------   ------------   ---------------   -----------   ------------   -----------
OPERATIONS:
Net
investment
   income
 (loss)...  $  --     $   131        $    10        $   61,358     $   10,596       $--         $     5,550
CAPITAL
  GAINS
  INCOME...      25,739        25     --                 1,597         18,263        --             135,426
Net
realized
   gain
  (loss)
   on
security
transactions...     (50,616)       255        769         2,773          (609)            4           1,139
Net
unrealized
appreciation
(depreciation)
   of
   investments
   during the
   period..     967,053       439      3,544            12,767         84,719         7,437       1,302,791
     ----------       -------        -------        ----------     ----------       -------     -----------
Net
increase
(decrease)
   in net
   assets
 resulting
   from
   operations...     942,176       850      4,323        78,495       112,969         7,441       1,444,906
     ----------       -------        -------        ----------     ----------       -------     -----------
UNIT
TRANSACTIONS:
  Purchases...   1,695,165     4,212      5,337        518,167        269,787         1,667       1,842,714
Net
transfers...   2,990,857    12,066     21,258         (216,141)       641,807        38,890       5,859,152
  Surrenders...     (78,215)      (154)       (231)       (23,212)     (7,600)         (259)       (104,683)
Net
loan
activity...     (10,265)    --            (1)             (153)        (8,087)       --            (122,704)
  Cost
   of
   insurance...    (162,662)      (324)       (501)       (70,077)    (34,433)         (654)       (253,931)
     ----------       -------        -------        ----------     ----------       -------     -----------
Net
increase
(decrease)
   in net
   assets
 resulting
   from
   unit
   transactions...   4,434,880    15,800     25,862       208,584     861,474        39,644       7,220,548
     ----------       -------        -------        ----------     ----------       -------     -----------
  Total
  increase
(decrease)
   in net
 assets...   5,377,056    16,650      30,185           287,079        974,443        47,085       8,665,454
NET
ASSETS:
  Beginning
   of
  period...   1,145,955    --         --             1,193,064        259,603        --           1,443,419
     ----------       -------        -------        ----------     ----------       -------     -----------
End
 of
 period...  $6,523,011   $16,650     $30,185        $1,480,143     $1,234,046       $47,085     $10,108,873
     ==========       =======        =======        ==========     ==========       =======     ===========

SA-16                                HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
--------------------------------------------------------------------------------

 SEPARATE ACCOUNT VL I

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEAR ENDED DECEMBER 31, 1997

                                                                                GLOBAL
                                                                DIVERSIFIED      ASSET        GLOBAL
                                                                  INCOME      ALLOCATION      GROWTH
                                                                SUB-ACCOUNT   SUB-ACCOUNT   SUB-ACCOUNT
                                                                -----------   -----------   -----------
  OPERATIONS:
    Net investment income (loss)..............................    $    99      $    780     $    7,355
  CAPITAL GAINS INCOME........................................         16         1,333          7,911
    Net realized gain (loss) on security transactions.........        273            46            727
    Net unrealized appreciation (depreciation) of investments
     during the period........................................      1,827         9,293         25,838
                                                                  -------      --------     ----------
    Net increase (decrease) in net assets resulting from
     operations...............................................      2,215        11,452         41,831
                                                                  -------      --------     ----------
  UNIT TRANSACTIONS:
    Purchases.................................................      1,122        21,636        197,403
    Net transfers.............................................     39,712       284,558      1,455,386
    Surrenders................................................       (348)       (2,233)       (24,833)
    Net loan activity.........................................     --               (16)         7,540
    Cost of insurance.........................................     (1,121)       (5,581)       (43,722)
                                                                  -------      --------     ----------
    Net increase (decrease) in net assets resulting from unit
     transactions.............................................     39,365       298,364      1,591,774
                                                                  -------      --------     ----------
    Total increase (decrease) in net assets...................     41,580       309,816      1,633,605
  NET ASSETS:
    Beginning of period.......................................      1,030         1,094          1,615
                                                                  -------      --------     ----------
    End of period.............................................    $42,610      $310,910     $1,635,220
                                                                  =======      ========     ==========

   The accompanying notes are an integral part of these financial statements.

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                SA-17
--------------------------------------------------------------------------------

                                                              U.S. GOVERNMENT    UTILITIES
      GROWTH                       MONEY           NEW           AND HIGH         GROWTH
    AND INCOME    HIGH YIELD      MARKET      OPPORTUNITIES    QUALITY BOND     AND INCOME      VOYAGER
    SUB-ACCOUNT   SUB-ACCOUNT   SUB-ACCOUNT    SUB-ACCOUNT      SUB-ACCOUNT     SUB-ACCOUNT   SUB-ACCOUNT
    -----------   -----------   -----------   -------------   ---------------   -----------   -----------
OPERATIONS:
Net
investment
   income
 (loss)... $    2,061  $  1,448   $  1,772     $  --             $   16,959      $    165     $      405
CAPITAL
  GAINS
  INCOME...      5,017       168     --           --               --                 225          8,720
Net
realized
   gain
  (loss)
   on
security
transactions...         47       208     --       (11,593)              549            65          8,423
Net
unrealized
appreciation
(depreciation)
   of
   investments
   during the
   period...     59,382    20,324     --          128,498            41,518        43,867        151,950
    ----------     --------       --------     ----------        ----------      --------     ----------
Net
increase
(decrease)
   in net
   assets
 resulting
   from
   operations...     66,507    22,148      1,772     116,905         59,026        44,322        169,498
    ----------     --------       --------     ----------        ----------      --------     ----------
UNIT
TRANSACTIONS:
  Purchases...     58,290     9,010     --         90,292           188,414        18,312        111,483
Net
transfers...  1,311,232   261,651    127,202      989,240           981,563       206,398      1,206,671
  Surrenders...     (8,041)    (2,778)       (810)     (15,731)       (15,612)     (1,613)         2,463
Net
loan
activity...     (2,944)       (27)     --          (4,120)            7,877           (43)        (4,450)
  Cost
   of
   insurance...    (31,097)    (6,360)     (1,951)     (31,626)       (32,535)     (8,846)       (44,593)
    ----------     --------       --------     ----------        ----------      --------     ----------
Net
increase
(decrease)
   in net
   assets
 resulting
   from
   unit
   transactions...  1,327,440   261,496    124,441   1,028,055     1,129,707      214,208      1,271,574
    ----------     --------       --------     ----------        ----------      --------     ----------
  Total
  increase
(decrease)
   in net
 assets...  1,393,947   283,644    126,213      1,144,960         1,188,733       258,530      1,441,072
NET
ASSETS:
  Beginning
   of
  period...      4,520     1,025      1,012           995             4,331         1,073          2,347
    ----------     --------       --------     ----------        ----------      --------     ----------
End
 of
 period... $1,398,467  $284,669   $127,225     $1,145,955        $1,193,064      $259,603     $1,443,419
    ==========     ========       ========     ==========        ==========      ========     ==========

SA-18                                Hartford Life and Annuity Insurance Company
--------------------------------------------------------------------------------

                             SEPARATE ACCOUNT VL I
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

 1. ORGANIZATION:

    Separate Account VL I (the Account) is a separate investment account within Hartford Life and Annuity Insurance Company (the Company) and is registered with the Securities and Exchange Commission (SEC) as a unit investment trust under the Investment Company Act of 1940, as amended. Both the Company and the Account are subject to supervision and regulation by the Department of Insurance of the State of Connecticut and the SEC. The Account invests deposits by variable life contractholders of the Company in the various mutual funds (the Funds) as directed by the contractholders.

 2. SIGNIFICANT ACCOUNTING POLICIES:

    The following is a summary of significant accounting policies of the Account, which are in accordance with generally accepted accounting principles in the investment company industry:

    a) SECURITY TRANSACTIONS -- Security transactions are recorded on the trade date (date the order to buy or sell is executed). Cost of investments sold is determined on the basis of identified cost. Dividend and capital gains income is accrued as of the ex-dividend date. Capital gains income represents dividends from the Funds which are characterized as capital gains under tax regulations.

    b) SECURITY VALUATION -- The investments in shares of the Funds are valued at the closing net asset value per share as determined by the appropriate Fund as of December 31, 1998.

    c) FEDERAL INCOME TAXES -- The operations of the Account form a part of, and are taxed with, the total operations of the Company, which is taxed as an insurance company under the Internal Revenue Code. Under current law, no federal income taxes are payable with respect to the operations of the Account.

    d) USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements and the reported amounts of income and expenses during the period. Operating results in the future could vary from the amounts derived from management's estimates.

 3. ADMINISTRATION OF THE ACCOUNT AND
   RELATED CHARGES:

    a) COST OF INSURANCE -- In accordance with terms of the contracts, the Company makes deductions for costs of insurance to cover the Company's anticipated mortality costs. Because a policy's account value and death benefit may vary from month to month, the cost of insurance charges may also vary.

    b) MORTALITY AND EXPENSE RISK CHARGE -- The Company, as issuer of variable annuity contracts, provides the mortality and expense undertakings and, with respect to the Account, receives a maximum annual fee of 1.40% of the Account's average daily net assets. These expenses are reflected in surrenders on the accompanying statements of changes in net assets.

    c) ADMINISTRATIVE AND ISSUE CHARGES -- The Company assesses a monthly administrative charge to compensate the Company for administrative costs in connection with the policies. This charge covers the average expected cost for these expenses at a maximum of $12 per month. Additionally, the Company assesses a monthly charge in the first policy year for up-front costs of underwriting and issuing a policy at a monthly maximum amount of $62.50. These expenses are reflected in surrenders on the accompanying statements of changes in net assets.

    d) DEDUCTION OF ANNUAL MAINTENANCE FEE -- Annual maintenance fees are deducted through termination of units of interest from applicable contract owners' accounts, in accordance with the terms of the contracts. These expenses are reflected in surrenders on the accompanying statements of changes in net assets.

HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES                             F-1
--------------------------------------------------------------------------------

                       Consolidated Statements of Income
                                  (Unaudited)
                                 (In millions)

                                                                    Second
                                                                    Quarter             Six Months
                                                                     Ended                 Ended
                                                                   June, 30              June, 30
                                                              -------------------   -------------------
                                                                1999       1998       1999       1998
                                                              --------   --------   --------   --------
Revenues
  Premiums and other considerations.........................    $517       $383      $1,004     $  946
  Net investment income.....................................     334        344         686        696
  Net realized capital gains (losses).......................       2         (6)          1         (6)
                                                                ----       ----      ------     ------
    Total revenues..........................................     853        721       1,691      1,636
                                                                ----       ----      ------     ------
Benefits, claims and expenses
  Benefits, claims and claim adjustment expenses............     423        349         816        747
  Amortization of deferred policy acquisition costs.........     136        115         255        209
  Dividends to policyholders................................      10          9          27        116
  Other expenses............................................     153        118         327        306
                                                                ----       ----      ------     ------
    Total benefits, claims and expenses.....................     722        591       1,425      1,378
                                                                ----       ----      ------     ------
Income before income tax expense............................     131        130         266        258
  Income tax expense........................................      46         45          93         90
                                                                ----       ----      ------     ------
Net income..................................................    $ 85       $ 85      $  173     $  168
                                                                ====       ====      ======     ======

                See Notes to Consolidated Financial Statements.

F-2                             HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
--------------------------------------------------------------------------------

                          Consolidated Balance Sheets
                                  (Unaudited)
                      (In millions, except for share data)

                                                                As of            As of
                                                              June 30,       December 31,
                                                                1999             1998
                                                              ---------      -------------
Assets
  Investments
  Fixed maturities, available for sale, at fair value
   (amortized cost of $14,208 and $14,505)..................  $ 14,059         $ 14,818
  Equity securities, at fair value..........................        51               31
  Policy loans, at outstanding balance......................     4,526            6,684
  Other investments.........................................       295              264
                                                              --------         --------
    Total investments.......................................    18,931           21,797
  Cash......................................................        74               17
  Premiums receivable and agents' balances..................        27               17
  Reinsurance recoverables..................................     1,060            1,257
  Deferred policy acquisition costs.........................     3,927            3,754
  Deferred income tax.......................................       495              464
  Other assets..............................................       672              695
  Separate account assets...................................    99,967           90,262
                                                              --------         --------
    Total assets............................................  $125,153         $118,263
                                                              ========         ========
Liabilities
  Future policy benefits....................................  $  3,721         $  3,595
  Other policyholder funds..................................    16,851           19,615
  Other liabilities.........................................     2,022            2,094
  Separate account liabilities..............................    99,967           90,262
                                                              --------         --------
    Total liabilities.......................................   122,561          115,566
                                                              ========         ========
Stockholder's Equity
  Common stock - 1,000 shares authorized, issued and
   outstanding, par value $5,690............................         6                6
  Capital surplus...........................................     1,045            1,045
  Accumulated other comprehensive income
      Net unrealized capital (losses) gains on securities,
      net of tax............................................       (94)             184
                                                              --------         --------
    Total accumulated other comprehensive income............       (94)             184
                                                              --------         --------
  Retained earnings.........................................     1,635            1,462
                                                              --------         --------
    Total stockholder's equity..............................     2,592            2,697
                                                              --------         --------
      Total liabilities and stockholder's equity............  $125,153         $118,263
                                                              ========         ========

                See Notes to Consolidated Financial Statements.

HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES                             F-3
--------------------------------------------------------------------------------

     Consolidated Statements of Changes in Stockholder's Equity (Unaudited)
                                 (In millions)

Six Months Ended June 30, 1999

                                                                              Accumulated Other
                                                                                Comprehensive
                                                                                    Income
                                                                            ----------------------
                                                                                Net Unrealized
                                                                            Capital Gains (Losses)                  Total
                                                       Common    Capital        on Securities,       Retained   Stockholder's
                                                       Stock     Surplus          Net of Tax         Earnings      Equity
                                                      --------   --------   ----------------------   --------   -------------
Balance, December 31, 1998..........................     $6       $1,045            $ 184             $1,462       $2,697
Comprehensive income
Net income..........................................                                                     173          173
                                                                                                                   ------
Other comprehensive income, net of tax (1)
Net unrealized capital losses on securities (2).....                                 (278)                           (278)
                                                                                                                   ------
Total other comprehensive income....................                                                                 (278)
                                                                                                                   ------
Total comprehensive income..........................                                                                 (105)
                                                         --       ------            -----             ------       ------
    Balance, June 30, 1999..........................     $6       $1,045            $ (94)            $1,635       $2,592
                                                         ==       ======            =====             ======       ======

Six Months Ended June 30, 1998

                                                                              Accumulated Other
                                                                                Comprehensive
                                                                                    Income
                                                                            ----------------------
                                                                                Net Unrealized
                                                                            Capital Gains (Losses)                  Total
                                                       Common    Capital        on Securities,       Retained   Stockholder's
                                                       Stock     Surplus          Net of Tax         Earnings      Equity
                                                      --------   --------   ----------------------   --------   -------------
Balance, December 31, 1997..........................     $6       $1,045            $ 179             $1,113       $2,343
Comprehensive income
Net income..........................................                                                     168          168
                                                                                                                   ------
Other comprehensive income, net of tax (1)
Net unrealized capital gains on securities (2)......                                   70                              70
                                                                                                                   ------
Total other comprehensive income....................                                                                   70
                                                                                                                   ------
Total comprehensive income..........................                                                                  238
                                                         --       ------            -----             ------       ------
    Balance, June 30, 1998..........................     $6       $1,045            $ 249             $1,281       $2,581
                                                         ==       ======            =====             ======       ======

(1) Net unrealized capital gains (losses) on securities is reflected net of tax (benefit) provision of $(150) and $38 for the six months ended June 30, 1999 and 1998, respectively.

(2) There were reclassification adjustments for after-tax gains (losses) realized in net income of $1 and $(4) for the six months ended June 30, 1999 and 1998, respectively.

                See Notes to Consolidated Financial Statements.

F-4                             HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
--------------------------------------------------------------------------------

                     Consolidated Statements of Cash Flows
                                  (Unaudited)
                                 (In millions)

                                                                  Six Months
                                                                     Ended
                                                                   June 30,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
Operating Activities
  Net income................................................  $   173    $   168
Adjustments to reconcile net income to net cash used for
 operating activities
  Depreciation and amortization.............................       (4)       (12)
  Net realized capital (gains) losses.......................       (1)         6
  Increase in premiums receivable and agents' balances......      (10)        (4)
  Decrease in other liabilities.............................      (57)      (117)
  Change in receivables, payables and accruals..............       70        (17)
  Decrease in accrued tax...................................     (200)       (20)
  Decrease (increase) in deferred income tax................      119        (83)
  Increase in deferred policy acquisition costs.............     (173)      (258)
  Increase in future policy benefits........................      126        181
  (Increase) decrease in reinsurance recoverables and other
   assets...................................................      (83)       148
                                                              -------    -------
    Net cash used for operating activities..................      (40)        (8)
                                                              =======    =======
Investing Activities
  Purchases of investments..................................   (4,010)    (3,373)
  Sales of investments......................................    5,545      2,326
  Maturities and principal paydowns of fixed maturity
   investments..............................................      979        979
                                                              -------    -------
    Net cash provided by (used for) investing activities....    2,514        (68)
                                                              =======    =======
Financing Activities
  Net (disbursements for) receipts from investment and
   universal life-type contracts (charged against) credited
   to policyholder accounts.................................   (2,417)        84
                                                              -------    -------
    Net cash (used for) provided by financing activities....   (2,417)        84
                                                              =======    =======
  Net increase in cash......................................       57          8
  Cash -- beginning of period...............................       17         54
                                                              -------    -------
    Cash -- end of period...................................  $    74    $    62
                                                              =======    =======
Supplemental Disclosure of Cash Flow Information
Net Cash paid during the period for
  Income taxes..............................................  $   111    $   120

           See Notes to Condensed Consolidated Financial Statements.

HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES                             F-5
--------------------------------------------------------------------------------

                   Notes to Consolidated Financial Statements
   (Dollar amounts in millions except for share data unless otherwise stated)
                                  (Unaudited)

 Note 1. Significant Accounting Policies

(a) Basis of Presentation

    The accompanying unaudited consolidated financial statements of Hartford Life Insurance Company and subsidiaries ("Hartford Life Insurance Company" or the "Company") have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and note disclosures which are normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information presented not misleading. In the opinion of management, these statements include all adjustments which were normal recurring adjustments necessary to present fairly the financial position, results of operations and cash flows for the periods presented. For a description of significant accounting policies, see Note 2 of Notes to Consolidated Financial Statements in Hartford Life Insurance Company's 1998 Form 10-K Annual Report.

    Certain reclassifications have been made to prior year financial information to conform to the current year classification of transactions and accounts.

(b) Changes in Accounting Principles

    In June 1999, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133". This statement amends SFAS No. 133 to defer its effective date for one year, to fiscal years beginning after June 15, 2000. Initial application for Hartford Life Insurance Company will begin for the first quarter 2001.

    Effective January 1, 1999, Hartford Life Insurance Company adopted Statement of Position (SOP) No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". This SOP provides guidance on accounting for costs of internal use software and in determining whether software is for internal use. The SOP defines internal use software as software that is acquired, internally developed, or modified solely to meet internal needs and identifies stages of software development and accounting for the related costs incurred during the stages. Adoption of this SOP did not have a material impact on the Company's financial condition or results of operations.

    Effective January 1, 1999, Hartford Life Insurance Company adopted SOP No. 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments". This SOP addresses accounting by insurance and other enterprises for assessments related to insurance activities, including recognition, measurement and disclosure of guaranty fund or other assessments. Adoption of this SOP did not have a material impact on the Company's financial condition or results of operations.

 2. Segment Information

    Hartford Life Insurance Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", during the fourth quarter of 1998. This statement replaces SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise", and establishes new standards for reporting information about operating segments in annual financial statements and in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This statement requires that the reportable operating segments be based on the Company's internal operations. On this basis, Hartford Life Insurance Company's segments represent strategic operations which offer different products and services as well as serve different markets.

    Hartford Life Insurance Company is organized into three reportable operating segments: Investment Products, Individual Life and Corporate Owned Life Insurance (COLI). Investment Products offers individual variable annuities, fixed market value adjusted (MVA) annuities and fixed and variable immediate annuities, deferred compensation and retirement plan services, structured settlement contracts and other special purpose annuity contracts. Individual Life sells a variety of life insurance products, including variable life, universal life, interest-sensitive whole life and term life insurance. COLI primarily offers variable products used by employers to fund non-qualified benefits or other post-employment benefit obligations as well as leveraged COLI. The Company includes in "Other" corporate items not directly allocable to any of its reportable operating segments as well as certain employee benefit products including group life and disability insurance that is directly written by the Company and is substantially ceded to its parent, Hartford Life and Accident Insurance Company.

    The accounting policies of the reportable operating segments are the same as those described in the summary of significant accounting policies in Note 2 of Notes to Consolidated Financial Statements in Hartford Life Insurance

F-6                             HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
--------------------------------------------------------------------------------

Company's 1998 Form 10-K Annual Report. Hartford Life Insurance Company evaluates performance of its segments based on revenues, net income and the segment's return on allocated capital. The Company charges direct operating expenses to the appropriate segment and allocates the majority of indirect expenses to the segments based on an intercompany expense arrangement. Intersegment revenues are not significant and primarily occur between corporate and the operating segments. These amounts include interest income on allocated surplus and the allocation of net realized capital gains and losses through net investment income utilizing the duration of the segment's investment portfolios. The following tables present summarized financial information concerning the Company's segments.

                           Investment   Individual
June 30, 1999               Products       Life        COLI      Other      Total
-------------------------  ----------   ----------   --------   --------   --------
Second Quarter Ended
Total revenues...........     $474         $140        $215       $ 24      $  853
Net income (loss)........       81           17           7        (20)         85
                              ----         ----        ----       ----      ------
Six Months Ended
Total revenues...........     $935         $273        $439       $ 44      $1,691
Net income (loss)........      159           32          13        (31)        173
                              ----         ----        ----       ----      ------

                           Investment   Individual
June 30, 1998               Products       Life        COLI      Other      Total
-------------------------  ----------   ----------   --------   --------   --------
Second Quarter Ended
Total revenues...........     $455         $136        $132       $ (2)     $  721
Net income (loss)........       67           15           6         (3)         85
                              ----         ----        ----       ----      ------
Six Months Ended
Total revenues...........     $888         $264        $473       $ 11      $1,636
Net income (loss)........      130           28          12         (2)        168
                              ----         ----        ----       ----      ------

 3. Commitments and Contingent Liabilities

(a) Litigation

    Hartford Life Insurance Company is involved in pending and threatened litigation in the normal course of its business in which claims for monetary and punitive damages have been asserted. Although there can be no assurances, at the present time the Company does not anticipate that the ultimate liability arising from such pending or threatened litigation, after consideration of provisions made for potential losses and costs of defense, will have a material adverse effect on the financial condition or operating results of the Company.

(b) Investments

    In October 1998, the Company became aware of allegations of improper activities at Commercial Financial Services Inc. (CFS), a securitizer and servicer of asset backed securities, and on December 11, 1998, CFS filed for protection under Chapter 11 of the Bankruptcy Code. As a result, the Company recognized a $25, after-tax, writedown on its asset backed securities securitized and serviced by CFS, during the fourth quarter of 1998. (For a further discussion of CFS, see Note 12 (e) of Notes to Consolidated Financial Statements included in Hartford Life Insurance Company's Form 10-K Annual Report.)

    In June 1999, CFS ceased operations and bankruptcy trustees began the process of transitioning servicing accounts over to back up servicers. As a result, the Company recognized a $28, after-tax, writedown related to the asset backed securities, during the second quarter of 1999. As of June 30, 1999, Hartford Life Insurance Company's amortized cost and estimated fair value of these securities was $23.

(c) Tax Matters

    Hartford Life Insurance Company's federal income tax returns are routinely audited by the Internal Revenue Service. Management believes that adequate provision has been made in the financial statements for items that may result from tax examinations and other tax related matters.

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                  F-1
--------------------------------------------------------------------------------

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Hartford Life and Annuity Insurance Company:

We have audited the accompanying statutory balance sheets of Hartford Life and Annuity Insurance Company (a Connecticut Corporation and wholly owned subsidiary of Hartford Life Insurance Company) (the Company) as of December 31, 1998 and 1997, and the related statutory statements of operations, changes in capital and surplus, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these statutory financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The Company presents its financial statements in conformity with statutory accounting practices as described in Note 1 of notes to statutory financial statements. When statutory financial statements are presented for purposes other than for filing with a regulatory agency, generally accepted auditing standards require that an auditors' report on them state whether they are presented in conformity with generally accepted accounting principles. The accounting practices used by the Company vary from generally accepted accounting principles as explained and quantified in Note 1.

In our opinion, because of the effects of the matter discussed in the preceding paragraph, the statutory financial statements referred to above do not present fairly, in conformity with generally accepted accounting principles, the financial position of the Company as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998.

However, in our opinion, the statutory financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with statutory accounting practices as described in Note 1.

                                         ARTHUR ANDERSEN LLP

Hartford, Connecticut
January 26, 1999

F-2                                  HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
--------------------------------------------------------------------------------

                                 BALANCE SHEETS
                               (STATUTORY BASIS)
                                     ($000)

                                                         AS OF DECEMBER 31,
                                                      -------------------------
                                                         1998          1997
                                                      -----------   -----------
 Assets
   Bonds...........................................   $ 1,453,792   $ 1,501,311
   Common stocks...................................        40,650        64,408
   Mortgage loans..................................        59,548        85,103
   Policy loans....................................        47,212        36,533
   Cash and short-term investments.................       469,955       309,432
   Other invested assets...........................         2,188        20,942
                                                      -----------   -----------
     Total cash and invested assets................     2,073,345     2,017,729
   Investment income due and accrued...............        20,126        15,878
   Premium balances receivable.....................           333           389
   Receivables from affiliates.....................            --         1,269
   Other assets....................................        45,358        22,788
   Separate account assets.........................    32,876,278    23,208,728
                                                      -----------   -----------
     Total Assets..................................   $35,015,440   $25,266,781
                                                      -----------   -----------
                                                      -----------   -----------
 Liabilities
   Aggregate reserves for future benefits..........   $   579,140   $   605,183
   Policy and contract claims......................         5,667         5,672
   Liability for premium and other deposit funds...     2,011,672     1,795,149
   Asset valuation reserve.........................        21,782        13,670
   Payable to affiliates...........................        19,271        20,972
   Other liabilities...............................      (974,882)     (754,393)
   Separate account liabilities....................    32,876,278    23,208,728
                                                      -----------   -----------
     Total liabilities.............................    34,538,928    24,894,981
                                                      -----------   -----------
 Capital and Surplus
   Common stock....................................         2,500         2,500
   Gross paid-in and contributed surplus...........       226,043       226,043
   Unassigned funds................................       247,969       143,257
                                                      -----------   -----------
     Total capital and surplus.....................       476,512       371,800
                                                      -----------   -----------
 Total liabilities, capital and surplus............   $35,015,440   $25,266,781
                                                      -----------   -----------
                                                      -----------   -----------

                 The accompanying notes are an integral part of
                  these statutory basis financial statements.

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                  F-3
--------------------------------------------------------------------------------

                            STATEMENTS OF OPERATIONS
                               (STATUTORY BASIS)
                                     ($000)

                                                         FOR THE YEARS ENDED DECEMBER 31,
                                                      ---------------------------------------
                                                         1998          1997          1996
                                                      -----------   -----------   -----------
 Revenues
   Premiums and annuity considerations.............   $   469,343   $   296,645   $   250,244
   Annuity and other fund deposits.................     2,051,251     1,981,246     1,897,347
   Net investment income...........................       129,982       102,285        98,441
   Commissions and expense allowances on
    reinsurance ceded..............................       444,241       396,921       370,637
   Reserve adjustment on reinsurance ceded.........     3,185,590     3,672,076     3,864,395
   Other revenues..................................       458,190       288,632       161,906
                                                      -----------   -----------   -----------
     Total revenues................................     6,738,597     6,737,805     6,642,970
                                                      -----------   -----------   -----------
 Benefits and expenses
   Death and annuity benefits......................        43,390        66,176        60,194
   Disability and other benefit payments...........         6,114         7,316         6,555
   Surrenders......................................       739,663       454,417       270,165
   Commissions and other expenses..................       666,515       564,077       491,637
   Increase (Decrease) in aggregate reserves for
    future benefits................................       (26,043)       33,213        27,351
   Increase in liability for premium and other
    deposit funds..................................       216,523       640,006       207,156
   Net transfers to separate accounts..............     4,956,007     4,914,980     5,492,964
                                                      -----------   -----------   -----------
     Total benefits and expenses...................     6,602,169     6,680,185     6,556,022
                                                      -----------   -----------   -----------
 Net gain from operations
   Before federal income tax (benefit) expense.....       136,428        57,620        86,948
   Federal income tax (benefit) expense............        35,887       (14,878)       19,360
                                                      -----------   -----------   -----------
 Net gain from operations..........................       100,541        72,498        67,588
   Net realized capital gains, after tax...........         2,085         1,544           407
                                                      -----------   -----------   -----------
 Net income........................................   $   102,626   $    74,042   $    67,995
                                                      -----------   -----------   -----------
                                                      -----------   -----------   -----------

                 The accompanying notes are an integral part of
                  these statutory basis financial statements.

F-4                                  HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
--------------------------------------------------------------------------------

                  STATEMENTS OF CHANGES IN CAPITAL AND SURPLUS
                               (STATUTORY BASIS)
                                     ($000)

                                                         FOR THE YEARS ENDED DECEMBER 31,
                                                      ---------------------------------------
                                                         1998          1997          1996
                                                      -----------   -----------   -----------
 Common stock,
   Beginning and end of year.......................   $     2,500   $     2,500   $     2,500
                                                      -----------   -----------   -----------
 Gross paid-in and contributed surplus,
   Beginning and end of year.......................   $   226,043   $   226,043   $   226,043
                                                      -----------   -----------   -----------
 Unassigned funds
   Balance, beginning of year......................   $   143,257   $    74,570   $     9,791
   Net income......................................       102,626        74,042        67,995
   Change in net unrealized capital gains (losses)
    on common stocks and other invested assets.....         1,688         2,186        (5,171)
   Change in asset valuation reserve...............        (8,112)       (6,228)          568
   Change in non-admitted assets...................        (1,277)       (1,313)        1,387
   Credit on reinsurance ceded.....................         9,787            --            --
                                                      -----------   -----------   -----------
   Balance, end of year............................   $   247,969   $   143,257   $    74,570
                                                      -----------   -----------   -----------
 Capital and surplus,
   End of year.....................................   $   476,512   $   371,800   $   303,113
                                                      -----------   -----------   -----------
                                                      -----------   -----------   -----------

                 The accompanying notes are an integral part of
                  these statutory basis financial statements.

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                  F-5
--------------------------------------------------------------------------------

                            STATEMENTS OF CASH FLOWS
                               (STATUTORY BASIS)
                                     ($000)

                                                         FOR THE YEARS ENDED DECEMBER 31,
                                                      ---------------------------------------
                                                         1998          1997          1996
                                                      -----------   -----------   -----------
 Operations
   Premiums and annuity considerations.............   $ 2,520,655   $ 2,277,874   $ 2,147,627
   Investment income...............................       127,425       101,991       106,178
   Other income....................................     4,092,964     4,381,718     4,396,892
                                                      -----------   -----------   -----------
     Total income..................................     6,741,044     6,761,583     6,650,697
                                                      -----------   -----------   -----------
   Benefits paid...................................       790,051       529,733       338,998
   Federal income taxes (received) paid on
    operations.....................................        25,780       (14,499)       28,857
   Other expenses..................................     5,859,063     5,754,725     6,254,139
                                                      -----------   -----------   -----------
     Total benefits and expenses...................     6,674,894     6,269,959     6,621,994
                                                      -----------   -----------   -----------
     Net cash from operations......................        66,150       491,624        28,703
                                                      -----------   -----------   -----------
 Proceeds from investments
   Bonds...........................................       633,926       614,413       871,019
   Common stocks...................................        34,010        11,481        72,100
   Mortgage loans..................................        85,275            --            --
   Other...........................................           127           152            10
                                                      -----------   -----------   -----------
     Net investment proceeds.......................       753,338       626,046       943,129
                                                      -----------   -----------   -----------
   Taxes paid on capital gains.....................            --            --           936
   Other cash provided.............................         1,269            --        41,998
                                                      -----------   -----------   -----------
     Total proceeds................................       820,757     1,117,670     1,012,894
                                                      -----------   -----------   -----------
 Cost of investments acquired
   Bonds...........................................       586,913       848,267       914,523
   Common stocks...................................         7,012        28,302        82,495
   Mortgage loans..................................        59,702        85,103            --
   Other...........................................         1,168        18,548           130
                                                      -----------   -----------   -----------
     Total investments acquired....................       654,795       980,220       997,148
                                                      -----------   -----------   -----------
 Other cash applied
   Other...........................................         5,439         4,848        12,220
                                                      -----------   -----------   -----------
     Total other cash applied......................         5,439         4,848        12,220
                                                      -----------   -----------   -----------
     Total applications............................       660,234       985,068     1,009,368
                                                      -----------   -----------   -----------
 Net change in cash and short-term investments.....       160,523       132,602         3,526
 Cash and short-term investments, beginning of
  year.............................................       309,432       176,830       173,304
                                                      -----------   -----------   -----------
 Cash and short-term investments, end of year......   $   469,955   $   309,432   $   176,830
                                                      -----------   -----------   -----------
                                                      -----------   -----------   -----------

                 The accompanying notes are an integral part of
                  these statutory basis financial statements.

F-6                                  HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
--------------------------------------------------------------------------------

                         NOTES TO FINANCIAL STATEMENTS
                               (STATUTORY BASIS)
                               DECEMBER 31, 1998
                 (AMOUNTS IN THOUSANDS UNLESS OTHERWISE STATED)

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

ORGANIZATION

    Hartford Life and Annuity Insurance Company ("ILA" or "the Company"), formerly known as ITT Hartford Life and Annuity Insurance Company, is a wholly owned subsidiary of Hartford Life Insurance Company ("HLIC"), which is an indirect subsidiary of Hartford Life, Inc. ("HLI"), which is majority owned by The Hartford Financial Services Group, Inc. ("The Hartford"), formerly a wholly owned subsidiary of ITT Corporation ("ITT"). On February 10, 1997, HLI filed a registration statement, as amended, with the Securities and Exchange Commission relating to the initial public offering of HLI Class A Common Stock (the "Offering"). Pursuant to the Offering on May 22, 1997, HLI sold to the public 26 million shares, representing 18.6% of the equity ownership of HLI. On December 19, 1995, ITT Corporation distributed all the outstanding shares of The Hartford to ITT shareholders of record in an action known herein as the "Distribution". As a result of the Distribution, The Hartford became an independent, publicly traded company. During 1996, ILA re-domesticated from the State of Wisconsin to the State of Connecticut.

    ILA offers a complete line of ordinary and universal life insurance, individual annuities and certain supplemental accident and health benefit coverages.

BASIS OF PRESENTATION

    The accompanying ILA statutory basis financial statements were prepared in conformity with statutory accounting practices prescribed or permitted by the National Association of Insurance Commissioners ("NAIC"), the State of Connecticut Department of Insurance and the State of Wisconsin for the 1996 period, as applicable. Certain prior year amounts and balances have been reclassified to conform with current year presentation.

    Current prescribed statutory accounting practices include accounting publications of the National Association of Insurance Commissioners ("NAIC"), as well as state laws, regulations and general administrative rules. Permitted statutory accounting practices encompass accounting practices approved by State Insurance Departments. The Company does not follow any permitted statutory accounting practices that have a material effect on statutory surplus, statutory net income or risk-based capital.

    Final approval of the NAIC's proposed "Comprehensive Guide" on statutory accounting principles was distributed in 1998. The requirements are effective January 1, 2001, and are not expected to have a material impact on statutory surplus of the Company.

    The preparation of financial statements in conformity with statutory accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates. The most significant estimates include those used in determining the liability for aggregate reserves for future benefits and the liability for premium and other deposit funds. Although some variability is inherent in these estimates, management believes the amounts provided are adequate.

    Statutory accounting practices and generally accepted accounting principles ("GAAP") differ in certain significant respects. These differences principally involve:

(1) treatment of policy acquisition costs (commissions, underwriting and selling expenses, premium taxes, etc.) which are charged to expense when incurred for statutory purposes rather than on a pro-rata basis over the expected life of the policy for GAAP purposes;

(2) recognition of premium revenues, which for statutory purposes are generally recorded as collected or when due during the premium paying period of the contract and which for GAAP purposes, for universal life policies and investment products, generally, are only recorded for policy charges for the cost of insurance, policy administration and surrender charges assessed to policy account balances. Also, for GAAP purposes, premiums for traditional life insurance policies are recognized as revenues when they are due from policyholders and the retrospective deposit method is used in accounting for universal life and other types of contracts where the payment pattern is irregular or surrender charges are a significant source of profit. The prospective deposit method is used for GAAP purposes where investment margins are the primary source of profit;

(3) development of liabilities for future policy benefits, which for statutory purposes predominantly use interest rate and mortality assumptions prescribed by the NAIC which may vary considerably from interest and mortality assumptions used for GAAP financial reporting;

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                  F-7
--------------------------------------------------------------------------------

(4) providing for income taxes based on current taxable income (tax return) only for statutory purposes, rather than establishing additional assets or liabilities for deferred Federal income taxes to recognize the tax effect related to reporting revenues and expenses in different periods for financial reporting and tax return purposes;

(5) excluding certain GAAP assets designated as non-admitted assets (e.g., negative Interest Maintenance Reserve, past due agents' balances and furniture and equipment) from the balance sheet for statutory purposes by directly charging surplus;

(6) establishing accruals for post-retirement and post-employment health care benefits currently, or using a twenty year phase-in approach, whereas GAAP liabilities are recorded upon adoption of the applicable standard;

(7) establishing a formula reserve for realized and unrealized losses due to default and equity risk associated with certain invested assets (Asset Valuation Reserve); as well as the deferral and amortization of realized gains and losses, motivated by changes in interest rates during the period the asset is held, into income over the remaining life to maturity of the asset sold (Interest Maintenance Reserve); whereas on a GAAP basis, no such formula reserve is required and realized gains and losses are recognized in the period the asset is sold;
(8) the reporting of reserves and benefits net of reinsurance ceded, where risk transfer has taken place, whereas on a GAAP basis, reserves are reported gross of reinsurance with reserve credits presented as recoverable assets; as well as, the accounting for retroactive reinsurance which is immediately charged to surplus for statutory accounting purposes whereas GAAP precludes immediate gain recognition unless the ceding enterprise's liability to its policyholders is extinguished; as well as reinsurance ceded that fails to meet GAAP risk transfer guidelines would result in deposit accounting for GAAP where as for statutory, reserves ceded and assumed would be reflected in the statutory basis statements of operations;

(9) the reporting of fixed maturities at amortized cost, whereas GAAP requires that fixed maturities be classified as "held-to-maturity", "available-for-sale" or "trading", based on the Company's intentions with respect to the ultimate disposition of the security and its ability to affect those intentions. The Company's bonds were classified on a GAAP basis as "available-for-sale" and accordingly, those investments and common stocks were reflected at fair value with the corresponding impact included as a component of Stockholder's Equity designated as "Net unrealized capital gains (losses) on securities net of tax". For statutory reporting purposes, Change in Net Unrealized Capital Gains (Losses) on Common Stocks and Other Invested Assets includes the change in unrealized gains (losses) on common stock reported at fair value; and

(10) separate account liabilities are valued on the Commissioner's Annuity Reserve Valuation Method ("CARVM"), with the surplus generated recorded as a liability to the general account (and a contra liability on the balance sheet of the general account), whereas GAAP liabilities are valued at account value.

    As of and for the years ended December 31, the significant differences between Statutory and GAAP basis net income and capital and surplus for the Company are as follows:

                                         1998          1997          1996
                                     ------------  ------------  ------------
GAAP Net Income....................  $     74,525  $     58,050  $     41,202
Amortization and deferral of policy
 acquisition costs, net............      (331,882)     (345,657)     (341,571)
Change in unearned revenue
 reserve...........................        22,131         4,641        55,504
Deferred taxes.....................         2,476        47,092         2,090
Separate accounts..................       259,287       282,818       306,978
Asset impairments and
 write-downs.......................        17,250            --            --
Benefit reserve adjustment.........        32,759        24,666        (1,013)
Deposit accounting for Lyndon
 reinsurance (Note 3)..............        24,627            --            --
Other, net.........................         1,453         2,432         4,805
                                     ------------  ------------  ------------
Statutory Net Income...............  $    102,626  $     74,042  $     67,995
                                     ------------  ------------  ------------
                                     ------------  ------------  ------------
GAAP Capital and Surplus...........  $    648,097  $    570,469  $    503,887
Deferred policy acquisition
 costs.............................    (1,615,653)   (1,283,771)     (938,114)
Unearned revenue reserve...........       156,920       134,789       130,148
Deferred taxes.....................        68,936        64,522        12,823
Separate accounts..................     1,183,642       924,355       640,101
Asset impairments and
 write-downs.......................        17,250            --            --
Unrealized gains on bonds..........       (26,119)      (21,451)       (7,978)
Benefit reserve adjustment.........        65,029        16,378         7,035
Asset valuation reserve............       (21,782)      (13,670)       (7,442)
Adjustment relating to Lyndon
 contribution (Note 3).............            --       (23,671)      (36,126)
Other, net.........................           192         3,850        (1,221)
                                     ------------  ------------  ------------
Statutory Capital and Surplus......  $    476,512  $    371,800  $    303,113
                                     ------------  ------------  ------------
                                     ------------  ------------  ------------

    As more fully described in Note 3, Lyndon Insurance Company (Lyndon) was contributed to the Company on June 30, 1995. The GAAP net assets contributed exceeded the statutory basis net assets by $41,277 as of December 31, 1995, relating primarily to statutory reserves for future

F-8                                  HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
--------------------------------------------------------------------------------

benefits, GAAP deposit accounting receivables and deferred tax liabilities. In 1998, the majority of the former Lyndon's assumed business was recaptured by the unaffiliated direct writer.

AGGREGATE RESERVES FOR FUTURE BENEFITS AND LIABILITY FOR PREMIUM AND OTHER DEPOSIT FUNDS

    Aggregate reserves for payment of future life, health and annuity benefits were computed in accordance with actuarial standards. Reserves for life insurance policies are generally based on the 1958 and 1980 Commissioner's Standard Ordinary Mortality Tables and various valuation rates ranging from 2.5% to 6%. Accumulation and on-benefit annuity reserves are based principally on individual annuity tables at various rates ranging from 2.5% to 8.75% and using CARVM. Accident and health reserves are established using a two year preliminary term method and morbidity tables based on Company experience.

    ILA has established separate accounts to segregate the assets and liabilities of certain annuity contracts that must be segregated from the Company's general assets under the terms of the contracts. The assets consist primarily of marketable securities reported at market value. Premiums, benefits and expenses of these contracts are reported in the statutory basis statements of operations.

INVESTMENTS

    Investments in bonds are carried at amortized cost. Bonds that are deemed ineligible to be held at amortized cost by the NAIC Securities Valuation Office ("SVO") are carried at the appropriate SVO published value. When a permanent reduction in the value of publicly traded securities occurs, the decrease is reported as a realized loss and the carrying value is adjusted accordingly. Short-term investments consist of money market funds and are stated at cost, which approximates fair value. Common stocks are carried at fair value with the current year change in the difference from cost reflected in surplus. Other invested assets are generally recorded at fair value.

    The Company uses a variety of derivative financial instruments as part of an overall risk management strategy. These instruments, including interest rate and foreign currency swaps, caps, and floors are used as a means of hedging exposure to price, foreign currency and/or interest rate risk on planned investment purchases or existing assets and liabilities. The Company does not hold or issue derivative financial instruments for trading purposes. Derivatives must be designated at inception as a hedge measured for effectiveness both at inception and on an ongoing basis. The Company's correlation threshold for hedge designation is 80% to 120%. If correlation, which is assessed monthly and measured based on a rolling three month average, falls outside the 80% to 120% range, hedge accounting will be terminated.

    Interest rate swaps involve the periodic exchange of payments without the exchange of underlying principal or notional amounts. Net receipts or payments are accrued and recognized over the life of the swap agreement as an adjustment to net investment income. Should the swap be terminated the gains or losses are adjusted into the basis of the asset or liability and amortized over the remaining life. Should the hedged asset be sold or liability terminated without terminating the swap position, any swap gains or losses are immediately recognized in net investment income. Interest rate swaps purchased in anticipation of an asset purchase ("anticipatory transaction") are recognized consistent with the underlying asset components such that the settlement component is recognized in the statutory basis statements of operations while the change in market value is recognized as an unrealized gain or loss. Foreign currency swaps are similar to interest rate swaps except there is an initial exchange of principal in two currencies and an agreement to re-exchange the currencies at a future date, at an agreed upon exchange rate.

    Premiums paid on purchased floor or cap agreements and the premium received on issued cap or floor agreements (used for risk management) are adjusted into the basis of the applicable asset and amortized over the asset life. Gains or losses on termination of such positions are adjusted into the basis of the asset or liability and amortized over the remaining asset life. Net payments are recognized as an adjustment to income or basis adjusted and amortized depending on the specific hedge strategy.

    Derivatives used to create a synthetic asset must meet synthetic accounting criteria, including designation at inception and consistency of terms between the synthetic and the instrument being replicated. Consistent with industry practice, synthetic instruments are accounted for like the financial instrument they are intended to replicate. Derivatives which fail to meet risk management criteria subsequent to acquisition, are accounted for at fair market value with the impact reflected in the statutory basis statements of operations.

    Open forward commitment contracts are marked to market through surplus. Such contracts are accounted for at settlement by recording the purchase of specified securities at the previously committed price. Gains or losses resulting from termination of the forward commitment contracts before the delivery of the securities are recognized immediately in the statutory basis statements of operations as a component of Net Realized Capital Gains, after tax.

    The Asset Valuation Reserve ("AVR") is designed to provide a standardized reserving process for realized and unrealized losses due to default and equity risks associated with invested assets. The reserve increased $8,112 and $6,228 in 1998 and 1997, respectively and decreased $(568) in 1996. Additionally, the Interest Maintenance Reserve ("IMR") captures net realized capital gains and losses, net

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                  F-9
--------------------------------------------------------------------------------

of applicable income taxes, resulting from changes in interest rates and amortizes these gains or losses into income over the life of the mortgage loan or bond sold. The IMR balance as of December 31, 1998 and December 31, 1997 was $452 and $(193), respectively and is reflected in Other Liabilities and as a component of non-admitted assets in Unassigned Funds for each of the years then ended. For the years ended December 31, 1998, 1997 and 1996, amortization of IMR is included in Other Revenues and was $(207), $(85) and $(392), respectively. Realized capital gains and losses, net of taxes not included in IMR are reported in the statutory basis statements of operations. Realized investment gains and losses are determined on a specific identification basis.

OTHER LIABILITIES

    The amount reflected in other liabilities includes a receivable from the separate accounts of $1,187 million and $923 million as of December 31, 1998 and 1997, respectively. The balances are classified in accordance with NAIC prescribed practices.
MORTGAGE LOANS

    Mortgage loans, which are carried at cost and approximate fair value, include investments in assets backed by mortgage loan pools.
 2. INVESTMENTS:

(a) COMPONENTS OF NET INVESTMENT INCOME

                                      1998        1997       1996
                                   ----------  ----------  ---------
Interest income from bonds and
 short-term investments..........  $  123,370  $  100,475  $  89,940
Interest income from policy
 loans...........................       3,133       1,958      1,846
Interest and dividends from other
 investments.....................       4,482       1,005      7,864
                                   ----------  ----------  ---------
Gross investment income..........     130,985     103,438     99,650
Less: investment expenses........       1,003       1,153      1,209
                                   ----------  ----------  ---------
Net investment income............  $  129,982  $  102,285  $  98,441
                                   ----------  ----------  ---------
                                   ----------  ----------  ---------

(b) COMPONENTS OF NET UNREALIZED CAPITAL GAINS (LOSSES) ON COMMON STOCKS

                                    1998       1997       1996
                                  ---------  ---------  ---------
Gross unrealized capital gains..  $   2,204  $     537  $     713
Gross unrealized capital
 losses.........................     (1,871)    (1,820)    (4,160)
                                  ---------  ---------  ---------
Net unrealized capital
 (losses)/gains.................        333     (1,283)    (3,447)
Balance, beginning of year......     (1,283)    (3,447)     1,724
                                  ---------  ---------  ---------
Change in net unrealized capital
 gains (losses) on Common
 stocks.........................  $   1,616  $   2,164  $  (5,171)
                                  ---------  ---------  ---------
                                  ---------  ---------  ---------

(c) COMPONENTS OF NET UNREALIZED CAPITAL GAINS (LOSSES) ON BONDS AND SHORT-TERM INVESTMENTS

                                   1998       1997        1996
                                ----------  ---------  ----------
Gross unrealized capital
 gains........................  $   10,905  $  23,357  $   11,821
Gross unrealized capital
 losses.......................        (833)    (1,906)     (3,842)
                                ----------  ---------  ----------
Net unrealized capital
 gains........................      10,072     21,451       7,979
Balance, beginning of year....      21,451      7,979      20,877
                                ----------  ---------  ----------
Change in net unrealized
 capital gains on bonds and
 short-term investments.......  $  (11,379) $  13,472  $  (12,898)
                                ----------  ---------  ----------
                                ----------  ---------  ----------

(d) COMPONENTS OF NET REALIZED CAPITAL GAINS (LOSSES)

                                        1998       1997       1996
                                      ---------  ---------  ---------
Bonds and short-term investments....  $   1,314  $    (120) $   2,756
Common stocks.......................      1,624         --         --
Real estate and other...............         (1)       114         --
                                      ---------  ---------  ---------
Realized capital (losses) gains.....      2,937         (6)     2,756
Capital gains (benefit) tax.........         --       (831)       936
                                      ---------  ---------  ---------
Net realized capital gains..........      2,937        825      1,820
Amounts transferred to IMR..........        852       (719)     1,413
                                      ---------  ---------  ---------
Net realized capital gains..........  $   2,085  $   1,544  $     407
                                      ---------  ---------  ---------
                                      ---------  ---------  ---------

(e) OFF-BALANCE SHEET INVESTMENTS

    The Company had no significant financial instruments with off-balance sheet risk as of December 31, 1998.

(f) CONCENTRATION OF CREDIT RISK

    The Company has invested in securities of a single issuer, Bankers Trust Corporation, in an amount greater than 10% of the Company's statutory capital and surplus. The statement value of this investment was $105,221 as of December 31, 1998. The NAIC ratings on these holdings were 1z and 2. Excluding this and U.S. government and government agency investments, the Company had no other significant concentrations of credit risk as of December 31, 1998.

F-10                                 HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
--------------------------------------------------------------------------------

(g) BONDS, SHORT-TERM INVESTMENTS AND COMMON STOCKS

                                                                                         1998
                                                                   ------------------------------------------------
                                                                                 GROSS        GROSS
                                                                   AMORTIZED   UNREALIZED   UNREALIZED   ESTIMATED
                                                                      COST       GAINS        LOSSES     FAIR VALUE
                                                                   ----------  ----------   ----------   ----------
U.S. government and government agencies and authorities:
  -- Guaranteed and sponsored....................................  $    4,982   $    35       $  (2)     $    5,015
  -- Guaranteed and sponsored -- asset-backed....................      75,615        --          --          75,615
States, municipalities and political subdivisions................      10,402       415          --          10,817
International governments........................................       7,466       568          --           8,034
Public utilities.................................................      94,475     1,330         (39)         95,766
All other corporate..............................................     607,679     8,473        (792)        615,360
All other corporate -- asset-backed..............................     505,900        --          --         505,900
Short-term investments...........................................     343,783        --          --         343,783
Certificates of deposit..........................................     130,216        84          --         130,300
Parents, subsidiaries and affiliates.............................     117,057        --          --         117,057
                                                                   ----------  ----------   ----------   ----------
Total bonds and short-term investments...........................  $1,897,575   $10,905       $(833)     $1,907,647
                                                                   ----------  ----------   ----------   ----------
                                                                   ----------  ----------   ----------   ----------

                                                                                 GROSS        GROSS
                                                                               UNREALIZED   UNREALIZED   ESTIMATED
                                                                     COST        GAINS        LOSSES     FAIR VALUE
                                                                   ---------   ----------   ----------   ----------
    Common stock -- unaffiliated.................................   $ 4,933      $  290      $   (50)     $ 5,173
    Common stock -- affiliated...................................    35,384       1,914       (1,821)      35,477
                                                                   ---------   ----------   ----------   ----------
    Total common stocks..........................................   $40,317      $2,204      $(1,871)     $40,650
                                                                   ---------   ----------   ----------   ----------
                                                                   ---------   ----------   ----------   ----------

                                                                                         1997
                                                                   ------------------------------------------------
                                                                                 GROSS        GROSS
                                                                   AMORTIZED   UNREALIZED   UNREALIZED   ESTIMATED
                                                                      COST       GAINS        LOSSES     FAIR VALUE
                                                                   ----------  ----------   ----------   ----------
U.S. government and government agencies and authorities:
  -- Guaranteed and sponsored....................................  $   11,114   $    55      $   (51)    $   11,118
  -- Guaranteed and sponsored -- asset-backed....................      55,506     1,056         (269)        56,293
States, municipalities and political subdivisions................      26,404       329           --         26,733
International governments........................................       7,609       500           --          8,109
Public utilities.................................................      73,024       754         (132)        73,646
All other corporate..............................................     517,715    14,110         (704)       531,121
All other corporate -- asset-backed..............................     630,069     5,005         (739)       634,335
Short-term investments...........................................     277,330        33           (8)       277,355
Certificates of deposit..........................................      93,770     1,515           (3)        95,282
Parents, subsidiaries and affiliates.............................      86,100        --           --         86,100
                                                                   ----------  ----------   ----------   ----------
Total bonds and short-term investments...........................  $1,778,641   $23,357      $(1,906)    $1,800,092
                                                                   ----------  ----------   ----------   ----------
                                                                   ----------  ----------   ----------   ----------

                                                                                 GROSS        GROSS
                                                                               UNREALIZED   UNREALIZED   ESTIMATED
                                                                     COST        GAINS        LOSSES     FAIR VALUE
                                                                   ---------   ----------   ----------   ----------
    Common stock -- unaffiliated.................................   $30,307       $537       $    --      $30,844
    Common stock -- affiliated...................................    35,384         --        (1,820)      33,564
                                                                   ---------     -----      ----------   ----------
    Total common stocks..........................................   $65,691       $537       $(1,820)     $64,408
                                                                   ---------     -----      ----------   ----------
                                                                   ---------     -----      ----------   ----------

    The amortized cost and estimated fair value of bonds and short-term investments as of December 31, 1998 by estimated maturity year are shown below. Asset-backed securities, including mortgage backed securities and collaterialized mortgage obligations, are distributed to maturity year based on ILA's estimates of the rate of future prepayments of principal over the remaining lives of the securities. Expected maturities differ from contractual maturities due to call or repayment provisions.

                                      AMORTIZED     ESTIMATED
             MATURITY                    COST       FAIR VALUE
-----------------------------------  ------------  ------------
One year or less...................  $    788,845  $    792,826
Over one year through five years...       689,025       692,811
Over five years through ten
 years.............................       308,661       310,357
Over ten years.....................       111,044       111,653
                                     ------------  ------------
Total..............................  $  1,897,575  $  1,907,647
                                     ------------  ------------
                                     ------------  ------------

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                 F-11
--------------------------------------------------------------------------------

    Proceeds from sales and maturities of investments in bonds and short-term investments during 1998, 1997 and 1996 were $1,354,563, $1,435,820 and
$1,139,073, respectively, resulting in gross realized gains of $1,705, $964 and $3,675, respectively, and gross realized losses of $391, $1,084 and $919, respectively, before transfers to IMR.

(h) FAIR VALUE OF FINANCIAL INSTRUMENTS BALANCE SHEET ITEMS (IN MILLIONS):

                                                1998                        1997
                                     --------------------------  --------------------------
                                       CARRYING     ESTIMATED      CARRYING     ESTIMATED
                                        AMOUNT      FAIR VALUE      AMOUNT      FAIR VALUE
                                     ------------  ------------  ------------  ------------
ASSETS
  Bonds and short-term
   investments.....................  $     1,898   $     1,908   $     1,779   $     1,800
  Common stocks....................           41            41            64            64
  Policy loans.....................           47            47            37            37
  Mortgage loans...................           60            60            85            85
  Other invested assets............            2             2            21            21
LIABILITIES
  Liabilities on investment
   contracts.......................  $     2,053   $     2,129   $     1,911   $     1,835

    The estimated fair value of bonds and short-term investments was determined by the Company primarily using NAIC market values. The carrying amounts for policy loans approximates fair value. The fair value of mortgage loans was determined by discounting future expected cash flows using interest rates currently being offered for similar loans. The fair value of liabilities on investment contracts is determined by forecasting future cash flows and discounting the forecasted cash flows at current market interest rates.

 3. AGGREGATE RESERVES FOR FUTURE BENEFITS

    The Company's existing reserves consist of life, health, annuity and supplementary contracts. The Company cedes and assumes insurance to and from non-affiliated insurers in order to limit its maximum loss. Such transfers do not relieve the Company or the unaffiliated reinsured of their primary liabilities. The Company cedes to RGA Reinsurance Company and its affiliate Employers Reassurance Corporation, on a modified coinsurance basis, 80% of the variable annuity business written since 1994 and 100% of the variable life and variable universal life excess sales load refund obligation effective 1998. There were no material reinsurance recoverables from reinsurers outstanding as of, and for the years ended, December 31, 1998 and 1997.

    A summary of reinsurance information as of and for the years ended December 31, follows:

1998                                    DIRECT       ASSUMED        CEDED          NET
-----------------------------------  ------------  ------------  ------------  ------------
Premium and Annuity
 Considerations....................  $    483,328  $     24,954  $    (38,939) $    469,343
Death, Annuity, Disability and
 Other Benefits....................  $     64,331  $      1,574  $    (16,401) $     49,504
Surrenders.........................  $    739,663  $         --  $         --  $    739,663
Aggregate Reserves for Future
 Benefits..........................  $    713,425  $         --  $   (134,285) $    579,140
Policy and Contract Claims.........  $      5,895  $         85  $       (313) $      5,667


1997                                    DIRECT       ASSUMED        CEDED          NET
-----------------------------------  ------------  ------------  ------------  ------------
Premium and Annuity
 Considerations....................  $    266,427  $     51,630  $    (21,412) $    296,645
Death, Annuity, Disability and
 Other Benefits....................  $     79,779  $        839  $     (7,126) $     73,492
Surrenders.........................  $    454,417  $         --  $         --  $    454,417
Aggregate Reserves for Future
 Benefits..........................  $    651,820  $         --  $    (46,637) $    605,183
Policy and Contract Claims.........  $      5,861  $        157  $       (346) $      5,672

1996                                    DIRECT       ASSUMED        CEDED          NET
-----------------------------------  ------------  ------------  ------------  ------------
Premium and Annuity
 Considerations....................  $    226,612  $     33,817  $    (10,185) $    250,244
Death, Annuity, Disability and
 Other Benefits....................  $     34,950  $     35,138  $     (3,339) $     66,749
Surrenders.........................  $    270,165  $         --  $         --  $    270,165

    In connection with the distribution described in Note 1, on June 30, 1995, the assets of Lyndon were contributed to the Company. The statutory basis assets in excess of statutory basis liabilities was approximately $112 million and was reflected as an increase in Gross Paid-In and Contributed Surplus at December 31, 1995. In 1998, the majority of former Lyndon's assumed business was recaptured by the unaffiliated direct writer. A ceding commission of $25,622 and change in reserve of $26,404 for the year ended December 31, 1998, is reflected in Other Revenue and Increase/(Decrease) in Aggregate Reserves for Future Benefits in the statutory basis statements of operations, respectively.

F-12                                 HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
--------------------------------------------------------------------------------

    Analysis of Annuity Actuarial Reserves and Deposit Liabilities by Withdrawal Characteristics as of December 31, 1998 (including general and separate account liabilities) are as follows:

                                                          % OF
SUBJECT TO DISCRETIONARY WITHDRAWAL:        AMOUNT        TOTAL
---------------------------------------  -------------  ---------
With market value adjustment...........  $       4,563       0.0%
At book value less current surrender
 charge of 5% or more..................      1,378,056       4.1%
At market value........................     31,087,511      93.8%
                                         -------------  ---------
Total with adjustment or at market
 value.................................     32,470,130      97.9%
At book value without adjustment
 (minimal or no charge or
 adjustment)...........................        665,159       2.0%
Not subject to discretionary
 withdrawal............................         19,739       0.1%
                                         -------------  ---------
Reinsurance ceded......................     33,155,028
    Total, net.........................  $  33,155,028
                                         -------------
                                         -------------

 4. RELATED PARTY TRANSACTIONS:

    Transactions between the Company and its affiliates within The Hartford relate principally to tax settlements, reinsurance, rental and service fees, capital contributions and payments of dividends. The Company has also invested in bonds of its affiliates, Hartford Financial Services Corporation and HL Investment Advisors, Inc., and common stock of its subsidiary, ITT Hartford Life, LTD.

 5. FEDERAL INCOME TAXES:

    The Company and The Hartford have entered into a tax sharing agreement under which each member in the consolidated U.S. Federal income tax return will make payments between them such that, with respect to any period, the amount of taxes to be paid by the Company, subject to certain adjustments, generally will be determined as though the Company were filing separate Federal, state and local income tax returns.

    As long as The Hartford continues to own at least 80% of the combined voting power and 80% of the value of the outstanding capital stock of HLI, the Company will be included for Federal income tax purposes in the consolidated group of which The Hartford is the common parent. It is the intention of The Hartford and its non-life subsidiaries to file a single consolidated Federal income tax return. The life insurance companies will file a separate consolidated Federal income tax return. Federal income taxes (received) paid by the Company for operations and capital gains were $25,780, $(14,499) and $29,793 in 1998, 1997 and 1996, respectively. The effective tax rate was 26%, (26)% and 22% in 1998, 1997 and 1996, respectively.

    The Company is currently under audit by the Internal Revenue Service (IRS) for the three year tax period ending 1995. The audit is not yet complete. As of December 31, 1998, the Company does not currently expect any material adjustments to arise from this audit.

    The following schedule provides a reconciliation of the tax provision at the U.S. Federal Statutory rate to Federal income tax (benefit) expense (in millions):

                                              1998       1997       1996
                                            ---------  ---------  ---------
Tax provision at U.S. Federal statutory
 rate.....................................  $      48  $      20  $      30
Tax deferred acquisition costs............         25         25         27
Statutory to tax reserve differences......          8          1         --
Unrealized gain on separate accounts......        (41)       (44)       (21)
Investments and other.....................         (4)       (17)       (17)
                                            ---------  ---------  ---------
Federal income tax (benefit) expense......  $      36  $     (15) $      19
                                            ---------  ---------  ---------
                                            ---------  ---------  ---------

 6.CAPITAL AND SURPLUS AND SHAREHOLDER DIVIDEND RESTRICTIONS:

    The maximum amount of dividends which can be paid, without prior approval, by State of Connecticut insurance companies to shareholders is generally restricted to the greater of 10% of surplus as of the preceding December 31st or the net gain from operations for the previous year. Dividends are paid as determined by the Board of Directors and are not cumulative. No dividends were paid in 1998, 1997 and 1996. The amount available for dividend in 1999 is $100,541.

 7. PENSION PLANS AND OTHER POST-RETIREMENT AND POST-EMPLOYMENT BENEFITS:

    HLI's employees are included in The Hartford's non-contributory defined benefit pension plans. These plans provide pension benefits that are based on years of service and the employee's compensation during the last ten years of employment. HLI's funding policy is to contribute annually an amount between the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, as amended, and the maximum amount that can be deducted for U.S. Federal income tax purposes. Generally, pension costs are funded through the purchase of affiliated group pension contracts. The cost to HLI was approximately $9,000 in 1998 and $7,000 in both 1997 and 1996.

    HLI also provides, through The Hartford, certain health care and life insurance benefits for eligible retired employees. A substantial portion of HLI's employees may become eligible for these benefits upon retirement. HLI's contribution for health care benefits will depend on the retiree's date of retirement and years of service. In addition, the plan has a defined dollar cap which limits average company contributions. HLI has prefunded a portion of the health care and life insurance obligations through trust funds where such prefunding can be accomplished on a tax effective basis. Postretirement health care and life insurance

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                 F-13
--------------------------------------------------------------------------------

benefits expense, allocated by The Hartford, was immaterial to the results of operations for 1998, 1997 and 1996.

    The assumed rate in the per capita cost of health care (the health care trend rate) was 7.8% for 1998, decreasing ratably to 5.0% in the year 2003. Increasing the health care trend rates by one percent per year would have an immaterial impact on the accumulated postretirement benefit obligation and the annual expense. To the extent that the actual experience differs from the inherent assumptions, the effect will be amortized over the average future service of covered employees.

 8. SEPARATE ACCOUNTS:

    The Company maintains separate account assets and liabilities totaling $32.9 billion and $23.2 billion as of December 31, 1998 and 1997, respectively. Separate account assets are reported at fair value and separate account liabilities are determined in accordance with CARVM, which approximates the market value less applicable surrender charges. Separate account assets are segregated from other investments, the policyholder assumes the investment risk, and the investment income and gains and losses accrue directly to the policyholder. Separate account management fees, net of minimum guarantees, were $360 million, $252 million and $144 million in 1998, 1997 and 1996, respectively, and are recorded as a component of other revenues on the statutory basis statements of operations.

 9. COMMITMENTS AND CONTINGENCIES:

    As of December 31, 1998, the Company had no material contingent liabilities, nor had the Company committed any surplus funds for any contingent liabilities or arrangements. The Company is involved in pending and threatened litigation in the normal course of its business in which claims for monetary and punitive damages have been asserted. Although there can be no assurances, at the present time the Company does not anticipate that the ultimate liability arising from such pending or threatened litigation, after consideration of provisions made for potential losses and costs of defense, will have a material adverse effect on the statutory capital and surplus of the Company.

    As discussed in Note 5, issues may potentially be raised by the IRS in future audits of open years. Management does not believe that possible audit adjustments will have a material effect on the statutory capital and surplus of the Company.

    Under insurance guaranty fund laws in each state, insurers licensed to do business can be assessed up to prescribed limits for policyholder losses incurred by insolvent companies. The amount of any future assessments on ILA under these laws cannot be reasonably estimated. Most of the laws do provide, however, that an assessment may be excused or deferred if it would threaten an insurer's own financial strength. Additionally, guaranty fund assessments are used to reduce state premium taxes paid by the Company in certain states. ILA paid guaranty fund assessments of $1,043, $1,544 and $1,262 in 1998, 1997 and 1996, respectively. ILA incurred guaranteed fund expense of $548 in 1998, 1997 and 1996.

                                      PART C

                               OTHER INFORMATION

Item 27.  Exhibits

      (a) Resolution of the Board of Directors of Hartford Life and Annuity Insurance Company ("Hartford") authorizing the establishment of the Separate Account.

      (b) Not Applicable.

      (c) Principal Underwriting Agreement.(2)

      (d) Form of Flexible Premium Variable Life Insurance Policy.(3)

      (e) Form of Application for Flexible Premium Variable Life Insurance Policies.(3)

      (f) Certificate of Incorporation of Hartford(2)  and Bylaws of
          Hartford.(2)

      (g) Contracts of Reinsurance.(3)

      (h) Form of Participation Agreement.(3)

      (i) Not Applicable.

      (j) Not Applicable.

      (k) Opinion and consent of Lynda Godkin, Senior Vice President, General Counsel and Corporate Secretary.

      (l) Opinion and Consent of Kenneth A. McCullum, FSA., MAAA.(3)

      (m) Not Applicable.

      (n) Consent of Arthur Andersen LLP, Independent Public Accountants.

      (o) No financial statement will be omitted.

      (p) Not Applicable.

      (q) Memorandum describing transfer and redemption procedures.(1)

      (r)  Power of Attorney.

      (s)  Organizational Chart

___________________________
(1) Incorporated by reference to Pre-Effective Amendment No. 1 to the Registration Statement on Form S-6, File No. 33-61267, of Hartford Life and Annuity Insurance Company filed with the Securities and Exchange Commission on January 23, 1996.

(2) Incorporated by reference to Pre-Effective Amendment No. 3 to the Registration Statement on Form S-6, File No. 33-61267, of Hartford Life and Annuity Insurance Company filed with the Securities and Exchange Commission on August 28, 1996.

(3) Incorporated by reference to the Initial filing of the Registration Statement on Form S-6, File No. 333-83057, on July 16, 1999.

Item 28.  Officers and Directors.

--------------------------------------------------------------------------
NAME, AGE                 POSITION WITH HARTFORD
--------------------------------------------------------------------------
Wendell J. Bossen         Vice President
--------------------------------------------------------------------------
Gregory A. Boyko          Senior Vice President, Director*
--------------------------------------------------------------------------
Peter W. Cummins          Senior Vice President
--------------------------------------------------------------------------
Timothy M. Fitch          Vice President & Actuary
--------------------------------------------------------------------------
Mary Jane B. Fortin       Vice President & Chief Accounting Officer
--------------------------------------------------------------------------
David T. Foy              Senior Vice President & Treasurer
--------------------------------------------------------------------------
Lynda Godkin              Senior Vice President, General Counsel, and
                          Corporate Secretary, Director*
--------------------------------------------------------------------------
Lois W. Grady             Senior Vice President
--------------------------------------------------------------------------
Stephen T. Joyce          Vice President
--------------------------------------------------------------------------
Michael D. Keeler         Vice President
--------------------------------------------------------------------------
Robert A. Kerzner         Senior Vice President
--------------------------------------------------------------------------
Thomas M. Marra           Executive Vice President, Director*
--------------------------------------------------------------------------
Steven L. Matthiesen      Vice President
--------------------------------------------------------------------------
Craig R. Raymond          Senior Vice President and Chief Actuary
--------------------------------------------------------------------------
Lowndes A. Smith          President and Chief Executive Officer, Director*
--------------------------------------------------------------------------
David M. Znamierowski     Senior Vice President, Director*
--------------------------------------------------------------------------

Unless otherwise indicated, the principal business address of each of the above individuals is P.O. Box 2999, Hartford, CT 06104-2999.

_______________________________________________
  * Denotes Board of Directors of Hartford.


Item 29. Persons Controlled By or Under Common Control with the Depositor or Registrant

          Filed herewith as Exhibit (s).

Item 30:  Indemnification

          Under Section 33-772 of the Connecticut General Statutes, unless limited by its certificate of incorporation, the Registrant must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

          The Registrant may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal proceeding, had no reason to believe his conduct was unlawful. Conn. Gen. Stat. Section 33-771(a). Additionally, pursuant to Conn. Gen. Stat. Section 33-776, the Registrant may indemnify officers and employees or agents for liability incurred and for any expenses to which they becomes subject by reason of being or having been an employees or officers of the Registrant. Connecticut law does not prescribe standards for the indemnification of officers, employees and agents and expressly states that their indemnification may be broader than the right of indemnification granted to directors.

          The foregoing statements are specifically made subject to the detailed provisions of Section 33-770 et seq.

          Notwithstanding the fact that Connecticut law obligates the Registrant to indemnify only a director that was successful on the merits in a suit, under Article VIII, Section 2 of the Registrant's bylaws, the Registrant must indemnify both directors and officers of the Registrant who are parties or threatened to be parties to a legal proceeding by reason of his being or having been a director or officer of the Registrant for any expenses if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the company, and with respect to criminal proceedings, had no reason to believe his conduct was unlawful. Unless otherwise mandated by a court, no indemnification shall be made if such officer or director is adjudged to be liable for negligence or misconduct in the performance of his duty to the Registrant.

          Additionally, the directors and officers of Hartford and Hartford Equity Sales Company, Inc. ("HESCO") are covered under a directors and officers liability insurance policy issued to The Hartford Financial Services Group, Inc. and its subsidiaries. Such policy will reimburse the Registrant for any payments that it shall make to directors and officers pursuant to law and will, subject to certain exclusions contained in the policy, further pay any other costs, charges and expenses and settlements and judgments arising from any proceeding involving any director or officer of the Registrant in his past or present capacity as such, and for which he may be liable, except as to any liabilities arising from acts that are deemed to be uninsurable.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 31.  Principal Underwriters

          (a) HESCO acts as principal underwriter for the following investment companies:

               Hartford Life Insurance Company - Separate Account VL I
               Hartford Life Insurance Company - Separate Account VL II Hartford Life Insurance Company - ICMG Secular Trust Separate
                 Account
               Hartford Life Insurance Company -- ICMG Registered Variable Life
                 Separate Account A
               Hartford Life and Annuity Insurance Company -- Separate
                 Account VL I
               Hartford Life and Annuity Insurance Company -- Separate
                 Account VL II
               Hartford Life and Annuity Insurance Company -- ICMG Registered
                 Variable Life Separate Account A

          (b)  Directors and Officers of HESCO

               Name and Principal                Positions and Offices
               Business Address                  With Underwriter
               ------------------                ---------------------
               Lowndes A. Smith                  President and Chief Executive
                                                 Officer, Director
               Thomas M. Marra                   Executive Vice President,
                                                 Director
               Peter W. Cummins                  Senior Vice President
               Lynda Godkin                      Senior Vice President, General
                                                 Counsel and Corporate Secretary
               Richard J. Garrett                Vice President
               Donald A. Salama                  Vice President
               Donald E. Waggaman, Jr.           Treasurer
               George R. Jay                     Controller

Unless otherwise indicated, the principal business address of each the above individuals is P.O. Box 2999, Hartford, CT 06104-2999.

Item 32.  Location of Accounts and Records

          All of the accounts, books, records or other documents required to be kept by Section 31(a) of the Investment Company Act of 1940 and rules thereunder, are maintained by Hartford at 200 Hopmeadow Street, Simsbury, Connecticut 06089.

Item 33.  Management Services

All management contracts are discussed in Part A and Part B of this Registration Statement.

Item 34.  Representation of Reasonableness of Fees

Hartford hereby represents that the aggregate fees and charges under the Policy are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by Hartford.

                                 SIGNATURES

Pursuant to the requirements of the Securities Act and the Investment Company Act, the Registrant certifies that it duly caused this registration statement to be signed on its behalf by the undersigned, duly authorized, in the Town of Simsbury, and State of Connecticut on the 22 day of October, 1999.


HARTFORD LIFE AND ANNUITY INSURANCE
COMPANY SEPARATE ACCOUNT VL I
(Registrant)

*By: David T. Foy                               *By: /s/ Marianne O'Doherty
     -----------------------------------             ----------------
     David T. Foy, Senior Vice President             Marianne O'Doherty
     and Treasurer                                   Attorney-In-Fact

HARTFORD LIFE AND ANNUITY INSURANCE
COMPANY
 (Depositor)

*By: David T. Foy
     -------------------------------------------------
     David T. Foy, Senior Vice President and Treasurer


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons and in the capacities and on the dates indicated.


Gregory A. Boyko, Senior Vice President
   and Director*
Lynda Godkin, Senior Vice President, General  *By:  /s/ Marianne O'Doherty
   Counsel, & Corporate Secretary, Director*       ---------------------
Thomas M. Marra, Executive Vice                    Marianne O'Doherty
   President, Director*                            Attorney-In-Fact
Lowndes A. Smith, President,
   Chief Executive Officer, Director*
David M. Znamierowski, Senior Vice President,  Dated:  October 22, 1999
   Director*

                                  EXHIBIT INDEX


1.5 Opinion and Consent of Lynda Godkin, Senior Vice President, General Counsel and Corporate Secretary.

1.6  Consent of Arthur Andersen LLP, Independent Public Accountants.

1.7  Power of Attorney.

1.8  Organizational Chart.